UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Willbros Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Willbros Group, Inc.

4400 Post Oak Parkway
Suite 1000
Houston, Texas 77027
Tel 713-403-8000
Fax 713-403-8066

May 2, 2018

Dear Fellow Stockholder:

The Board of Directors (the “Board”) of Willbros Group, Inc. (“Willbros”) has unanimously approved a merger agreement (as it may be amended from time to time, the “merger agreement”) providing for Willbros to be acquired by Primoris Services Corporation (“Primoris”). You are cordially invited to attend a special meeting of Willbros stockholders to be held at 9:00 a.m., local time, on May 31, 2018, at the Conference Center at Post Oak, 4400 Post Oak Parkway, Suite 240, Houston, Texas 77027.

At the special meeting, you will be asked to consider and vote on:

•	Proposal 1: A proposal to adopt the merger agreement entered into on March 27, 2018, among Willbros, Primoris and Waco Acquisition Vehicle, Inc., a wholly-owned subsidiary of Primoris, and the transactions contemplated by the merger agreement, pursuant to which Willbros would become a wholly-owned subsidiary of Primoris.

•	Proposal 2: A proposal to adjourn or postpone (subject to the terms of the merger agreement) the Willbros special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

•	Proposal 3: A proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Willbros’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Compensation Proposal.”

If the merger contemplated by the merger agreement is completed, the holders of Willbros common stock (“common stock”), other than (i) shares owned by Willbros (as treasury stock or otherwise) or any of its respective direct or indirect wholly-owned subsidiaries and (ii) any shares held by a holder who does not vote in favor of the merger and who is entitled to demand and properly demands appraisal for such shares pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (the shares in clauses (i) and (ii) collectively being referred to as “excluded shares”), will receive $0.60 in cash, without interest and less applicable withholding tax, for each share of Willbros common stock that they own immediately prior to the effective time of the merger.

After careful consideration, the Board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the stockholders of Willbros. THE BOARD OF WILLBROS UNANIMOUSLY RECOMMENDS THAT YOU VOTE:

•	“FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT;

•	“FOR” THE PROPOSAL TO ADJOURN OR POSTPONE (SUBJECT TO THE TERMS OF THE MERGER AGREEMENT) THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES; AND

•	“FOR” THE NON-BINDING ADVISORY PROPOSAL TO APPROVE COMPENSATION THAT WILL OR MAY BECOME PAYABLE TO WILLBROS’ NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

The accompanying proxy statement provides you with information about the proposed merger, the transactions contemplated by the merger agreement, and the special meeting of Willbros’ stockholders. Willbros encourages you to read the entire proxy statement carefully, including the annexes and documents incorporated by reference. You may also obtain more information about Willbros from documents Willbros has filed with the Securities and Exchange Commission.

Your vote is important. The adoption of the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Willbros common stock. The failure of any stockholder to vote will have the same effect as a vote against adopting the merger agreement and the transactions contemplated by the merger agreement. Accordingly, whether or not you plan to attend the special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by voting over the telephone or over the Internet as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” adoption of the merger agreement and the transactions contemplated by the merger agreement, “FOR” adjourning or postponing (subject to the terms of the merger agreement) the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” approving the compensation that will or may become payable to Willbros’ named executive officers in connection with the merger.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement and transactions contemplated by the merger agreement, without your instructions.

If you have any questions or need assistance voting your shares, please contact Willbros’ proxy solicitor:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Stockholders Call Toll Free: 855-835-8313

Banks and Brokers Call Toll Free: 973-873-7700

Thank you for your support and your consideration of this matter.

Respectfully submitted,

S. Miller Williams

Chairman of the Board of Directors

The merger agreement and the transactions contemplated by the merger agreement have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger agreement or the transactions contemplated by the merger agreement or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement is dated May 2, 2018 and is first being mailed to stockholders of Willbros Group, Inc. on or about May 2, 2018.

WILLBROS GROUP, INC. Five Post Oak Park 4400 Post Oak Parkway Suite 1000 Houston, Texas 77027

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD May 31, 2018

To the Stockholders of Willbros Group, Inc.:

A special meeting of stockholders of Willbros Group, Inc., a Delaware corporation (“Willbros,” the “Company,” “we,” “our,” or “us”), will be held at 9:00 a.m., local time, on May 31, 2018, at the Conference Center at Post Oak, 4400 Post Oak Parkway, Suite 240, Houston, Texas 77027 for the following purposes:

1.    Adoption of the Merger Agreement and the Transactions Contemplated by the Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 27, 2018, among Willbros, Primoris Services Corporation (“Primoris”), and Waco Acquisition Vehicle, Inc. (“merger sub”) (as it may be amended from time to time, the “merger agreement”), and the transactions contemplated thereby, pursuant to which merger sub will be merged with and into Willbros, with Willbros surviving the merger as a wholly-owned subsidiary of Primoris;

2.    Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement (subject to the terms of the merger agreement) of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement and the transactions contemplated by the merger agreement; and

3.    Compensation Proposal. To consider and vote on a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Willbros’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Compensation Proposal.”

Only stockholders of record at the close of business on May 1, 2018 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record as of such date are cordially invited to attend the special meeting in person. To ensure your representation at the meeting in case you cannot attend, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose or submitting your proxy by telephone or through the Internet. Any stockholder attending the special meeting may vote in person even if he or she has returned or otherwise submitted a proxy card.

Stockholders of Willbros who do not vote in favor of adopting the merger agreement and the transactions contemplated by the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Willbros prior to the time the vote is taken on the merger agreement and the transactions contemplated by the merger agreement and comply with all other requirements of the General Corporation Law of the State of Delaware (“DGCL”). A copy of the applicable DGCL statutory provisions is included as Annex E to the accompanying proxy statement, and a summary of these provisions can be found under the section entitled “Appraisal Rights” in the accompanying proxy statement.

Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy or vote over the telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. The failure to vote on the first proposal will have the same effect as a vote “AGAINST” the adoption of the merger agreement and the transactions contemplated by the merger agreement (but will not affect the adjournment proposal or the non-binding advisory vote on merger-related compensation). If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote:

•	“FOR” the adoption of the merger agreement and the transactions contemplated by the merger agreement;

•	“FOR” adjourning or postponing (subject to the terms of the merger agreement) the special meeting, if necessary or appropriate, to solicit additional proxies; and

•	“FOR” approving the compensation that will or may become payable to Willbros’ named executive officers in connection with the merger.

If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and if a quorum is present will have the same effect as a vote “AGAINST” the adoption of the merger agreement and the transactions contemplated by the merger agreement, but will not affect the adjournment proposal or the non-binding advisory vote on merger-related compensation.

By Order of the Board of Directors,

Linnie A. Freeman
May 2, 2018	Senior Vice President, General Counsel,
Houston, Texas	Chief Compliance Officer and Secretary

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WILLBROS ENCOURAGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE:

•	BY TELEPHONE;

•	THROUGH THE INTERNET; OR

•	BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

You may revoke your proxy or change your vote at any time before it is voted at the special meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the special meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, but will have no effect on the other two proposals.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement and other matters to be considered at the special meeting. We urge you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger agreement or the transactions contemplated by the merger agreement, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact Willbros’ proxy solicitor:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Stockholders Call Toll Free: 855-835-8313

Banks and Brokers Call Toll Free: 973-873-7700

i

ii

LEGAL AND CAUTIONARY DISCLOSURES	91

WHERE YOU CAN FIND MORE INFORMATION	92

iii

SUMMARY

This Summary does not contain all of the information that is important to you. To fully understand the proposed merger and the transactions contemplated by the merger agreement, you should carefully read the entire proxy statement, including the annexes and the other documents to which we have referred you. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement because it is the legal document that governs the merger. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find More Information.”

The Proposed Transaction

•	Stockholder Votes. You are being asked to vote to adopt an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of March 27, 2018, among Primoris Services Corporation, a Delaware corporation (“Primoris”), Waco Acquisition Vehicle, Inc., a Delaware corporation (“merger sub”), and Willbros Group, Inc. (“Willbros,” the “Company,” “we,” “our” or “us”), and the transactions contemplated thereby, pursuant to which Willbros would be acquired by, and become a wholly-owned subsidiary of, Primoris. We refer to the merger of Willbros with merger sub pursuant to the merger agreement as the “merger.”

•	Price for Your Stock. Upon completion of the merger, holders of Willbros common stock will have the right to receive $0.60 in cash (the “merger consideration”), without interest and less applicable withholding tax, for each share of common stock they hold.

•	The Acquiror. Primoris (NASDAQ: PRIM) is a Delaware corporation founded in 1960 and based in Dallas, Texas. Primoris is a holding company of various subsidiaries which form one of the larger publicly-traded specialty contractors and infrastructure companies in the United States. Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, state departments of transportation, and other customers.

Recommendation of Willbros’ Board of Directors (see page 34)

Willbros’ board of directors, or the Board, after careful consideration, by unanimous vote, has determined that it is advisable and in the best interests of Willbros and its stockholders to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement.

Reasons for the Merger (see page 34)

The Board considered a number of factors in making its determination that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders, including the following:

•	Primoris’ all-cash proposal was determined by the Board to represent near-term, substantially higher value and certainty to Willbros’ stockholders relative to Willbros’ prospects as a stand-alone company, and, in this context, the substantial likelihood that, as an independent company, Willbros, given its financial condition, including short and long-term liquidity and business and earnings prospects, would need to seek immediate protection under U.S. bankruptcy laws and the Company’s stockholders would likely receive nothing in the bankruptcy reorganization process in the event the merger agreement was not entered into and the merger not completed;

•	the sale process conducted by Willbros and its advisors prior to the signing of the merger agreement, and that, in light of Willbros’ severe liquidity crisis, there was no assurance that a more favorable opportunity would arise later or that could reasonably be completed to avoid a bankruptcy filing;

•	the merger consideration to be received by Willbros’ stockholders, including the fact that a price of $0.60 per share in cash represents a premium of approximately 275.0% to the closing price of Willbros common stock on the last full trading day prior to the Board’s decision to enter into the merger agreement as well as a premium to the 30-day, 60-day and 90-day volume weighted average prices;

•	the financial analysis presented by Greenhill & Co., LLC (“Greenhill”) and its oral opinion, subsequently confirmed in writing, that, as of March 26, 2018, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Greenhill as set forth in the written opinion, the consideration to be received by the holders of shares of Willbros common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders; (the full text of the written opinion is attached to this proxy statement as Annex D and is incorporated by reference in this proxy statement in its entirety and the opinion of Greenhill is more fully described below in the section entitled “The Merger — Opinion of Willbros’ Financial Advisor”);

•	the terms of the merger agreement, including, without limitation, Willbros’ ability to respond to a superior proposal under certain circumstances and the termination provisions (including Willbros’ agreement to pay Primoris a termination fee of $4.3 million if the merger agreement is terminated under certain circumstances) and the Board’s right, under certain circumstances, to withdraw, materially qualify or adversely modify its recommendation that the Company’s stockholders adopt the merger agreement;

•	the relatively limited nature of the closing conditions included in the merger agreement, including the absence of any financing-related closing condition, and the likelihood that the merger would be completed, as well as the willingness of Primoris to provide Willbros essential short-term liquidity between the date of the merger agreement and the closing of the merger and the willingness of the lenders under each of Willbros’ term loan facility and ABL credit facility to enter into forbearance agreements conditioned upon Willbros’ entry into the merger agreement with Primoris and the completion of the merger; this bridge financing and the forbearance agreements are designed to provide Willbros with sufficient liquidity to operate and avoid a bankruptcy filing pending the completion of the merger; and

•	that Primoris confirmed the merger consideration was its final offer and that further negotiations could have caused Primoris to abandon its offer.

The Board also identified and considered a number of countervailing factors and risks to Willbros and its stockholders relating to the merger and the merger agreement, including the following:

•	the possibility that the merger may not be completed and the potential adverse consequences to Willbros as a result;

•	the fact that Willbros’ stockholders will not participate in the future growth of Willbros or Primoris following the closing of the merger because they will be receiving cash for their stock;

•	that there are no assurances that all conditions to the parties’ obligations to complete the merger will be satisfied or waived;

•	limitations on the conduct of Willbros’ business prior to closing imposed by the interim operating covenants of the merger agreement;

•	the fact that the merger will be a taxable transaction to Willbros’ stockholders;

•	interests of Willbros’ directors and executive officers that are different from, or are in addition to, the interests of Willbros’ stockholders generally; and

•	the significant distraction of Willbros’ directors, officers and employees and significant costs in connection with the transactions even if such transactions are not consummated.

After taking into account all of the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger to the Company’s stockholders.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but summarizes the material factors considered by the Board. In view of the complexity and wide variety of factors considered, the Board did not find it useful to and did not attempt to quantify, rank or otherwise assign weights to these factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Board conducted an overall analysis of the factors described above, including discussions with Willbros’ management and its financial and legal advisors. In considering the factors described above, individual members of the Board may have given different weights to different factors.

Opinion of Willbros’ Financial Advisor (see page 43 and Annex D)

Greenhill delivered its oral opinion, subsequently confirmed in writing, to the Board that as of March 26, 2018, and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Greenhill as set forth in the written opinion, the consideration to be received by the holders of shares of Willbros common stock (other than excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of Greenhill’s written opinion, dated March 26, 2018, is attached to this proxy statement as Annex D and is incorporated by reference herein. Stockholders of the Company are urged to read the entire opinion and the section entitled “The Merger — Opinion of Willbros’ Financial Advisor” carefully and in their entirety. The analysis performed by Greenhill should be viewed in its entirety; none of the methods of analysis should be viewed in isolation when reaching a conclusion on whether the consideration was fair. The opinion addresses only the fairness of the consideration, from a financial point of view, to holders of shares of Willbros common stock, as of the date of the opinion, and does not address the Company’s underlying business decision to proceed with or effect the merger or the likelihood of consummation of the merger. Greenhill’s opinion was directed to the Board in connection with its consideration of the merger and was not intended to be, and does not constitute, a recommendation to any stockholder as to how such stockholder should vote with respect to the merger or any other matter.

Willbros Without the Merger (see page 34)

Our stockholders will not receive any payment for their shares of our common stock if the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason. Instead, Willbros will remain a public company, its common stock will continue to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and continue to be traded on the over-the-counter market. If the merger is not completed, we would likely be forced to seek immediate protection under U.S. bankruptcy laws. If the merger agreement is not completed, the forbearance agreements with the respective lenders under our term loan facility and ABL credit facility will each terminate. We do not expect to be in compliance with our maximum total leverage ratio and minimum interest coverage ratio under our term loan facility beginning with the quarterly period ended March 31, 2018, and would be required to successfully negotiate covenant relief under the term loan facility and the extension, modification or refinancing of the ABL credit facility which expires on August 7, 2018 in the event the merger agreement was terminated. There is no assurance that we will be able to obtain covenant relief under the term loan facility or extend, modify, or negotiate acceptable refinancing terms prior to the expiration of the ABL credit facility. See the section entitled “The Merger — Willbros Without the Merger.”

Without covenant relief under the term loan facility and an extension, modification or refinancing of the ABL credit facility, all of our debt obligations would become due under the default provision of such facilities. If our debt obligations are accelerated, we would not have sufficient liquidity to retire our existing debt obligations, which raises substantial doubt about our ability to continue as a going concern. Failure to comply with loan covenants, failure to make payments when due and failure to deliver audited financial statements without a going concern or like qualification or explanation are considered events of default under both the term loan facility and ABL credit facility. Accordingly, if the merger is not completed, stockholders of the Company could receive little or no value for their investment in the Company.

Material U.S. Federal Income Tax Consequences of the Merger (see page 54)

In general, the merger will be a taxable transaction for holders of shares of Willbros common stock. For U.S. federal income tax purposes, you will generally recognize a gain or loss measured by the difference, if any, between the cash you receive (before reduction for any applicable withholding tax) in the merger and your tax basis in the shares of Willbros common stock surrendered in the merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). You should consult your own tax advisor about the tax consequences to you of the merger.

The Special Meeting of the Company’s Stockholders (see page 21)

•	Place, Date and Time. The special meeting will be held at 9:00 a.m., local time, on May 31, 2018, at the Conference Center at Post Oak, 4400 Post Oak Parkway, Suite 240, Houston, Texas 77027.

•	Vote Required. The adoption of the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of a majority of the outstanding shares of Willbros common stock. A failure to vote or a vote to abstain has the same effect as a vote “AGAINST” adoption of the merger agreement and the transactions contemplated by the merger agreement. For the adjournment proposal and the non-binding advisory vote on merger-related compensation of named executive officers to be approved, a quorum must be present and the proposal must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon.

•	Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of Willbros common stock you own of record as of May 1, 2018, which is the record date for the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were 63,219,047 shares of Willbros common stock outstanding.

•	Procedure for Voting. You can vote shares you hold of record by attending the special meeting and voting in person, by mailing the enclosed proxy card, or by voting over the telephone or over the Internet. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker, bank or other nominee. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted at the special meeting.

•	How to Revoke Your Proxy. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Secretary of Willbros in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker, bank, or other nominee to vote your shares, you must follow the directions provided by your broker, bank, or other nominee to change those instructions.

Appraisal Rights (see page 85 and Annex E)

If certain criteria are satisfied, the DGCL provides you with the right to seek an appraisal of your shares, provided that you perfect those rights in the manner provided for in the DGCL. This means that instead of receiving the merger consideration, you may be entitled to have the value of your shares determined by a Delaware court and to receive payment based on that valuation. The amount you ultimately receive as a dissenting stockholder in an appraisal proceeding may be more, the same as or less than the amount you would be entitled to receive under the terms of the merger agreement.

The Company’s Stock Price (see page 82)

Shares of Willbros common stock are traded on the over-the-counter market under the trading symbol “WGRP.” On March 26, 2018, which was the last trading day before the announcement of the merger, Willbros common stock closed at $0.16 per share. On April 30, 2018, which was the last practicable trading day before this proxy statement was printed, Willbros common stock closed at $0.57 per share.

Dividends and Stock Repurchases (see page Annex A-35)

Under the terms of the merger agreement, Willbros is generally prohibited from paying dividends on its common stock or repurchasing shares of its common stock during the pendency of the merger.

Non-Solicitation of Other Offers (see page 63)

The merger agreement contains restrictions on Willbros’ ability to initiate, solicit or engage in discussions or negotiations with, or furnish or otherwise provide information to, any third party regarding a proposal to acquire a significant interest in Willbros. Notwithstanding these restrictions, under certain limited circumstances, the Board may respond to an unsolicited competing proposal if required by its fiduciary duties under Delaware law.

Required Regulatory Approvals (see page 56)

Subject to the exceptions set forth in the following paragraph, Willbros and Primoris have each agreed to use their reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement as promptly as practicable, including efforts needed to prepare and file all documentation to effect all necessary notices, reports and filings to obtain all consents, registrations, approvals, permits and authorizations from any third party or governmental entity.

Notwithstanding anything to the contrary in the immediately preceding paragraph, none of Primoris or merger sub shall be required to proffer to, or agree to sell, or hold separate and agree to sell, before or after the effective time of the merger, any assets, business, or interest in any assets or business of Primoris, Willbros or any of their respective affiliates (or consent to any sale, or agreement to sell, by Willbros or its affiliates of any of its assets or businesses) or to take or agree to any material change or restriction in the operations of any assets or business, or contest any legal proceeding relating to the merger and other transactions contemplated by the merger agreement (including this proxy statement).

Conditions to Completion of the Merger (see page 69)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of certain conditions, including the following:

•	the adoption of the merger agreement by the stockholders of Willbros;

•	the absence of (i) any pending or threatened judicial or administrative proceeding by the Federal Trade Commission or Department of Justice or (ii) any voluntary agreement between Primoris or Willbros and the Federal Trade Commission or Department of Justice pursuant to which Primoris or Willbros has agreed not to consummate the merger for any period of time; and

•	the absence of any restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the merger.

Primoris’ and merger sub’s obligations to complete the merger are subject to the satisfaction or waiver of additional conditions, including:

•	the representations and warranties made by Willbros contained in the merger agreement shall be accurate in all respects as of the date of the merger agreement and as of the closing date of the merger agreement, subject to certain materiality thresholds;

•	Willbros shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger agreement;

•	Willbros shall have obtained certain consents and approvals identified in the disclosure schedule delivered in connection with the merger agreement at or prior to the closing;

•	Willbros shall have made all filings, notices and applications, and obtained all approvals and similar authorizations, required to be made or obtained, as applicable, prior to the effective time of the merger;

•	the absence of certain legal proceedings that may impede or otherwise prohibit the consummation of the merger or the other transactions contemplated by the merger agreement or the voting agreements;

•	not more than 7% of the holders of the outstanding shares of our common stock for which appraisal rights are available shall have made a proper demand for appraisal of such shares in accordance with Section 262 of the DGCL;

•	no material adverse effect (as defined under “The Merger Agreement — Representations and Warranties — Willbros”) on Willbros shall have occurred from the date of the merger agreement until the effective time of the merger; and

•	the Put/Call Agreement between Primoris and KKR Credit Advisors (US) LLC, a Delaware limited liability company, shall be in full force and effect as of the closing date.

Willbros’ obligations to complete the merger are subject to the satisfaction or waiver of additional conditions, including:

•	the representations and warranties made by Primoris and merger sub contained in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing date of the merger agreement, subject to certain materiality thresholds; and

•	Primoris and merger sub shall have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger agreement.

Termination of the Merger Agreement (see page 70)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time:

•	by mutual written agreement of Primoris and Willbros;

•	by either Primoris or Willbros, if:

•	the merger has not been consummated by August 15, 2018 (as further described under “The Merger Agreement — Termination of the Merger Agreement — Termination,” the “end date”);

•	there is in effect an order, injunction, judgment or law preventing the consummation of the merger that has become final and non-appealable; or

•	the Willbros stockholder approval has not been obtained at the special meeting of Willbros’ stockholders;

•	by Primoris, if:

•	a triggering event (as defined under “The Merger Agreement — Termination of the Merger Agreement — Termination”) has occurred;

•	Willbros breaches any of its representations or warranties or fails to perform any covenant or agreement in the merger agreement, and such breach (i) would cause the failure of the applicable conditions to Primoris’ and merger sub’s obligations to complete the merger and such breach or condition (ii) is not curable or, if curable, is not cured within 30 days after written notice is given by Primoris to Willbros of such breach or failure; or

•	a material adverse effect (as defined under “The Merger Agreement — Representations and Warranties — Willbros”) has occurred after March 27, 2018; or

•	a specified event of default (as defined under “The Merger Agreement — Termination of the Merger Agreement — Termination”) has occurred;

•	by Willbros, if:

•	Primoris or merger sub breaches any of its representations or warranties or fails to perform any covenant or agreement in the merger agreement, and such breach (i) would cause the failure of the applicable conditions to Willbros’ obligations to complete the merger and such breach or condition (ii) is not curable or, if curable, is not cured within 30 days after written notice is given by Willbros to Primoris.

Termination Fees and Expenses (see page 72)

Willbros has agreed to pay Primoris a termination fee of $4.3 million (the “Willbros termination fee”) if the merger agreement is terminated:

•	by either Primoris or Willbros because the merger has not been consummated by the end date or Willbros stockholder approval was not obtained and at or prior to the time of termination an acquisition proposal (as defined in “The Merger Agreement — Covenants — Acquisition Proposals”) has been announced or made; and within 18 months after the merger agreement has been so terminated, an acquisition transaction is consummated or a definitive agreement contemplating an acquisition transaction (as defined in “The Merger Agreement — Covenants — Acquisition Proposals”) (whether or not relating to the acquisition proposal) is executed;

•	by Primoris, if a triggering event has occurred;

•	by Primoris or Willbros pursuant to certain other provisions of the merger agreement providing for the termination of either such party at any time after the occurrence of a triggering event.

Willbros has agreed to pay Primoris a termination fee of $8.0 million if the merger agreement is terminated by Primoris or Willbros at any time after a withdrawal or modification in a manner adverse to Primoris or merger sub of the Board Recommendation in light of an intervening event (as defined in “The Merger Agreement — Covenants — Change of Recommendation”).

In the event that the merger agreement is terminated because the Willbros stockholder approval was not obtained or a specified event of default has occurred, Willbros has agreed to pay all of the documented reasonable out-of-pocket fees and expenses (including legal and other third party advisors fees and expenses) actually incurred by Primoris and its affiliates on or prior to the termination of the merger agreement, up to a maximum of $1.75 million; such amount will be credited against any obligation of Willbros to pay the Willbros termination fee.

Remedies (see page 74)

In the event of any breach or threatened breach by Willbros of any covenant or obligation contained in the merger agreement, Primoris is entitled to obtain, without proof of actual damages: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Primoris will be entitled to specific performance of each covenant and obligation under the merger agreement, including Willbros’ obligation to consummate the merger and its covenants with respect to alternative acquisition proposals and the special meeting and (ii) if the requisite vote of Willbros stockholders is not obtained at the special meeting as a result of a breach of any covenant or obligation of Willbros under the merger agreement, Primoris may, at its election, require that Willbros resubmit the merger agreement and the merger to Willbros’ stockholders for a further vote.

For more information on remedies in connection with the merger, see the section entitled “The Merger Agreement — Miscellaneous and General — Remedies.”

Treatment of Company Equity Awards in the Merger (see page 58)

The merger agreement provides that:

•	as of the effective time of the merger, each then outstanding unvested time-based restricted stock award and outstanding unvested time-based restricted stock unit award of Willbros will, at the option of Primoris, (i) be cancelled and shall only entitle the holder thereof to receive an amount in cash equal to the product of (A) the number of shares of Willbros common stock subject to such unvested time-based award and (B) $0.60, less any applicable withholding taxes; or (ii) be converted into the right to receive Primoris restricted stock awards in an amount equal to the product of (A) the number of shares of Willbros common stock subject to such unvested time-based award and (B) $0.60, with any fractional share being rounded down to the nearest whole share of Primoris common stock, with the same vesting terms and conditions as are applicable to each such time-based award; and

•	immediately prior to the effective time of the merger, each then outstanding performance-based restricted stock unit award of Willbros will be cancelled and shall only entitle the holder thereof to receive an amount in cash which equals (i) the number of shares of Willbros common stock equal to the target award as set forth in the respective award agreement multiplied by (ii) $0.60, less any applicable withholding taxes.

Interests of the Company’s Directors and Executive Officers in the Merger (see page 37)

You should be aware that Willbros’ directors and executive officers are subject to agreements or arrangements that may provide them with interests in the merger that are different from, or are in addition to, the interests of Willbros’ stockholders generally. These interests relate to change of control severance arrangements covering Willbros’ executive officers and indemnification of Willbros’ directors and officers by the surviving corporation following the merger.

Voting Agreements (see page 75 and Annexes B and C)

In connection and concurrently with entering into the merger agreement, on March 27, 2018, Primoris entered into separate voting agreements with (i) certain affiliates of Kohlberg Kravis Roberts & Co. L.P. (collectively, the “KKR Stockholders”) and (ii) certain directors and officers of Willbros (collectively, the “D&O Stockholders,” and, together with the KKR Stockholders, the “Supporting Stockholders”), in each case, that own outstanding shares of common stock of Willbros.

Pursuant to the voting agreements, each Supporting Stockholder has agreed with Primoris to vote a specified number of shares of our common stock owned by such Supporting Stockholder, representing in the aggregate as to all Supporting Stockholders, approximately 17% of the total voting power of Willbros, at any meeting of the stockholders of Willbros (including the special meeting): (i) in favor of the merger and certain related actions and (ii) against certain specified actions, including (a) any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Willbros in the merger agreement, (b) extraordinary corporate transactions other than the merger, and (c) certain other specified actions.

See the section entitled “Voting Agreements” for a description of these agreements.

Seventh Amendment (see page 78)

On March 27, 2018, concurrently with entering into the merger agreement, Willbros entered into the Seventh Amendment (the “Seventh Amendment”) to the Credit Agreement among the Company, as borrower, the guarantors from time to time party thereto, Primoris, as initial first-out lender, the lenders from time to time party thereto and Cortland Capital Market Services LLC, as administrative agent (as amended by the Seventh Amendment, the “Term Credit Agreement”). Pursuant to the Seventh Amendment, Primoris agreed to make a loan to Willbros in an initial principal amount of $10.0 million under the Term Credit Agreement and may agree to make additional loans to the Company in an aggregate initial principal amount not to exceed $10.0 million. Interest payable with respect to these loans will be paid in kind through addition to the principal amount of such loans for the period specified in the Term Credit Agreement.

The Seventh Amendment further provides for the temporary deferral of the due date of any payments due and owing to the lenders (other than Primoris) under the Term Credit Agreement. In addition, the Seventh Amendment provides that the payment by the borrower of an amount equal to $100.0 million plus certain expenses of the administrative agent and the lenders in connection with the consummation of the merger shall constitute payment in full and satisfaction and discharge of all obligations of Willbros and the other loan parties under the Term Credit Agreement.

See the section entitled “Seventh Amendment” beginning on page 78 for a description of this agreement.

Shares Held by Directors and Executive Officers (see page 83)

As of the close of business on April 16, 2018, the directors and executive officers of Willbros were deemed to beneficially own 956,948 shares of Willbros common stock, which represented 1.51% of the shares of Willbros common stock outstanding on that date.

Procedure for Receiving Merger Consideration in Respect of Common Stock (see page 58)

Prior to the effective time, Primoris will appoint a paying agent for the payment of the applicable merger consideration in exchange for shares of common stock following the merger. If you own shares of our common stock that are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares and receive cash for those shares. If you hold certificated shares, the paying agent will send you written instructions for surrendering your certificates and obtaining the applicable merger consideration. Do not send in your stock certificates now.

Questions

If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact Willbros’ proxy solicitation agent:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Stockholders Call Toll Free: 855-835-8313

Banks and Brokers Call Toll Free: 973-873-7700

QUESTIONS AND ANSWERS

Below are brief answers to some of the key questions that we anticipate you might have. These questions do not address all of the material topics covered by this proxy statement, nor do the answers include all of the material information provided by this proxy statement. Please refer to the complete proxy statement for additional information and before you vote.

Q:    Why am I receiving this document?

A:    On March 27, 2018, Willbros entered into a definitive agreement providing for Willbros to be acquired by way of a merger and become a wholly-owned subsidiary of Primoris. You are receiving this document in connection with the solicitation of proxies by the Board for you to vote in favor of the proposal to adopt the merger agreement, which we refer to as the merger proposal, and related proposals to be voted on at the special meeting.

Q:    What is a proxy?

A:    It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Three executive officers, Michael J. Fournier, Jeffrey B. Kappel and Linnie A. Freeman, have been designated as the proxies for our special meeting of stockholders.

Q:    What will the Company’s stockholders receive in the merger?

A:    If the merger contemplated by the merger agreement is completed, the holders of our common stock, other than (i) shares held by Willbros (as treasury stock or otherwise) or any of its respective direct or indirect wholly owned subsidiaries and (ii) any shares held by a holder who does not vote in favor of the merger and who is entitled to demand and properly demands appraisal for such shares (the shares in clauses (i) and (ii) collectively being referred to as “excluded shares”), will receive $0.60 in cash, without interest and less applicable withholding tax (the “merger consideration”), for each share of common stock that they own immediately prior to the actual time of effectiveness of the merger (the “effective time”).

Q:    Where and when is the special meeting?

A:    The special meeting will take place at 9:00 a.m., local time, on May 31, 2018, at the Conference Center at Post Oak, 4400 Post Oak Parkway, Suite 240, Houston, Texas 77027.

Q:    Who is eligible to vote?

A:    Holders of our common stock as of the close of business on May 1, 2018, the record date for the special meeting, are eligible to vote.

Q:    What happens if I sell or otherwise transfer my shares after the record date but before the special meeting?

A:    The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or transfer your shares after the record date, but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the per-share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares after the record date, we encourage you to complete, date, sign and return the enclosed proxy card, or by voting over the telephone or over the Internet.

Q:    How many votes do the Company’s stockholders have?

A:     Holders of our common stock have one vote for each share of our common stock owned at the close of business on May 1, 2018, the record date for the special meeting.

Q:    What vote of the Company’s stockholders is required to adopt the merger agreement and the transactions contemplated by the merger agreement?

A:    In order to complete the merger and the transactions contemplated by the merger agreement, the holders of a majority of the outstanding shares of Willbros common stock (the “Willbros stockholder approval”) must vote “FOR” the adoption of the merger agreement and the transactions contemplated by the merger agreement (the “merger agreement proposal”). Willbros is also soliciting proxies from its stockholders with respect to two additional proposals; however, completion of the merger and approval of the merger agreement proposal is not conditioned upon receipt of these approvals:

•	a proposal to adjourn or postpone (subject to the terms of the merger agreement) the Willbros special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, if there are insufficient votes at the time of such adjournment to approve such proposal (the “adjournment proposal”); and

•	a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Willbros’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable (the “compensation proposal”).

For each of the adjournment proposal and the compensation proposal to be approved, a quorum must be present and each proposal must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon.

Q:    How does the Company’s Board recommend that I vote?

A:    Willbros’ Board, by unanimous vote, has determined that it is advisable and in the best interests of Willbros and its stockholders to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote:

•	“FOR” the merger agreement proposal;

•	“FOR” the proposal to adjourn or postpone (subject to the terms of the merger agreement) the special meeting, if necessary or appropriate, to solicit additional proxies; and

•	“FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Willbros’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

You should read the section entitled “The Merger — The Recommendation of Willbros’ Board and Willbros’ Reasons for the Merger” for a discussion of the factors that the Board considered in deciding to recommend voting FOR the merger agreement proposal.

You should be aware that some of Willbros’ directors and executive officers are subject to plans or arrangements that may provide them with interests in the merger that are different from, or are in addition to, the interests of

Willbros’ stockholders generally. These interests relate to certain change in control severance provisions under management severance plans and retention arrangements covering Willbros’ executive officers and indemnification of Willbros’ directors and officers by the surviving corporation following the merger. See the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:    Have any stockholders already agreed to vote “FOR” approval of the merger agreement?

A:    Yes. The KKR Stockholders and the D&O Stockholders, who collectively beneficially own approximately 17% of Willbros’ outstanding shares as of March 22, 2018, have each entered into an agreement with Primoris to vote the shares beneficially owned by such stockholder as of the record date in favor of the merger agreement proposal and the transactions contemplated thereby, subject to the terms and conditions of the voting agreement. See “Form of Voting Agreement — KKR Stockholders” and “Form of Voting Agreement — D&O Stockholders” attached as Annexes B and C, respectively.

Q:    What happens if the merger is not completed?

A:    If the merger agreement is not adopted by the Company’s stockholders or if the merger is not completed for any other reason, the Company’s stockholders will not receive the merger consideration for their shares. If the merger is not completed, we would likely be forced to seek immediate protection under U.S. bankruptcy laws and the Company’s stockholders could receive little or no value for their investment in the Company.

Q:    Why am I being asked to cast a non-binding, advisory vote regarding certain compensation that will or may become payable by the Company to its named executive officers in connection with the merger?

A:    SEC rules require the Company to seek a non-binding, advisory vote regarding certain compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Q:    What will happen if, at the special meeting, stockholders do not approve the compensation that will or may become payable by the Company to its named executive officers in connection with the merger?

A:    Approval of the compensation that will or may become payable by the Company to its named executive officers in connection with the merger is not a condition to completion of the merger. The vote with respect to the compensation that will or may become payable by the Company to its named executive officers in connection with the merger is an advisory vote and will not be binding on the Company or Primoris. If the merger is completed, the compensation that will or may become payable by the Company to its named executive officers in connection with the merger may be paid to the Company’s named executive officers even if stockholders fail to approve the payment of that compensation.

Q:    What do I need to do now?

A:    Please read this proxy statement carefully, including its annexes, to consider how the merger affects you. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope or submit your proxy over the telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting of the Company’s stockholders. If you sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in accordance with the recommendations of the Board, as applicable, with respect to each proposal.

Q:    What happens if I do not return a proxy card or otherwise vote?

A:    The failure to return your proxy card or to otherwise vote will have the same effect as voting against the merger agreement proposal, but assuming a quorum is present, will have no effect on the adjournment proposal or on the compensation proposal. A vote to abstain will also have the same effect as voting against the merger agreement proposal, and, if a quorum is present, against the adjournment proposal or the compensation proposal.

Q:    What is a quorum?

A:     For purposes of transacting business at the special meeting, a majority of the outstanding shares of common stock represented in person or by proxy will constitute a quorum.

Q:    How do I vote?

A:    If you are a stockholder of record, you may vote in person at the special meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. If you vote by proxy, your shares will be voted as you specify on the proxy card, over the telephone or on the Internet. Whether or not you plan to attend the meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the special meeting and you will be given a ballot when you arrive.

•	To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to the Company before the special meeting, the Company will vote your shares as you direct on the signed proxy card.

•	To vote over the telephone, dial toll-free the telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card.

•	To vote on the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Your broker, bank or other nominee will vote your shares only if you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker to vote your shares following the procedures provided by your broker. Without such instructions, your shares will not be voted, which will have the same effect as voting against the merger agreement proposal. See the section entitled “The Special Meeting of the Company’s Stockholders — Voting by Proxy.”

The Company provides Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Q:    What does it mean if I receive more than one set of materials?

A:     This means you own shares of our common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy cards that you receive, or vote all of your shares over the telephone or over the Internet in accordance with the instructions above, in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope and control number(s); if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card, and if you vote by telephone or via the Internet, use the control number(s) on each proxy card.

Q:    May I vote in person?

A:    If you are the stockholder of record of shares of our common stock, you have the right to vote in person at the special meeting with respect to those shares.

If you are the beneficial owner of shares of our common stock, you are invited to attend the special meeting. However, if you are not the stockholder of record, you may not vote these shares in person at the special meeting, unless you obtain a legal proxy from your broker, bank or nominee giving you the right to vote the shares at the special meeting.

Even if you plan to attend the special meeting as a stockholder of record, we recommend that you also submit your proxy card or voting instructions as described in the above Q&A entitled “How do I vote?” so that your vote will be counted if you later decide not to attend the special meeting.

Q:    Am I entitled to appraisal rights?

A:    Under Section 262 of the General Corporation Law of the State of Delaware (“DGCL”), our stockholders will be entitled to dissent and to seek appraisal for their shares only if certain criteria are satisfied. See the section entitled “Appraisal Rights” and Annex E of this proxy statement.

Q:    Is the merger expected to be taxable to owners of our common stock?

A:    Yes, in general, your receipt of the cash consideration for each of your shares of Willbros common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under state, local or non-U.S. income or other tax laws. You should read the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor on the tax consequences of the merger in light of your particular circumstances.

Q:    When do you expect the merger to be completed?

A:    Willbros and Primoris are working to complete the merger as quickly as possible after the special meeting. Willbros currently anticipates that the merger will be completed in the second quarter of 2018. In order to complete the merger, we must obtain the required Willbros stockholder approval, and a number of other closing conditions under the merger agreement must be satisfied or waived. See the section entitled “The Merger Agreement — Conditions to the Closing of the Merger.”

Q:    Should I send in my stock certificates now?

A:    No. At or about the date of completion of the merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Primoris’ paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

If you own shares of our common stock that are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares and receive cash for those shares following the completion of the merger.

Q:    Who can help answer my questions?

A:    The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger or the transactions contemplated by the merger agreement, including the procedures for voting your shares, you should contact the Company’s proxy solicitation agent:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Stockholders Call Toll Free: 855-835-8313

Banks and Brokers Call Toll Free: 973-873-7700

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. All statements, other than historical facts, included in this proxy statement that address activities, events or developments which we expect or anticipate will or may occur in the future, including such things as management’s expectations related to our pending acquisition by Primoris, financial projections of our Company, our ability to continue as a going concern, our business and growth strategies, future capital expenditures, demand for our services, anticipated trends in our business, the outcome of legal proceedings and other such matters are forward-looking statements. These forward-looking statements are based on assumptions and analysis we made in light of information available to us and the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:

•	our stockholders fail to adopt the merger agreement approving the proposed merger transaction with Primoris;

•	we or the other parties to the merger agreement are unable to satisfy the conditions to the completion of the merger, or are unable to obtain regulatory approvals required for the merger on the terms expected, on the anticipated schedule, or at all;

•	we are unable to close the merger or the merger is delayed, either as a result of litigation related to the transaction or otherwise;

•	completing the merger may distract our management from other important matters;

•	inability to comply with the financial and other covenants in or to obtain waivers under our credit facilities;

•	inability to comply with the terms of our forebearance agreements with the lenders under our credit facilities;

•	the loss of customers, suppliers and key personnel that may occur as a result of our issuing financial statements with a “going concern” qualification or explanation, and the strong possibility that we would seek protection under the U.S. Bankruptcy Code if the merger is not completed;

•	inability to obtain adequate financing on reasonable terms;

•	curtailment of capital expenditures due to low prevailing commodity prices or other factors, and the unavailability of project funding in the oil and gas and power industries;

•	inability to execute fixed-price and cost-reimbursable projects within the target cost, thus eroding contract margin and, potentially, contract income on any such project;

•	consequences of the New York Stock Exchange delisting our common stock;

•	increased capacity and decreased demand for our services in the more competitive industry segments that we serve;

•	the demand for energy moderating or diminishing;

•	cancellation or delay of projects, in whole or in part, for any reason;

•	failure to obtain the timely award of one or more projects;

•	inability to obtain sufficient surety bonds or letters of credit;

•	reduced creditworthiness of our customer base and higher risk of non-payment of receivables;

•	project cost overruns, unforeseen schedule delays and the application of liquidated damages;

•	inability to lower our cost structure to remain competitive in the market or to achieve anticipated operating margins;

•	inability of the energy service sector to reduce costs when necessary to a level where our customers’ project economics support a reasonable level of development work;

•	reduction of services to existing and prospective clients when they bring historically out-sourced services back in-house to preserve intellectual capital and minimize layoffs;

•	the consequences we may encounter if, in the future, we identify any material weaknesses in our internal control over financial reporting, which may adversely affect the accuracy and timing of our financial reporting;

•	the impact of any litigation, including class actions associated with our restatement of first and second quarter 2014 financial results on our financial position and results of operations, including our defense costs and the costs and other effects of settlements or judgments;

•	adverse weather conditions not anticipated in bids and estimates;

•	the occurrence during the course of our operations of accidents and injuries to our personnel, as well as to third parties, that negatively affect our safety record, which is a factor used by many clients to pre-qualify and otherwise award work to contractors in our industry;

•	failing to realize cost recoveries on claims or change orders from projects completed or in progress within a reasonable period after completion of the relevant project;

•	political or social circumstances impeding the progress of our work and increasing the cost of performance;

•	inability to predict the timing of an increase in energy sector capital spending, which results in staffing below the level required to service such an increase;

•	inability to hire and retain sufficient skilled labor to execute our current work, our work in backlog and future work we have not yet been awarded;

•	loss of the services of key management personnel;

•	the consequences we may encounter if we violate the Foreign Corrupt Practices Act (the “FCPA”) or other anti-corruption laws in view of the 2008 final settlements with the Department of Justice and the Securities and Exchange Commission in which we admitted prior FCPA violations, including the imposition of civil or criminal fines, penalties, enhanced monitoring arrangements, or other sanctions that might be imposed;

•	the dishonesty of employees and/or other representatives or their refusal to abide by applicable laws and our established policies and rules;

•	inability to obtain and maintain legal registration status in one or more foreign countries in which we are seeking to do business;

•	downturns in general economic, market or business conditions in our target markets;

•	changes in and interpretation of U.S. and foreign tax laws that impact our worldwide provision for income taxes and effective income tax rate;

•	changes in applicable laws or regulations, or changed interpretations thereof, including climate change regulation;

•	changes in the scope of our expected insurance coverage;

•	inability to manage insurable risk at an affordable cost;

•	enforceable claims for which we are not fully insured;

•	incurrence of insurable claims in excess of our insurance coverage; and

•	other factors, most of which are beyond our control.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

We refer you to our filings with the Securities and Exchange Commission (“SEC”), and specifically to Item 1A-Risk Factors, of our latest Annual Report on Form 10-K, for a discussion of certain risks that could affect our business, financial results and results of operations. See the section entitled “Where You Can Find More Information.” These risk factors could cause our actual results and conditions to differ materially from our historical performance or those projected in our forward-looking statements. The risks highlighted therein are not the only ones that we face. There may be additional risks that are not presently material or known. If any of the risks actually occur, our business, financial condition or results of operations could be negatively affected.

THE PARTIES TO THE MERGER

Willbros is a specialty energy infrastructure contractor serving the power and oil and gas industries with offerings that primarily include construction, maintenance and facilities development services. Willbros provides its services through operating subsidiaries. The Willbros corporate structure is designed to comply with jurisdictional and registration requirements and to minimize worldwide taxes. Subsidiaries may be formed in specific work locations where such subsidiaries are necessary or useful to comply with local laws or tax objectives.

Willbros’ executive offices are located at 4400 Post Oak Parkway, Suite 1000, Houston, TX 77027, and its telephone number is 713-403-8000.

Primoris Services Corporation (referred to in this proxy statement as “Primoris”) is a Delaware corporation founded in 1960. Primoris is a holding company of various subsidiaries which form one of the larger publicly traded specialty contractors and infrastructure companies in the United States. Serving diverse end-markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, state departments of transportation and other customers. Primoris installs, replaces, repairs and rehabilitates natural gas, refined product, water and wastewater pipeline systems; large diameter gas and liquid pipeline facilities; and heavy civil projects, earthwork and site development. It also constructs mechanical facilities and other structures, including power plants, petrochemical facilities, refineries, water and wastewater treatment facilities and parking structures. Finally, it also provides specialized process and product engineering services.

Primoris’ executive offices are located at 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201, and its telephone number is (214) 740-5600.

Waco Acquisition Vehicle, Inc. (referred to in this proxy statement as “merger sub”) is a wholly-owned subsidiary of Primoris, whose principal executive offices are located at 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201, and its telephone number is (214) 740-5600. Merger sub was formed solely for the purpose of facilitating Primoris’ acquisition of Willbros.

THE SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

The special meeting will be held at 9:00 a.m., local time on May 31, 2018, at the Conference Center at Post Oak, 4400 Post Oak Parkway, Suite 240, Houston, Texas 77027. The purpose of the special meeting is to consider and vote on the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, and the other proposals described in this proxy statement.

The Board, by unanimous vote, has determined that it is advisable and in the best interests of Willbros and its stockholders to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that stockholders vote:

•	“FOR” the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement;

•	“FOR” the proposal to adjourn or postpone (subject to the terms of the merger agreement) the special meeting, if necessary or appropriate, to solicit additional proxies; and

•	“FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Willbros’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Who Can Vote at the Special Meeting

Only holders of record of Willbros common stock, as of the close of business on May 1, 2018, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were 63,219,047 shares of common stock outstanding.

Quorum; Vote Required

For purposes of transacting business at the special meeting, a majority of the outstanding shares of common stock represented in person or by proxy will constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. Votes “FOR” and “AGAINST” and abstentions will be counted for purposes of determining the presence of a quorum.

Under applicable Delaware law, the adoption of the merger agreement and the transactions contemplated by the merger agreement by the Willbros stockholders is required to effect the merger. The Willbros stockholder approval requires the affirmative vote of a majority of the outstanding shares of common stock. Because the required votes of Willbros’ stockholders are based on the number of outstanding shares of common stock with respect to the Willbros stockholder approval, and not based on the number of shares represented in person or by proxy at the special meeting, failure to submit a proxy or to vote in person will have the same effect as a vote “AGAINST” the merger agreement proposal, but, assuming a quorum is present, will have no effect on the adjournment proposal or on the compensation proposal. A vote to abstain will have the same effect as voting “AGAINST” the merger agreement proposal and “AGAINST” the adjournment proposal or the compensation proposal. A broker non-vote will have the same effect as voting “AGAINST” the merger agreement proposal, but will have no effect on the adjournment proposal or the compensation proposal.

Approval of the adjournment proposal and the compensation proposal will each require the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon.

If your shares of common stock are held in “street name” by your broker, bank, or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. Under applicable regulations, brokers, banks or other nominees who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the approval of the merger agreement proposal. As a result, if you do not instruct your broker, bank, or other nominee to vote your shares of common stock, your shares will not be voted, which will have the same effect as voting against the merger agreement proposal.

Voting by Proxy

This proxy statement is being sent to you on behalf of the Board for the purpose of requesting that you allow your shares of our common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of our common stock represented at the special meeting by properly executed proxy cards, voted over the telephone or voted over the Internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board. The Board recommends a vote:

•	“FOR” adoption of the merger agreement and the transactions contemplated by the merger agreement;

•	“FOR” the proposal to adjourn or postpone (subject to the terms of the merger agreement) the special meeting, if necessary or appropriate, to solicit additional proxies; and

•	“FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Willbros’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise Willbros’ Corporate Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker, bank, or other nominee to vote your shares, you must follow the directions provided by your broker, bank or other nominee to change those instructions.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household Willbros proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report to a stockholder at a shared address to which a single copy was delivered. For copies of the proxy statement, stockholders should write to Willbros Group, Inc., 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, Attention: Investor Relations, or call (713) 403-8000.

Solicitation of Proxies

Willbros will pay all of the costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Willbros may solicit proxies personally and by telephone, email or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. Willbros will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Willbros has engaged Alliance Advisors, LLC (“Alliance”) to assist in the solicitation of proxies for the special meeting and will pay Alliance a fee of approximately $20,000, plus reimbursement of out-of-pocket expenses. The address of Alliance is 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003. For any questions, stockholders can call Alliance toll-free at 855-835-8313, and Banks and Brokers can call Alliance at 973-873-7700.

THE MERGER

The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the merger agreement carefully in its entirety.

Background of the Merger

As part of its ongoing strategic planning process, the Board regularly reviews and assesses Willbros’ strategic goals and opportunities, industry trends, competitive environment, and short- and long-term performance with the goal of maximizing stockholder value. In connection with these activities, the Board regularly met in the ordinary course of business to consider and evaluate potential strategic alternatives, including business combinations, acquisitions, dispositions, internal restructurings and other transactions. During some of these meetings, the Board also discussed Willbros’ stock price and stockholder returns, both on an absolute basis and relative to the Company’s peers, and potential risks that Willbros faced in executing its strategy, including challenging economic conditions in the power and oil and gas industries, the Company’s high level of indebtedness, burdensome debt service requirements and difficulty renewing, extending or recapitalizing its indebtedness in light of an extended period of poor operating results.

From time to time during 2014 through 2017, the Board consulted with Greenhill, as the Company’s financial advisor, to review and assess various strategic alternatives, including a potential sale of the Company or one or more Company segments or non-core business units. In order to address the challenges specified above and identified by management and the Board, and with the assistance of multiple financial advisors, Willbros engaged in a series of dispositions, large and small, including the sale of the CTS business in April 2014, the UTILX and Premier units in March 2015, Downstream Professional Services in June 2015, its Bemis subsidiary in October 2015, the remainder of the Professional Services (engineering) segment in November 2015 and, most recently, the sale of its tank services and mainline pipeline construction businesses in January 2018.

Largely as a result of these and other dispositions, Willbros achieved a reduction in its total debt from $289.0 million at December 31, 2014, to $133.3 million at December 31, 2017. Nonetheless, Willbros continued to experience difficulty servicing its debt burden and complying with the financial covenants included in its 2014 term credit agreement. Due primarily to challenging industry conditions in its Oil & Gas and Canada segments and to a lesser extent in its Utility Transmission and Distribution (“UT&D”) segment, Willbros experienced a sustained period of poor operating performance. As a result, Willbros sought and received repeated waivers under its term credit agreement with respect to certain financial covenants over a covenant suspension period that was ultimately extended from the quarterly period ended December 31, 2014 through the quarterly period ended December 31, 2017.

Beginning in May 2017, Willbros’ management team initiated discussions with Bank of America, N.A. (“BAML”), serving as administrative agent under the Company’s 2013 ABL credit facility for a renewal, extension or refinancing of the existing facility, which expires on August 7, 2018. In October 2017, BAML indicated that it would defer any decision to extend the ABL credit facility until after it reviewed the Company’s fourth quarter results.

Willbros’ operating performance deteriorated in the second half of 2017. In November 2017, the Company reported an operating loss of $27.8 million for the quarter ended September 30, 2017, nearly double the total operating loss it reported for the first two quarters of the 2017 fiscal year. The increased operating loss was driven primarily by losses on three projects in the mainline pipeline business within the Oil & Gas segment, due to difficult terrain conditions compounded by the impacts of challenging weather conditions. In addition, the Company reported an operating loss in its UT&D segment, primarily driven by an unexpected increase in the volume discount that was provided under an alliance agreement with a major customer, and by losses on two projects. Willbros also reported $22.6 million of negative operating cash flow for the quarter ended September 30, 2017. In September 2017, the Company borrowed $12.0 million under its ABL credit facility.

Pursuant to the sixth amendment to the term credit agreement entered into on November 6, 2017 among Willbros, certain subsidiary guarantors, KKR Credit Advisors (US) LLC, as arranger, and various affiliated lenders (collectively, the “term loan lender”), Willbros secured an additional $15.0 million term loan and an extension of the covenant suspension period through December 31, 2017. In addition, on November 6, 2017, Willbros borrowed an additional $17.0 million under its ABL credit facility.

In light of its weak operating results, continuing heavy debt burden and deteriorating liquidity position, in late November 2017, the Willbros Board retained Greenhill as its financial advisor in connection with the Board’s review of strategic alternatives, including consideration of either a sale of all or a part the Company or a recapitalization transaction, if warranted. With input from Company counsel, Conner & Winters, LLP (“Conner & Winters”), and prior to engaging Greenhill, the Board evaluated any potential conflicts of interest that Greenhill might have, and discussed the terms of the Greenhill engagement letter and fee structure, as well as the role the Board desired for Greenhill. The Board determined to engage Greenhill due to its familiarity with the Company, its expertise in the industry and its experience in advising on strategic alternatives.

In a Board meeting held on November 27, 2017, Greenhill, the Company’s management and the Board reviewed and discussed the Company’s difficult operating environment, financial and operational underperformance and its existing capital structure. Greenhill and the Board discussed the sixth amendment to the term credit agreement and noted that, while it provided a short-term liquidity solution, the fee structure of the term loan created a strong incentive for the Company to refinance its term loan indebtedness prior to August 2018. Moreover, Greenhill and the Board discussed the August 2018 expiration date for the ABL credit facility and that the potential need for further covenant relief under the two credit facilities raised the risk that Willbros’ audited financial statements for 2017, scheduled to be filed with the SEC in March 2018, would be accompanied by a “going concern” qualification or explanation, which would have a further negative impact on the Company.

During that meeting, Greenhill and the Board identified two potential strategic alternatives for the Company to address the Company’s situation: a stand-alone recapitalization of its existing debt structure or a potential sale transaction. The Board reviewed the Company’s liquidity needs and determined that other strategic alternatives presented practical and timing limitations and were unlikely to be successful given the Company’s financial condition. Additionally, the Board considered a stand-alone sale of the Company’s UT&D segment, but was concerned that the remaining segments without the UT&D segment would not generate additional value for stockholders. In this context, the Board also discussed that the Company had received inbound inquiries from two privately-held infrastructure construction companies (Parties A and B) in September 2017 and October 2017 indicating their interest in pursuing a potential transaction. The Board directed Greenhill to pursue a parallel recapitalization and sale process and also to further explore a potential transaction with Party A or Party B. Recognizing the financial position of the Company, the Board determined it appropriate to authorize Greenhill to conduct a broad search of both strategic and financial buyers with respect to a potential sale transaction in an effort to achieve the best transaction for the Company and its stockholders.

Over the next several weeks following the November 27, 2017 Board meeting, at the direction of the Board, Greenhill initiated exploratory discussions with approximately 57 potential acquirers and stand-alone recapitalization investors, including 15 strategic parties and 42 financial parties. In addition, at the direction of the Board, Greenhill contacted eight potential ABL lenders. Of this group, approximately 31 parties signed non-disclosure agreements (“NDAs”), including 23 potential acquirers and all eight potential ABL lenders. A total of 19 potential acquirers performed due diligence.

From November 28, 2017 to March 27, 2018 (the date of the signing of the merger agreement with Primoris), the Board held eight meetings and another nine informal conference calls. Representatives from Greenhill attended each of the meetings. In addition, during this period, Greenhill provided the Company’s President and CEO, Mike Fournier with regular updates on the status of discussions with potential acquirers and potential ABL lenders, and Mr. Fournier forwarded these updates to the remainder of the Board. At these meetings and through these weekly updates, the Board and its advisors (i) reviewed, analyzed and discussed the outreach and discussions regarding potential strategic transactions, the terms of the specific proposals for potential strategic transactions, and the status of continuing negotiations with respect to each of these proposals and (ii) conducted a review of Willbros and its strategic alternatives and reviewed and discussed the financial forecasts and projections, and the Company’s financial condition and operating results, including the Company’s liquidity position. In addition, Conner & Winters reviewed and discussed with the members of the Board their applicable fiduciary duties under Delaware law.

During the first week of December 2017, Willbros management and Greenhill participated in a series of ongoing discussions and exchanges of information with Party A, which had earlier signed an NDA. Party A submitted an initial non-binding indication of interest, in which it proposed an all-stock merger between Willbros and Party A through which the stockholders of Willbros would own 20% of the combined company, which would continue to be publicly traded. In its proposal, Party A assumed that the term loan lender would agree to a 75% discount on the make-whole and prepayment fees that were payable in connection with a partial or final repayment under the term credit agreement. In addition, Party A requested a 60-day period of exclusive negotiations during which it proposed to complete its remaining confirmatory due diligence, negotiate a definitive agreement, and announce the transaction.

Also during the first week of December 2017, following execution of an NDA, Willbros management held an introductory meeting with members of Party B’s management team. Party B outlined its proposal for a potential all-stock merger transaction in which Willbros’ stockholders would own 33.8% of the combined company, which would continue to be publicly traded. Greenhill also provided its first weekly update to Mr. Fournier in which it reported on its preliminary contacts with numerous potential buyers and capital providers and potential ABL lenders.

Greenhill contacted Primoris on December 4, 2017 to explore Primoris’ interest in a potential acquisition of Willbros. Primoris signed an NDA on December 4, 2017. During the period between December 11, 2017 and December 22, 2017, Greenhill shared preliminary materials and held initial discussions with the Primoris senior management team, including its President and CEO, David King. In addition, Willbros management worked with Greenhill to prepare a profile of the Company and financial model for potential buyers and to populate a virtual data room to facilitate the due diligence process. On December 14, 2017, the Company also retained Streusand, Landon & Ozburn, LLP (“Streusand”), to provide counsel regarding refinancing and liquidity issues.

During the final week of December, Greenhill held a conference call with Houlihan Lokey, Primoris’ financial advisors (“Houlihan”), to respond to various financial questions. An additional three potential lenders and investors signed NDAs during that week in connection with evaluating a potential recapitalization. In addition, Willbros retained Alvarez & Marsal (“Alvarez”) to assist with reviewing its current forecast, liquidity situation and potential recapitalization solutions.

On December 28, 2017, Primoris submitted a proposal to acquire Willbros in a merger transaction for an enterprise value of between $120.0 million and $145.0 million in cash. Primoris’ proposal also indicated that it would also be willing to include a stock component as consideration if the Company deemed that preferable. However, Primoris indicated that it was only willing to move forward if the Company entered into a 45-day period of exclusive negotiations. The Board authorized Greenhill to engage in due diligence discussions with the Primoris management team and its financial advisor, but declined to authorize an exclusive negotiation period with Primoris at this time.

In early January 2018, at the direction of the Board, Greenhill held telephonic meetings with several potential investors and ABL lenders and scheduled in-person meetings in New York City for mid-January between Mr. Fournier, and various potential investors and financial sponsors.

On January 10, 2018, Willbros’ management team and Greenhill conducted in-depth discussions with Party A’s management team, including its President and CEO. On January 12, 2018, Mr. Fournier met in New York with several potential financial sponsors, including Party C, a private equity firm specializing in buyouts, corporate carveouts and turnarounds. During that week, Parties A and B and Primoris were provided access to the virtual data room, including the Company’s latest forecasts. Data room access was also provided to other parties starting on January 12, 2018.

On January 16, 2018, at the direction of the Board, Greenhill advised Primoris that it would need to increase its offer price and discussed with Primoris Willbros’ financial results. Furthermore, Greenhill advised Primoris that Willbros was not prepared to proceed on an exclusive basis with Primoris at this stage of the process. In light of that information, Primoris withdrew its proposal to acquire Willbros.

On January 19, 2018, Party C submitted an indication of interest to acquire the Company’s UT&D segment only at a purchase price ranging from $150.0 million to $175.0 million in cash. Party C confirmed it was not interested in acquiring all of Willbros and further indicated that its offer was contingent upon its ability to secure financing for the proposed transaction.

Also on January 19, 2018, the Company requested that Streusand provide additional counseling regarding restructuring and reorganization planning and directed Streusand and Alvarez to assist the Company in preparing for a possible bankruptcy filing.

On January 22, 2018, Party B submitted an indication of interest to acquire all of Willbros for an enterprise value of $120.0 million. Party B further indicated that it was also prepared to acquire only the Company’s UT&D segment, as an alternative. Party B verbally indicated that, based on a number of assumptions, it valued the Company’s UT&D segment at $145.0 million.

During an informal Board call held on January 24, 2018, Greenhill and the Board discussed the parallel process to sell or recapitalize the Company and the status of the various transaction proposals from Parties B and C. The Board expressed concern over potential delays in light of the fact that Party B’s and Party C’s offers were each contingent on negotiating a rollover of the term loan and that Party C needed to secure third party financing in order to complete a transaction. The Board also discussed the merits of a sale of all of Willbros as compared to a carveout of the Company’s UT&D segment. The Board believed that a carveout of the Company’s UT&D segment would raise significant concerns regarding the viability of the remainder of the Company as a public company and as to certain contingent liabilities that would remain with the Company. Nonetheless, the Board expressed interest in continuing to explore a potential transaction with Party C and also with Primoris, if a purchase of only the Company’s UT&D segment represented a more appealing alternative to these parties and might lead to an offer that was more attractive to Willbros and its stockholders than an offer for all of Willbros.

During this call, the Company’s management informed the Board and Greenhill that the Company’s fourth quarter operating losses were likely to exceed the losses realized in the third quarter, and that the Company’s negative operating cash flow and liquidity would show further serious deterioration. Greenhill and the Board discussed the timing of the proposals received from Parties A and B and Primoris, and noted that they had been provided without knowledge of the Company’s worse than expected fourth quarter results. Greenhill and the Board discussed exploring contingency plans with the Company’s existing lenders for securing additional short-term liquidity and to restructure its existing indebtedness.

On January 24, 2018, after Greenhill updated Party A on Willbros’ financial results, Party A submitted a revised proposal to acquire Willbros for an enterprise value of $90.0 to $110.0 million. Party A’s offer was predicated on the term loan lender’s willingness to roll over the term loan to the combined company on terms that were substantially more favorable to the borrower than under the existing term loan credit agreement. After further due diligence, on January 31, 2018, Party A revised its proposal to acquire Willbros for an enterprise value of $100.0 million.

On January 26, 2018, at the direction of the Board, Greenhill contacted Houlihan and advised Houlihan that Willbros and the Board were still analyzing various strategic alternatives. Greenhill indicated that the Company was exploring a possible sale of the Company’s UT&D segment. Greenhill further indicated that the Board continued to be concerned that a carve out transaction of the Company’s UT&D segment presented various strategic and practical problems, but now believed such a transaction could generate stockholder value at the right purchase price. Greenhill queried whether Primoris would be interested in such a transaction. Greenhill and Houlihan also agreed that Mr. Fournier and Mr. King should discuss the idea directly.

On January 26, 2018, Primoris verbally expressed continuing interest in a potential acquisition of all of Willbros or only the Company’s UT&D segment notwithstanding having withdrawn its previous offer, but only in the event that the Company was willing to negotiate exclusively with Primoris and compensate Primoris in the event that the Company did not enter into an agreement with Primoris. Greenhill also received verbal expressions of interest from one potential investor in a convertible note recapitalization transaction, two potential term loan lenders and two potential ABL lenders. Another possible ABL lender withdrew from the process in light of Willbros’ difficult financial prospects.

Following a conference call on February 1, 2018 to discuss the status of the process, the Board agreed that Greenhill should invite Party B, Party C and Primoris to continue with the sale process. However, in light of its significantly lower offer, Party A was not invited to continue with the sale process.

On February 2, 2018, Party B held discussions with representatives of the term loan lender. Party B emphasized its view that, in light of the need for transaction speed and certainty, there was insufficient time for Willbros to secure third party financing. Party B stressed that the combined company would need an appropriate capital structure following the transaction. Party B added that, after the transaction was completed, it intended to divest Willbros’ Oil & Gas and Canada segments and that the combined company would need adequate time in order to complete the divestitures and stabilize the remaining business.

On February 5, 2018, Mr. Fournier spoke with Mr. King. During their conversation, Mr. Fournier queried on what terms Primoris would be willing to re-engage. Mr. King indicated that, based on the diligence to date, he believed Primoris would be willing to purchase Willbros at a transaction value ranging from Primoris’ original indication of $120.0 million to $145.0 million, subject to confirmatory diligence. Mr. King reiterated, however, that Primoris’ willingness to pursue a potential transaction was conditioned on, among other items, Willbros entering into exclusive negotiations with Primoris (with a potential exception for continued negotiations with Party B and Party C) and Willbros’ agreement to pay a $5.0 million fee to Primoris in the event that Primoris proposed an acquisition proposal above $135.0 million and Willbros did not accept the offer. Mr. King then indicated that he believed that Primoris and Willbros could negotiate a definitive agreement within three weeks.

On February 6, 2018, BAML advised the Company that it would not pursue a renewal, extension or refinancing of the ABL credit facility.

Mr. Fournier reported to the Board on his conversation with Mr. King in a conference call on February 6, 2018. The Board discussed the merits of re-engaging with Primoris and authorized the Company and its advisors to negotiate the parameters of an exclusivity agreement and fee payable to Primoris in the event that Willbros chose not to accept a Primoris offer, but only with exclusivity exceptions that would allow the Company to continue to explore potential transactions with Party B and Party C and potential stand-alone recapitalization transactions.

On February 7, 2018, Party A reaffirmed its interest in pursuing a potential transaction with Willbros. However, Party A indicated that its view of the value of the transaction had not changed and that it was unwilling to raise its offer. Party A expressed interest in reengaging in negotiations if other transaction alternatives did not lead to a definitive agreement.

On February 8, 2018, representatives of Party C met with UT&D’s management team and with representatives of Oncor, UT&D’s key customer in Fort Worth, Texas. Additionally, Party C’s management team held a due diligence meeting with UT&D’s management team on February 8 and 9, 2018, in which several topics were discussed, including the segment forecast, UT&D’s growth opportunities, UT&D’s relationship with Oncor, and the status of certain UT&D loss projects. Party C indicated that it had retained certain advisors to assist with its evaluation of a potential transaction. Party C requested that Willbros provide Party C with a draft of a purchase agreement for the sale of the UT&D segment. Following receipt of the draft purchase agreement, Party C was to provide Willbros with an updated offer including an updated valuation and proposed transaction structure.

At the Board’s direction, during the week of February 12, 2018, Greenhill contacted a total of approximately 13 lenders and investors, including seven parties that had previously been contacted, to determine their interest in a potential refinancing transaction. Greenhill emphasized the need for interested parties to address Willbros’ short-term liquidity needs and requested that the potential parties consider a range of options, including a stand-alone recapitalization, a partial sale of the Company as well as “debtor in possession” financing in the event of a filing under Chapter 11 of the U.S. Bankruptcy Code.

On February 12, 2018, Primoris submitted a “Proposal Outline” for the acquisition of all of Willbros at a transaction value ranging from $120.0 million to $135.0 million in cash. Primoris indicated that it was prepared to offer cash or Primoris stock. Primoris’ proposal continued to be conditioned on the Company negotiating with only one other party for a sale of the Company. Primoris also proposed a revised break fee ranging from $1.0 million to $5.0 million, depending on the ultimate transaction value of Primoris’ offer. Later that week, the Company provided a draft merger agreement to Primoris.

During a Board conference call with the Company’s management team and its legal and financial advisors on February 13, 2018, the Board further discussed with its advisors the request by Primoris for modified exclusivity in light of the Company’s operating performance, liquidity and strategic alternatives, and the risks and benefits of granting exclusivity, and considered potential limited time periods for an exclusivity period should the Board ultimately agree to one. The Board and its legal and financial advisors also discussed a financial analysis of Primoris’ then-current offer and the then-current offers of Parties B and C. Following that discussion, the Board determined that, if Primoris was willing to allow Willbros to continue with discussions with Party B and Party C (for an acquisition of the whole Company and UT&D only, respectively) while also continuing to explore a potential recapitalization of the Company, Willbros should enter into an appropriate exclusivity agreement with Primoris for a limited period of time, not to exceed one month. The Board subsequently approved the entry into an exclusivity agreement with Primoris on this basis.

On February 15, 2018, Party B met with Willbros’ corporate and UT&D’s management teams in Houston, Texas to discuss UT&D’s business plan and various financial due diligence items. Party B requested a meeting with the administrative agent for the ABL credit facility to explore potential solutions to Willbros’ short-term liquidity needs. Additional on-site due diligence meetings with the Willbros management team in Houston were scheduled for February 20 and 21, 2018. During that week, Willbros provided Party B with the Company’s draft of a merger agreement.

On February 22, 2018, Party C submitted a revised indication of interest for the purchase of the Company’s UT&D segment at a transaction value of $150.0 million. Party C also offered to assume all operating liabilities of the UT&D business, but indicated that it would require Willbros to cash collateralize the approximately $26.0 million of outstanding letters of credit associated with the UT&D segment. Party C’s proposal also required (i) the term loan lender to provide a commitment for either a new long-term credit agreement or an 18-month bridge loan on terms that were acceptable both to the term loan lender and Party C, (ii) a five year extension of the Company’s alliance agreement with Oncor that would otherwise expire on December 31, 2018 and (iii) that Willbros reimburse Party C for its transaction expenses in an amount not to exceed $750,000 in the event that Party C was unsuccessful in acquiring UT&D.

On February 22, 2018, representatives of Willbros held meetings with representatives of Primoris at Willbros’ UT&D offices in Fort Worth, Texas, to allow Primoris to meet Willbros’ UT&D, Oil & Gas and Canadian management teams and continue Primoris’ due diligence efforts.

On February 23, 2018, at the direction of the Board, Greenhill provided the term loan lender with a preliminary stand-alone recapitalization proposal that was prepared by Greenhill with input from the Willbros management team. The proposal was designed to create a stable and sustainable capital structure for Willbros. The plan called for the exchange of $85.0 million of existing term loan indebtedness into Willbros common stock so that the term loan lender would become the majority stockholder in Willbros. The proposal further provided for the rollover of the remaining $25.0 million under the existing term loan and a new term loan in the amount of $60.0 million. A portion of the new capital provided by the term loan lender would be used to pay down the ABL loan.

On February 28, 2018, Willbros and Primoris entered into an exclusivity agreement pursuant to which Willbros agreed to negotiate exclusively with Primoris for a period ending March 31, 2018. The terms of the exclusivity agreement authorized Willbros to continue pursuing any of the following: (1) a potential transaction with Parties B and C, (2) a refinancing of any of the Company’s indebtedness and (3) a potential sale of the Company’s Canada segment or its Lineal business. In addition, the exclusivity agreement provided that in the event that Primoris delivered to Willbros a written proposal to acquire all of Willbros for a transaction value of at least $120.0 million and within 12 months thereafter Willbros entered into a “definitive alternate transaction” with a party other than Primoris, Willbros would be required to pay Primoris a fee ranging from $5.0 million to $1.0 million, depending on the transaction value proposed by Primoris.

Following the execution of the exclusivity agreement, Primoris and its legal and financial advisors continued the due diligence process through a series of meetings and calls. Primoris held management, financial and human resources due diligence meetings at Willbros’ headquarters office in Houston, Texas on February 28, 2018.

On March 1, 2018, Party B submitted a significantly modified proposal. Party B indicated that it was no longer interested in a purchase of all of Willbros. Instead, Party B indicated that it was only interested in the acquisition of UT&D and solely through a “stalking horse” auction process under Section 363 of the U.S. Bankruptcy Code for a price of $60.0 million. Party B also indicated that its proposal would require the term loan lender to roll over $30.0 million of existing term loan indebtedness in the reorganized company while Party B would contribute the remaining $30.0 million to complete the acquisition. In light of this substantially reduced proposal, Willbros focused on its other acquisition proposals and continued discussions with its existing and potential lenders.

During the final week of February and the first full week of March, Primoris continued to perform due diligence, including several in-person meetings with representatives of the Willbros management team and a meeting with Oncor on March 1, 2018.

On March 6, 2018, the term loan lender informed Greenhill that it was not interested in proceeding with the recapitalization plan involving an investment of $60.0 million of new capital but engaged with the Company and its advisors in discussions regarding a potential restructuring involving a smaller, new investment that could be implemented through the bankruptcy reorganization process.

Party C continued its due diligence investigation during the first half of March 2018. Party C and its advisors met with the Houston operational team on March 8, 2018 and the UT&D operational team in Fort Worth, Texas on March 12, 2018 and March 13, 2018. Party C’s accounting advisors met in Houston with Willbros’ outside auditor on March 14, 2018 and with the Willbros management team on March 15, 2018.

During the first half of March 2018, at the direction of the Board, Greenhill continued to reach out to prospective lenders. In particular, Greenhill sent detailed debtor-in-possession financing (“DIP”) forecasts that were prepared with input and review from Company management and Alvarez to four lenders to prepare such lenders to share a DIP proposal. Willbros did not receive any term sheets or formal proposals for DIP financing.

On March 13, 2018, Primoris submitted an updated proposal to acquire Willbros for $120.0 million in cash. Primoris’ proposal was conditioned on the ABL and term loan lender’s willingness to enter into forbearance agreements, in which the lender would agree not to pursue any of their remedies against Willbros or the other loan parties in exchange for a final payoff for an unspecified principal amount upon closing of the acquisition. Primoris’ proposal was further conditioned on the term loan lender’s willingness to agree to a limited amount of cash at closing with the balance of what it would be owed payable subsequent to closing following a net working capital “true up” arrangement in which the final payoff to the term loan lender would be reduced by the amount of any net working capital deficit at closing.

On March 13, 2018, Conner & Winters furnished a draft merger agreement to Weil, Gotshal & Manges LLP (“Weil”), M&A counsel to Primoris, together with earlier drafts that were previously exchanged, discussed and negotiated among Conner & Winters and Primoris’ corporate counsel.

On March 16, 2018, Greenhill and Willbros shared with Primoris a financial model that reflected the estimated payments to Willbros stockholders and lenders based on Primoris’ March 13, 2018 proposed offer. Later that day, representatives of Primoris, Houlihan and Weil discussed the model with representatives of Willbros and Greenhill. Additionally, throughout the day, Mr. King and Mr. Fournier separately discussed issues related to the term loan lender and Primoris’s updated proposal. During these calls, Mr. Fournier proposed that Primoris consider providing Willbros with approximately $10.0 million of bridge financing in order for Willbros to meet its liquidity needs prior to consummation of a transaction between Primoris and Willbros. Mr. King advised Mr. Fournier that Primoris was unwilling to provide bridge financing and suggested that Willbros seek bridge financing from other sources, including its current lenders. Mr. Fournier further advised Mr. King that the Company intended to file a Form 12b-25 on March 19, 2018.

Later that day, Conner & Winters and Weil discussed certain aspects of the draft merger agreement, as well as various structuring alternatives to effect a potential transaction between Primoris and the Company.

On March 17, 2018, after the term loan lender rejected Primoris’ proposal for a working capital true up, Primoris submitted a revised proposal to acquire Willbros for all cash at a 20% premium to the closing market share price on March 20, 2018, subject to a cap of $0.75 per share. The revised proposal contemplated a one-step structure in which the merger and merger agreement would be subject to the approval of Willbros’ stockholders at a special meeting of the stockholders called for such purpose. Although the revised proposal eliminated a working capital true up arrangement with the term loan lender, it was conditioned on the term loan lender agreeing: (i) to forbear from pursuing any of their rights and remedies under the term loan agreement against Willbros and the other loan parties prior to closing, (ii) to accept $100.0 million at closing in full satisfaction of any amounts owing to the term loan lender, including principal, interest and any make-whole or other repayment fees to which they would otherwise be entitled and (iii) not to require any payments under the existing term loan agreement prior to closing. The revised proposal was further conditioned on the ABL lenders agreeing to forbear from pursuing any of their rights and remedies under the ABL loan agreement against Willbros and the other loan parties prior to closing. The revised proposal was also conditioned on certain to-be-identified Willbros stockholders entering into voting and support agreements prior to the signing of a merger agreement. The revised proposal also indicated that Primoris would consider providing bridge financing on a secured basis, but was subject to approval and discussion with Primoris’ board.

On the evening of March 17, 2018, the Company reviewed Primoris’ latest proposal with the term loan lender, including payment to the term loan lender at closing of $100.0 million in full satisfaction of any amounts owing to the term loan lender and the possibility that Primoris would be willing to provide Willbros with some level of bridge financing through the closing of the merger.

On March 18, 2018, following discussion with Greenhill, Primoris verbally submitted a revised proposal substantially similar to the March 17, 2018 proposal but including a floor share price of $0.60 per share.

On March 19, 2018, Weil and Conner & Winters discussed by telephone conference the terms of the definitive merger agreement.

On the afternoon of March 19, 2018, Willbros filed a Form 12b-25 Notification of Late Filing with the SEC. The Form 12b-25 disclosed that Willbros was unable to timely file, without unreasonable effort and expense, its Annual Report on Form 10-K for the year ended December 31, 2017. The Form 12b-25 also indicated that Willbros expected to report an operating loss in the range of $85.0 to $95.0 million for the year ended December 31, 2017, that it did not expect to be in compliance with its financial covenants for the period ending March 31, 2018 and that it was working towards completing a strategic alternative. The Form 12b-25 filing further disclosed that there was no assurance that a strategic transaction would be completed and that this uncertainty, coupled with Willbros’ expected future non-compliance with its financial covenants and need for additional liquidity raised substantial doubt about the Company’s ability to continue as a going concern. On the day prior to filing the Form 12b-25, Willbros’ stock price closed at $0.84 per share. On the following day, March 20, 2018, Willbros stock price closed at $0.19 per share and on March 21, 2018, the closing price for Willbros common stock was $0.24 per share.

Beginning on March 20, 2018 through the signing of the merger agreement on March 27, 2018, Weil and Conner & Winters negotiated and exchanged multiple drafts of a merger agreement, disclosure schedule and form of voting and support agreement to be entered into by certain to-be-identified stockholders of the Company.

On March 22, 2018, Primoris verbally submitted a final proposal to acquire Willbros for $0.60 per share in cash, subject to the same conditions outlined in its letter of March 17, 2018.

Beginning on March 22, 2018 and through March 27, 2018, Cravath, Swaine & Moore LLP (“Cravath”), legal advisors to Willbros with respect to its credit agreements, exchanged multiple drafts of a term loan forbearance agreement, ABL forbearance agreement and seventh amendment to the term credit agreement with Paul, Weiss Rifkind, Wharton & Garrison LLP (“Paul Weiss”), counsel to the term loan lender and Vinson & Elkins, counsel to the ABL lenders, allowing Primoris to provide up to $20.0 million of bridge financing to Willbros prior to closing of the merger agreement.

On March 22, 2018, Weil provided a bridge loan term sheet to Willbros and Greenhill, which Greenhill subsequently forwarded to the term loan lender. Later the same day, Paul Weiss provided comments to the bridge loan term sheet.

On March 22, 2018, Cravath circulated a draft of the seventh amendment to the term credit agreement to Paul Weiss, Weil and Willbros and advised Conner & Winters that Paul Weiss was preparing a term loan forbearance agreement.

From March 22, 2018 through March 26, 2018, Vinson & Elkins and Paul Weiss exchanged drafts of the ABL forbearance agreement and term loan forbearance agreement with Cravath and Weil.

On March 24, 2018, Weil advised Conner & Winters of the identity of the Company stockholders from which it expected to enter into voting agreements. Later that day, Conner & Winters delivered the draft form voting agreement to Paul Weiss, counsel to the term loan lender and to certain directors and officers of the Company. From March 25, 2018 until March 27, 2018, Weil and Paul Weiss negotiated the terms of the voting agreement to be entered into by the term loan lender.

From March 24, 2018 to March 27, 2018, successive drafts of the seventh amendment to the term credit agreement were exchanged among the parties.

On March 26, 2018, counsel to Party C, provided Conner & Winters with a mark-up of a Membership Interest Purchase Agreement (the “MIPA”), for the purchase of the Company’s UT&D segment. The MIPA provided for the purchase of the Company’s UT&D segment for an aggregate purchase price of $150.0 million minus Willbros’ transaction expenses and any indebtedness of UT&D and was subject to a post-closing net working capital adjustment.

Also on March 26, 2018, the Board convened a meeting with its legal and financial advisors to discuss the final terms of the transaction with Primoris and the status of discussions with Party C. At the meeting, Alvarez provided an update on the Company’s liquidity and financial position. Alvarez advised that Willbros’ current liquidity position was very constricted notwithstanding various actions which the Company had taken to extend its liquidity for a sufficient time to conduct a strategic sale process. Alvarez further reported that, in the absence of an infusion of bridge financing, the Company’s liquidity was expected to be negative beginning with the following week. Alvarez then presented the Company’s financial position showing the positive impact of up to $20.0 million of bridge financing, the deferral of approximately $3.5 million of term loan interest payments and the reduction of cash dominion under the ABL credit agreement from $15.0 million of availability to $10.0 million of availability, as contemplated by the terms of the proposed transaction with Primoris.

Also at the meeting, the Board and the Company’s financial and legal advisors discussed Party C’s offer to purchase the Company’s UT&D segment and concluded that, in light of various factors affecting the Company, the sale of UT&D only was not an attractive alternative. The Board concluded that, in its business judgment, Party C’s offer to purchase UT&D did not fully address the issues the Company was facing, including that the proposal did not include any bridge financing to address Willbros’ short-term liquidity issues, which Alvarez had noted was critical for the Company to avoid a bankruptcy filing. The Board further concluded that in the event of a bankruptcy filing, the Company’s stockholders would likely receive nothing in light of the fact that substantially all of the Company’s assets were pledged to secure its ABL and term loan indebtedness. In addition, the Board and its financial and legal advisors noted that the MIPA was yet to be negotiated and raised multiple complexities and potential costs of unknown size, including the cost and duration of disposing of or unwinding the remaining public company and providing transition services to Party C, the risks of stranded liabilities, including general liabilities and workers compensation claims that would not be transferred with UT&D, various lease expenses associated with Willbros’ headquarters operations and potential multi-employer pension plan liabilities. Accordingly, the Board concluded that pursuing Party C’s offer was not in the best interest of the Company and its stockholders in light of the Primoris transaction currently before the Board.

Also at the meeting, representatives of Conner & Winters provided a presentation regarding the Board’s fiduciary duties under Delaware law in connection with the proposed transaction and a summary of the key terms of the merger agreement and related documentation with respect to the Primoris transaction based on materials circulated to the Board in advance of the meeting.

Also at the meeting, Greenhill presented certain financial analyses to the Board based on materials circulated to the Board in advance of the meeting. Greenhill rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated as of the same date, that, as of March 26, 2018, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the merger consideration to be received by the holders of Willbros common stock entitled to receive such merger consideration was fair, from a financial point of view, to such holders of Willbros common stock. The financial analysis and written opinion of Greenhill & Co., LLC are described below under “—Opinion of Willbros’ Financial Advisor” beginning on page 43.

The Board then unanimously (i) determined that the merger agreement and the transactions contemplated thereby and the merger are advisable and fair to and in the best interests of the Company and its stockholders; (ii) authorized and approved the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby and the merger; (iii) resolved to recommend that the Company’s stockholders vote in favor of the adoption of the merger agreement; and (iv) directed that the adoption of the merger agreement and the approval of the merger be submitted to the Company’s stockholders. In connection therewith, the Board also approved an amendment to the Company’s Bylaws providing for the Delaware Court of Chancery as the exclusive forum for certain legal proceedings.

Also on March 26, 2018, the board of directors of Primoris (the “Primoris Board”) convened a meeting with its legal and financial advisors. The Primoris Board resolved to establish a transaction committee that would be responsible for finalizing negotiations with respect to the merger agreement and approving Primoris’ entry into the merger agreement once all approvals by the ABL lenders were received. In the evening on March 27, 2017, the final consents of the ABL lenders were received by the Company, and the transaction committee of the Primoris Board approved the merger agreement.

Following the meeting of the transaction committee during the evening of March 27, 2017, the parties executed the merger agreement and related agreements.

The parties issued press releases announcing the transaction the morning of March 28, 2018, prior to market opening.

Willbros Without the Merger

Our stockholders will not receive any payment for their shares of our common stock if the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason. Instead, Willbros will remain a public company, its common stock will continue to be registered under the Exchange Act and continue to be traded on the over-the-counter market. If the merger is not completed, we would likely be forced to seek immediate protection under U.S. bankruptcy laws. If the merger is not completed, the forbearance agreements with the respective lenders under our term loan facility and ABL credit facility will each terminate. We do not expect to be in compliance with our maximum total leverage ratio and minimum interest coverage ratio under our term loan facility beginning with the quarterly period ended March 31, 2018, and would be required to successfully negotiate covenant relief under the term loan facility and the extension, modification or refinancing of the ABL credit facility which expires on August 7, 2018. There is no assurance that we will be able to obtain covenant relief under the term loan facility or extend, modify, or negotiate acceptable refinancing terms prior to the expiration of the ABL credit facility.

Without covenant relief under the term loan facility and an extension, modification or refinancing of the ABL credit facility, all of our debt obligations would become due under the default provisions of such facilities. If our debt obligations are accelerated, we would not have sufficient liquidity to retire our existing debt obligations, which raises substantial doubt about our ability to continue as a going concern. Failure to comply with loan covenants, failure to make payments when due and failure to deliver audited financial statements without a going concern or like qualification or explanation are considered events of default under both the term loan facility and ABL credit facility. Accordingly, if the merger is not completed, stockholders of the Company could receive little or no value for their investment in the Company.

If the merger agreement is terminated under specified circumstances, we may be required to pay Primoris a termination fee, as described under the section entitled “The Merger Agreement — Termination of the Merger Agreement — Termination Fees; Expense Reimbursement.”

The Recommendation of Willbros’ Board and Willbros’ Reasons for the Merger

The Board, by unanimous vote, has determined that it is advisable and in the best interests of Willbros and its stockholders to consummate the merger and the other transactions contemplated by the merger agreement, and unanimously recommends that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement. When you consider the Board’s recommendation, you should be aware that Willbros’ directors may have interests in the merger that may be different from, or in addition to, your interests. These interests are described in “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” on page 37.

In determining that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Willbros and its stockholders, the Board consulted with management and its financial and legal advisors and considered a number of factors, including the following:

•	Review of Prospects in Remaining Independent. The Board considered Willbros’ financial condition, including its short- and long-term liquidity and business and earnings prospects if it were to remain independent in light of various factors, including Willbros’ recent and anticipated operating results and the competitive dynamics of the oil and gas and power industries in which Willbros operates. In this context, the Board determined that if the Company were to remain independent, it likely would need to seek immediate protection under U.S. bankruptcy laws and Willbros’ stockholders would likely receive nothing in the bankruptcy reorganization process. Consequently, Primoris’ all-cash proposal represented substantially higher value and certainty to Willbros’ stockholders relative to Willbros’ prospects as a stand-alone company.

•	Sale and Negotiation Process. The Board reviewed the sale process that Willbros and its advisors had conducted prior to the signing of the merger agreement, over a period of approximately four months, which involved contacts with multiple additional parties that the Board believed might have an interest in acquiring the Company or a significant portion of its assets or provide refinancing for the Company. The Board also considered the negotiation process with Primoris and that the consideration reflected in the merger agreement was the highest value that was available to Willbros at the time that had the highest likelihood of being completed, and that the Company’s severe liquidity issues precluded waiting for the emergence of a more favorable opportunity that had yet to appear.

•	Merger Consideration. The Board concluded that the merger consideration of $0.60 per share in cash to Willbros common stockholders represented a premium of: (i) approximately 275.0% to the closing price of $0.16 on March 26, 2018, the last full trading day prior to the Board’s decision to enter into the merger agreement; and (ii) 75%, 25% and 7% to the 30-day, 60-day and 90-day volume weighted average prices of $0.34, $0.48 and $0.56, respectively, for the period ended March 23, 2018. The Board believed that the $0.60 per share price and the other terms offered by Primoris represented the highest value that was reasonably available to be delivered to Willbros common stockholders with the greatest certainty of achievement among available alternatives. The Board also considered the fact that the merger consideration is all cash, which provides certainty of value to Willbros common stockholders compared to the uncertain value that might be available to the stockholders of Willbros if Willbros were to attempt to remain a stand-alone company.

•	Opinion of Willbros’ Financial Advisor. Willbros’ Board received an oral opinion from its financial advisor, Greenhill, subsequently confirmed in writing, that, as of March 26, 2018, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Greenhill as set forth in the written opinion, the consideration to be received by the holders of shares of Willbros common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion is attached to this proxy statement as Annex D and is incorporated by reference in this proxy statement in its entirety. The opinion of Greenhill is more fully described below in the subsection entitled “The Merger — Opinion of Willbros’ Financial Advisor” and Annex D.

•

Terms of the Merger Agreement. The Board considered the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to complete the merger and their ability to terminate the merger agreement. The Board also noted that the merger agreement permits Willbros and the Board to respond to a competing proposal that the Board has reasonably determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, is superior or is reasonably likely to result in a superior proposal, subject to certain restrictions imposed by the merger agreement. The merger agreement further allows the Board to make an adverse recommendation change in accordance with the Board’s fiduciary duties, subject to certain restrictions imposed by the merger agreement and the requirement that Willbros pay Primoris a termination fee of $4.3 million in the event that Primoris terminates the merger agreement in connection with such adverse recommendation change (or a termination fee of $8.0 million in the event that the merger agreement is terminated by Primoris or Willbros at any time after an adverse recommendation change in light of an intervening event (as defined in “The Merger Agreement — Covenants — Change of Recommendation”)). The Board noted that the termination fee and related provisions of the merger agreement are customary for transactions of this size and type and would not preclude a superior proposal. The Board considered that the $4.3 million termination fee, which amounts to approximately 4.3% of Primoris’ enterprise value for the transaction, was reasonable, both in amount and in the context of the other provisions of the merger agreement, and the process conducted by the Board with the assistance of Willbros management and its advisors, leading to signing the merger agreement.

•	Likelihood of Closing and Term Credit Agreement Amendment and Forbearance Agreements. The Board considered the relatively limited nature of the closing conditions included in the merger agreement, including the absence of any financing-related closing condition and the likelihood that the merger will be approved by Willbros’ stockholders. The Board also considered Primoris’ track record of successfully completing a number of significant acquisitions. In addition, the Board considered the fact that Primoris was willing to provide additional short-term liquidity between the date of the merger agreement and the closing of the merger under the Company’s term loan credit agreement, and that the Company’s term loan and ABL lenders also were willing to enter into forbearance agreements all of which are conditioned upon Willbros’ entry into a merger agreement with Primoris and the completion of the merger. These bridge financing and forbearance agreements are designed to provide Willbros with sufficient liquidity to operate and avoid a bankruptcy filing pending the completion of the merger. Finally, the Board considered the commitment from several large stockholders and some of Willbros’ officers and directors representing approximately 17% of the Company’s issued and outstanding shares in the aggregate, to vote their shares of Willbros common stock in support of the merger, merger agreement and each of the other actions contemplated by the merger agreement.

•	Final Offer. The Board considered the fact that Primoris confirmed that the merger consideration was its final offer and that further negotiations could have caused Primoris to abandon its offer.

The Board also identified and considered a number of countervailing factors and risks to Willbros and its stockholders relating to the merger and the merger agreement, including the following:

•	Potential Inability to Complete the Merger. The Board considered the possibility that the merger may not be completed and the potential adverse consequences to Willbros if the merger is not completed, including the erosion of customer, vendor, supplier and employee confidence in Willbros and a likely reduction in value offered by others for all or part of Willbros as part of a likely bankruptcy reorganization.

•	No Participation in Future Growth. The Board considered the fact that, because Willbros’ stockholders will be receiving a fixed amount of cash for their stock, they will not be compensated for any increase in the value of Willbros or Primoris.

•	Closing Conditions. The Board considered the relatively limited nature of the closing conditions included in the merger agreement, including the absence of any financing-related closing condition, and the likelihood that the merger would be completed, but that there are no assurances that all conditions to the parties’ obligations to complete the merger will be satisfied or waived.

•	Interim Operating Covenants. The Board considered the limitations imposed in the merger agreement on (i) the conduct of Willbros’ business during the pre-closing period, (ii) its ability to solicit and respond to competing proposals, and (iii) the ability of the Board to change or withdraw its recommendation of the merger.

•	Taxability. The Board considered that the merger will be a taxable transaction to Willbros’ stockholders.

•	Interests of Willbros’ Directors and Executive Officers. The Board considered the interests of Willbros’ directors and executive officers that are different from, or are in addition to, the interests of Willbros’ stockholders generally, as described in the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

•	Significant Distraction and Expense. The Board considered that Willbros’ directors, officers and employees have expended and will expend extensive efforts attempting to complete the transactions contemplated by the merger agreement and such persons have experienced and will experience significant distractions from their work during the pendency of such transactions and that Willbros has incurred and will incur substantial costs in connection with such transactions even if such transactions are not consummated.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the complexity and wide variety of factors considered, the Board did not find it useful to and did not attempt to quantify, rank or otherwise assign weights to these factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Board conducted an overall analysis of the factors described above, including discussions with Willbros’ management and its financial and legal advisors. In considering the factors described above, individual members of the Board may have given different weights to different factors.

Interests of the Company’s Directors and Executive Officers in the Merger

Stockholders should be aware that Willbros’ executive officers and directors are subject to plans or arrangements that may provide them with interests that differ from, or are in addition to, those of stockholders generally. In particular, as further described below, Willbros’ executive officers are entitled to certain benefits if they are involuntarily terminated not for cause or resign for good reason within 12 months following the consummation of the merger.

The Board was aware of these plans and arrangements during its deliberations of the merits of the merger agreement and in determining the recommendation set forth herein.

Executive Officers and Directors

Willbros’ executive officers and directors as of the date hereof are:

Name	Position
Michael J. Fournier	Chief Executive Officer, President, Chief Operating Officer and Director
W. Gary Gates	Director
Michael C. Lebens	Director
Daniel E. Lonergan	Director
Phil D. Wedemeyer	Director
S. Miller Williams	Director (Chairman of the Board)
Jeffrey B. Kappel	Senior Vice President and Chief Financial Officer
Johnny M. Priest	Executive Vice President, Utility Transmission & Distribution (President, Utility T&D)
Linnie A. Freeman	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Jeremy R. Kinch	Senior Vice President, Willbros Canada (President, Canada)

For purposes of determining Golden Parachute Compensation, our “named executive officers” are:

Name	Position
Michael J. Fournier	Chief Executive Officer, President, Chief Operating Officer and Director
Jeffrey B. Kappel	Senior Vice President and Chief Financial Officer
Johnny M. Priest	Executive Vice President, Utility Transmission & Distribution (President, Utility T&D)
Linnie A. Freeman	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Jeremy R. Kinch	Senior Vice President, Willbros Canada (President, Canada)

Consideration Payable for Shares Held Pursuant to the Merger Agreement

The executive officers and directors of Willbros who hold shares at the closing of the merger will be eligible to receive the same merger consideration as the other Willbros stockholders with respect to each outstanding share held. As of April 16, 2018, the executive officers and directors of Willbros held, in the aggregate, 732,113 shares of Willbros common stock (or approximately 1.2% of all outstanding shares), excluding outstanding unvested time-based restricted stock awards of Willbros.

The table below sets forth the number of shares held by the executive officers and directors of Willbros, excluding outstanding unvested time-based restricted stock awards of Willbros, as of April 16, 2018, and the value (at $0.60 per share) they would receive for those shares upon consummation of the merger.

Name	Number of Shares	Merger Consideration ($)
Michael J. Fournier	301,726	181,036
W. Gary Gates	7,861	4,717
Michael C. Lebens	0	0
Daniel E. Lonergan	0	0
Phil D. Wedemeyer	46,233	27,740
S. Miller Williams	109,617	65,770
Jeffrey B. Kappel	7,020	4,212
Johnny M. Priest	208,845	125,307
Linnie A. Freeman	34,359	20,615
Jeremy R. Kinch	16,452	9,871
All executive officers and directors as a group (10 people)	732,113	439,268

The above table does not reflect acquisitions and dispositions of shares by executive officers or directors subsequent to April 16, 2018.

Consideration Payable for Equity Awards Pursuant to the Merger Agreement

As described below under the section entitled “The Merger Agreement — Merger Consideration; Conversion of Shares,” the merger agreement provides that:

•

as of the effective time of the merger, each then outstanding unvested time-based restricted stock award and outstanding unvested time-based restricted stock unit award of Willbros will, at the option of Primoris, (i) be converted into the right to receive an amount in cash equal to the product of (A) the number of shares of Willbros common stock subject to such unvested time-based award and (B) $0.60, less any applicable withholding taxes; or (ii) be converted into the right to receive Primoris restricted stock awards in an amount equal to the product of (A) the number of shares of Willbros common stock subject to such unvested time-based award and (B) $0.60, with any fractional share being rounded down to the nearest whole share of Primoris’ common stock, with the same vesting terms and conditions as are applicable to such time-based award (including accelerated vesting upon a termination without cause) and, in addition, shall provide for termination for Good Reason (as that term is defined in the Willbros 2010 Management Severance Plan for Executives); and

•	immediately prior to the effective time of the merger, each then outstanding performance-based restricted stock unit award of Willbros will be cancelled and will be converted into the right to receive an amount in cash which equals (i) the number of shares of Willbros common stock subject to such award based on the target level performance multiplied by (ii) $0.60, less any applicable withholding taxes.

The table below sets forth the estimated amounts that each executive officer and director would be eligible to receive (without subtraction of applicable withholding taxes) with regard to any unvested time-based restricted stock and restricted stock unit awards (assuming Primoris elects a cash settlement of such restricted stock and restricted stock units in lieu of substituting Primoris restricted stock awards) and unvested performance-based restricted stock unit awards held by the executive officer and director as of April 16, 2018.

	Time-Based Restricted Stock		Time-Based RSU Awards		Performance-Based RSU Awards		Total Value
	Shares	Value	Shares	Value	Shares	Value
Name	(#)	($)	(#)	($)	(#)	($)	($)
Michael J. Fournier	0	0	117,132	70,279	312,500	187,500	257,779
W. Gary Gates	30,365	18,219	0	0	0	0	18,219
Michael C. Lebens	0	0	0	0	0	0	0
Daniel E. Lonergan	0	0	0	0	0	0	0
Phil D. Wedemeyer	30,365	18,219	0	0	0	0	18,219
S. Miller Williams	55,669	33,401	0	0	0	0	33,401
Jeffrey B. Kappel	12,067	7,240	0	0	30,000	18,000	25,240
Johnny M. Priest	40,279	24,167	0	0	65,000	39,000	63,167
Linnie A. Freeman	28,750	17,250	0	0	60,000	36,000	53,250
Jeremy R. Kinch	0	0	33,028	19,817	30,000	18,000	37,817
All executive officers and directors as a group (10 people)	197,495	118,496	150,160	90,096	497,500	298,500	507,092

Retention Awards

Messrs. Priest and Kinch have each been granted a retention award. Under the retention award, each of them is entitled to receive a cash retention bonus in a single lump sum if he remains continuously employed through the earliest to occur of (i) September 14, 2018, or such later date as the Company’s President may determine, (ii) the completion of a “sale transaction” or (iii) the date of his death, disability or termination of his employment in an employer-initiated termination for reasons other than cause. Mr. Priest is entitled to receive a retention bonus in an amount equal to his annual base salary of $430,000 and Mr. Kinch is entitled to receive a retention bonus in an amount equal to 75% of his annual base salary, or $218,244.

Any retention bonus which is paid to Mr. Priest or Mr. Kinch under the retention award will be applied to reduce any payments to which he may otherwise become entitled as a participant in the Willbros management severance plans. In addition, any amounts which are paid to Mr. Priest or Mr. Kinch under the retention award will not be considered an annual cash bonus or, also in the case of Mr. Priest, a payment under an “incentive plan” as that term is defined under the management severance plans and, therefore, will not result in the payment of any additional severance compensation to Mr. Priest or Mr. Kinch in the event he becomes entitled to severance benefits in the future.

Change in Control Severance Benefits for Executive Officers

Pursuant to certain provisions in Willbros’ management severance plans, the executive officers of Willbros will receive severance benefits upon qualified terminations of employment within 12 months following a change in control of Willbros, such as the consummation of the proposed merger. Accordingly, if a Willbros executive officer is terminated not for “cause,” or resigns for “good reason,” within 12 months following the merger, the executive officer will be entitled to the following benefits:

•	In the case of the Chief Executive Officer, a cash lump sum payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or the date of separation of service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or date of separation of service (he received no annual cash bonus in the last 36 months prior to April 16, 2018); plus one times his target cash bonus for the year of his termination. His target cash bonus for 2018 under our Management Incentive Compensation Program is one-half his base salary, $306,500.

•	In the case of the Senior Vice President and Chief Financial Officer, a cash lump sum payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or the date of separation of service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or date of separation of service (he received no annual cash bonus in the last 36 months prior to April 16, 2018); plus one times his target cash bonus for the year of his termination. His target cash bonus for 2018 under our Management Incentive Compensation Program is one-half his base salary, $150,000.

•	In the case of the Executive Vice President and President, Utility T&D, a cash lump sum payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or the date of separation of service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or date of separation of service (the largest annual cash bonus he received in the last 36 months prior to April 16, 2018, was $86,000); plus one times his target cash bonus for the year of his termination. His target bonus for 2018 under our Management Incentive Compensation Plan is one-half his base salary, $215,000.

•	In the case of the Senior Vice President and General Counsel, a cash lump sum payment equal to two times the sum of (i) the greater of her base compensation immediately before the change in control or the date of separation of service and (ii) the largest annual cash bonus she received in the 36 months before the change in control or date of separation of service (the largest annual cash bonus she received in the last 36 months prior to April 16, 2018, was $25,000); plus one times her target cash bonus for the year of her termination. Her target cash bonus for 2018 under our Management Incentive Compensation Program is one-half her base salary, $175,000.

•	In the case of the Senior Vice President, Canada, a cash lump sum payment equal to one times the sum of (i) the greater of his base compensation immediately before the change in control or the date of separation of service and (ii) one times his average annual cash bonus received during the 36-month period ending on the date of his termination of employment (the average annual bonus he received for the 36-month period prior to April 16, 2018 was $36,304).

If such executive officer’s employment is terminated for any other reason, he or she will be entitled to receive severance or other benefits only to the extent he or she would be entitled to receive under Willbros’ then-existing severance or benefit plans or pursuant to any other written agreement. Willbros’ U.S. management severance plans provide that if any amount or benefit to be paid otherwise under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payment to be paid or provided will be “cut back”

to the minimum extent necessary so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

As defined in Willbros’ management severance plans, “cause” generally means:

•	an executive’s conviction or a plea of nolo contendere to a felony or other crime involving fraud, dishonesty or moral turpitude;

•	an executive’s willful or reckless material misconduct in the performance of his or her duties;

•	an executive’s willful or reckless violation or disregard of certain restrictive and other covenants of the applicable management severance plan, the code of business conduct and ethics of Willbros or an affiliate or, if applicable, the code of ethics for CEO and senior financial officers;

•	an executive’s material willful or reckless violation or disregard of a policy of Willbros or an affiliate; or

•	an executive’s habitual or gross neglect of duties.

With respect to the above definition of cause, no act or conduct by an executive will constitute cause if the executive acted: (i) in accordance with the instructions or advice of counsel representing Willbros or, if there was a conflict such that the executive could not consult with counsel representing Willbros, other qualified counsel, or (ii) as required by legal process.

As defined in Willbros’ management severance plans, “good reason” generally means:

•	a reduction in the executive officer’s annual base compensation (unless it is made as part of an across-the-board salary reduction that affects all of Willbros’ executive officers);

•	a significant reduction in the nature or scope of the executive officer’s authorities or duties;

•	a relocation of the executive officer’s place of employment by 50 or more miles; or

•	a successor company fails to honor the applicable severance plan.

Willbros’ management severance plans contain one-year non-compete and non-solicitation restrictive provisions, a non-disparagement covenant and a covenant not to disclose Willbros’ confidential and proprietary information following the termination of an executive officer’s employment. In conjunction with Mr. Fournier’s appointment as Chief Executive Officer, Willbros waived his compliance with the non-compete provision in the event that he voluntarily leaves Willbros on or after December 31, 2018. In addition, Willbros shall not have any obligation to make any payment under any management severance plan unless and until the executive officer delivers to Willbros a required waiver and release.

Compensation Proposal

The following table sets forth the golden parachute compensation potentially payable to or realizable by the named executive officers in connection with the merger based on compensation and benefits in effect as of April 16, 2018, assuming the completion of the merger occurred on April 16, 2018, and each named executive officer experiences a simultaneous qualifying termination of employment.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Non-Cash Benefits ($)(3)	Total ($)
Michael J. Fournier	1,532,500	257,779	5,684	1,795,963
Jeffrey B. Kappel	750,000	25,240	16,548	791,788
Johnny M. Priest	1,247,000	63,167	23,086	1,333,253
Linnie A. Freeman	925,000	53,250	12,936	991,186
Jeremy R. Kinch	327,294	37,817	N/A	365,111

(1)	Represents the “double-trigger” cash severance payments to which Messrs. Fournier, Kappel and Priest and Ms. Freeman may become entitled to under the applicable management severance plan equal to the sum of (A) two times the sum of such officer’s annual base compensation and the largest annual cash bonus such officer received in the 36 months before the triggering event and (B) such officer’s annual cash bonus for 2018 based on the target performance. In the case of Mr. Kinch, represents the “double-trigger” cash severance payments to which he may become entitled equal to the sum of (1) 100% of his annual base compensation and (2) 100% of his average annual cash bonus received in the 36 months before the triggering event. The amounts become payable in the event that, during the period beginning on the change in control and ending 12 months following a change in control, the executive officer is terminated other than for cause or resigns for good reason, as described in further detail above under “—Change in Control Severance Benefits for Executive Officers.” Any retention bonus which is paid to Mr. Priest or Mr. Kinch under his retention award will be applied to reduce any payments to which he may be entitled under the applicable management severance plan. The individual components are quantified in the table below.

Name	Severance Compensation ($)(a)	Target Annual Bonus ($)(b)	Largest Bonus in Prior 36 Months(c)	Total ($)
Michael J. Fournier	1,226,000	306,500	0	1,532,500
Jeffrey B. Kappel	600,000	150,000	0	750,000
Johnny M. Priest	860,000	215,000	172,000	1,247,000
Linnie A. Freeman	700,000	175,000	50,000	925,000
Jeremy R. Kinch	290,990	N/A	36,304	327,294

(a)	Represents two times the annual base salary of Mr. Fournier ($613,000), Mr. Kappel ($300,000), Mr. Priest ($430,000) and Ms. Freeman ($350,000), and the U.S. dollar equivalent of one times the annual base salary of Mr. Kinch based on the exchange rate in effect on March 30, 2018.
(b)	Represents the amount of the named executive officer’s target 2018 annual cash bonus.
(c)	With respect to Messrs. Fournier, Kappel and Priest and Ms. Freeman, represents two times the amount of the named executive officer’s greatest annual cash bonus received in the 36 months before the triggering event. With respect to Mr. Kinch, represents one times his average annual cash bonus received in the 36 months before the triggering event based on the exchange rates in effect on the dates the bonuses were paid.

(2)	Represents the aggregate potential payments to be made with respect to time-based restricted stock awards, time-based restricted stock unit awards and performance-based restricted stock unit awards, based on the merger consideration of $0.60 per share. For purposes of this table, it is assumed that, pursuant to the merger agreement, Primoris has elected that each then outstanding unvested time-based restricted stock award and unvested time-based restricted stock unit be converted into the right to receive an amount of cash equal to the product of (i) the number of shares subject to such time-based award and (ii) $0.60. Depending on when the merger is completed, certain outstanding awards may become vested in accordance with their terms. The amounts in this column represent “single trigger” cash payments to be made with respect to the cancellation of any unvested time-based restricted stock awards, time-based restricted stock unit awards, and performance-based restricted stock unit awards pursuant to the merger agreement’s treatment of awards held by Willbros’ directors and executive officers, as described above under “—Consideration Payable for Equity Awards Pursuant to the Merger Agreement.”

(3)	Represents the estimated value of 12 months continued health and dental insurance and life insurance coverage for each of the officers (the estimated cost for such coverage less the amounts payable by such officer as an employee under the insurance plans). The amounts in this column are “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment on or following the effective time of the merger.

Willbros Board of Directors Following the Merger

Following the merger, and pursuant to the terms of the merger agreement, the members of the Board will be replaced by the board of directors of merger sub.

Indemnification and Insurance

The merger agreement provides that from and after the effective time of the merger, Primoris will cause Willbros, as the surviving corporation, to indemnify and hold harmless each present and former officer and director of Willbros against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities, whether civil, criminal administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, to the fullest extent Willbros would have been permitted to do so under Delaware law and its certificate of incorporation or bylaws or pursuant to other agreements in effect as of the date of the merger agreement to indemnify such individuals (and Primoris shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the individual to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such individual is not entitled to indemnification).

The merger agreement further provides that Willbros, as the surviving corporation, shall maintain its existing officers’ and directors’ liability insurance for a period of six years after the effective time of the merger so long as the annual premium therefor (on an annualized basis) is not in excess of 3.0 times the last annual premium paid prior to the date of the merger agreement (the “current premium”); provided, however, that if the existing officers’ and directors’ liability insurance expires, is terminated or cancelled during such six-year period, Willbros, as the surviving corporation, will use reasonable efforts to obtain as much officers’ and directors’ liability insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 2.0 times the current premium. In lieu of maintaining such officers’ and directors’ liability insurance, prior to the effective time, Willbros (and its subsidiaries) may, at its option and expense (following reasonable consultation with Primoris), purchase prepaid “tail” insurance for Willbros (and its subsidiaries) and their current and former officers, directors and employees who are covered by policies of officers’ and directors’ liability insurance and fiduciary liability insurance currently maintained by or for the benefit of Willbros (and its subsidiaries) as of the date of the merger agreement for a period of six years after the effective time of the merger, which tail insurance to provide coverage in an amount substantially equivalent to the existing coverage.

Opinion of Willbros’ Financial Advisor

The Company retained Greenhill to, among other things, act as its financial advisor in connection with the merger. At the March 26, 2018, meeting of the Board held to evaluate the merger, Greenhill rendered an oral opinion, confirmed by delivery of a written opinion dated March 26, 2018, to the effect that, as of such date and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the merger consideration was fair, from a financial point of view, to the Company’s stockholders.

The full text of Greenhill’s written opinion, dated March 26, 2018, which discusses, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Greenhill in rendering its opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. The summary of Greenhill’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are urged to read Greenhill’s opinion carefully and in its entirety. Greenhill’s opinion is solely for the information of the Board, in its capacity as such, and addresses only the fairness of the merger consideration, from a financial point of view, to the Company’s stockholders, as of the date of the opinion. Greenhill was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision to proceed with or effect the merger or any related transactions, or the relative merits of the merger as compared to other potential strategies or transactions that may be available to the Company. Greenhill’s opinion is not intended to and does not address the amount or nature of any compensation or bonuses to any officers, directors or employees of any party to the merger or related transactions, or any class of such persons, relative to the merger consideration or otherwise or with respect to the fairness of any such compensation or consideration. Furthermore, Greenhill expressed no view or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and Greenhill assumes that opinions, counsel and interpretations regarding such matters have been or would be obtained from appropriate professional sources. Greenhill’s opinion was approved by its Fairness Committee. Greenhill’s opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the merger or the merger agreement or take any other action in connection therewith, nor does it constitute a recommendation as to how any stockholder of the Company should vote on any matter or otherwise act with respect to the merger.

In arriving at its opinion, Greenhill, among other things, has:

1.	reviewed the draft of the merger agreement, dated as of March 26, 2018, and certain related documents;

2.	reviewed certain publicly available financial statements of the Company;

3.	reviewed certain other publicly available business, operating and financial information relating to the Company, and drafts of certain of the Company’s filings which were not yet publicly available;

4.	reviewed certain information, including financial forecasts for the year ended December 31, 2018 (with an understanding from management of the Company that projections for any period beyond 2018 were not available or meaningful under the circumstances), and other financial and operating data concerning the Company, prepared by the management of the Company (such forecasts and other data, the “Company Forecasts”), in each case that management of the Company directed Greenhill to utilize for purposes of Greenhill’s analysis;

5.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company and with other advisors of the Company, including Alvarez, Conner & Winters and Streusand, Landon & Ozburn, LLP;

6.	analyzed various market multiples of select publicly-traded companies that Greenhill determined to be comparable to the Company;

7.	reviewed a range of precedent transactions to derive a range of relevant multiples;

8.	reviewed the liquidity projections prepared by Alvarez and provided to Greenhill by the management of the Company that management of the Company directed Greenhill to use for purposes of Greenhill’s analysis (the “Alvarez Projections” and together with the Company Forecasts, the “Forecasts”);

9.	reviewed the Company’s Form 12b-25 Notification of Late Filing, filed on March 19, 2018, disclosing, among other things, higher than expected operating losses, an inability to address near term liquidity needs and substantial doubt about the Company’s ability to continue as a going concern;

10.	participated in discussions and negotiations among representatives of the Company and its principal lender, creditors, legal and financial advisors and representatives of Primoris and its legal and financial advisors; and

11.	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

For purposes of its opinion, Greenhill assumed and relied upon, without independent verification or expressing any views with respect to, the following facts relating to the Company’s liquidity and strategic options as of the close of business on March 26, 2018, based on Greenhill’s discussions with the Company’s management and other advisors, including Alvarez, Conner & Winters, and Streusand, Landon & Ozburn, LLP (the “Liquidity and Strategic Option Assumptions”):

1.	the Company’s consolidated financial statements and the Company Forecasts were prepared assuming that it would continue as a going concern;

2.	the Company was experiencing recurring losses from operations and there were no assurances that the Company would be able to raise its revenues or reduce its operating expenses to a level which would support profitable operations and provide sufficient funds to pay its obligations;

3.	absent a capital infusion, and in light of the Company’s asset based loan becoming due on August 7, 2018, there was a substantial doubt about the Company’s ability to continue as a going concern;

4.	the Company was not able to, and did not expect to be able to, access any sources of equity or debt financing on terms acceptable to the Company to fund its liquidity requirements;

5.	in light of the foregoing, there was substantial doubt the Company would be able to achieve the Company Forecasts; and

6.	the liquidity position of the Company, its continuing losses and business prospects, would likely result in a voluntary or involuntary bankruptcy, restructuring or liquidation of the Company in which stockholders of the Company could receive little or no value for their investment in the Company.

In arriving at its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with Greenhill. Greenhill further relied upon the assurances of the representatives and management of the Company that they were not aware of any facts or circumstances that would make any such information inaccurate, incomplete or misleading. With respect to the Forecasts, Greenhill assumed that such Forecasts, including the underlying assumptions, were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company or Alvarez, as applicable, and Greenhill relied upon the Forecasts in arriving at its opinion. With respect to the Liquidity and Strategic Option Assumptions, Greenhill assumed that such Liquidity and Strategic Option Assumptions reflected the best currently available information and good faith judgments of the management of the Company and the Company’s other advisors, and Greenhill relied upon the Liquidity and Strategic Option Assumptions in arriving at its opinion. Greenhill expressed no opinion with respect to the Forecasts, the Liquidity and Strategic Option Assumptions or the assumptions upon which either of them were based. Greenhill made no independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any other entity, nor was Greenhill furnished with any such evaluation or appraisal. In addition, Greenhill did not evaluate the solvency of any party to the merger agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. With the Company’s consent, Greenhill did not perform certain analyses that it would customarily prepare for the Company in connection with a fairness opinion because such analyses were not meaningful as a result of the extraordinary circumstances of the Company described herein. Greenhill assumed that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, which Greenhill further assumed was identical in all material respects to the latest draft thereof it reviewed, and without waiver or amendment of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company, the merger or the contemplated benefits of the merger in any way meaningful to Greenhill’s analysis. Greenhill is not legal, regulatory, accounting or tax experts and has relied on the assessments made by the Company and its advisors with respect to such issues. Greenhill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of the written opinion. It should be understood that subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion.

Summary of Greenhill’s Financial Analysis

The following is a summary of the material financial and comparative analyses contained in the presentation that was made by Greenhill to the Board in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of Greenhill’s financial analysis.

Selected Comparable Company Analysis

Greenhill performed a comparable company analysis which compared selected financial information and multiples for the Company to corresponding data for publicly traded companies selected by Greenhill.

Greenhill’s analysis included the following publicly-traded companies (“Selected Companies”):

UT&D Peers (as defined below):

•	Dycom Industries, Inc.,

•	EMCOR Group, Inc.,

•	MYR Group Inc.,

•	Quanta Services, Inc., and

•	MasTec, Inc.

Oil & Gas Peers (as defined below):

•	Matrix Service Company,

•	Bird Construction Inc.,

•	Primoris,

•	Stuart Olson Inc., and

•	NAEP (North American Energy Partners Inc.).

The Selected Companies were divided into two subsets, utility transmission & distribution sector business peers (“UT&D Peers”) and oil & gas services business peers (“Oil & Gas Peers”). Although none of the Selected Companies is directly comparable to the Company, Greenhill selected each of the above-listed companies because, among other reasons, they are publicly-traded companies with operations or businesses in related sectors or for purposes of analysis may be considered similar or reasonably similar to the operations of the Company. However, because of the inherent differences between the business, operations and prospects of the Company and those of the Selected Companies, Greenhill believed that it was inappropriate to, and therefore did not, rely solely on the numerical results of the Selected Company analysis. Accordingly, Greenhill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the Selected Companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the scale of the company relative to the industry, margin profile, issues related to customer concentration and relative contribution of oil and gas earnings to the company’s total business. Greenhill’s analysis was based on publicly available data and information for the Selected Companies, including information published by FactSet Research Systems Inc. (“FactSet”) and public filings, and the Forecasts, as of March 23, 2018.

For each of the Selected Companies, Greenhill reviewed the ratio of enterprise value (which we refer to in this section of the proxy statement as “EV”) which was calculated for each Selected Company by multiplying the number of fully diluted outstanding shares of that company as reported in its most recent public filings by the company’s common stock closing share price on March 23, 2018, plus the book value of debt, plus minority interest, less cash and cash equivalents, less investments in unconsolidated affiliates, as a multiple of earnings from operations before interest expense, income taxes and depreciation and amortization (which we refer to in this section of the proxy statement as “EBITDA”) for 2017 and 2018. The multiple ranges resulting from this analysis is summarized below:

	UT&D Peers			Oil & Gas Peers			Aggregate Average of the Selected Companies
Metric	Average of UT&D Peers	Low	High	Average of Oil & Gas Peers	Low	High
2017A EV / EBITDA	9.2x	8.7x	10.9x	10.6x	5.2x	20.7x	9.5x
2018E EV / EBITDA	7.8x	6.6x	9.2x	6.2x	4.2x	7.4x	7.5x

The average multiples exclude the Company. The aggregate average of the Selected Companies is weighted such that UT&D Peers are given 80% of the weight and Oil & Gas Peers are given 20% of the weight. For purposes of these analyses, (i) EV of the Company is based on the Company’s fully diluted share count as of March 21, 2018, and includes total debt-related items owed to the term loan lender equal to $136 million, under the ABL credit facility equal to $23 million, incremental debt to fund operating losses equal to $15 million and restricted cash equal to $40 million, (ii) “Unadjusted EBITDA” means the Company’s estimated earnings from operations before interest expense, income taxes and depreciation and amortization and (iii) “Pro Forma Adjusted EBITDA” means Unadjusted EBITDA, as adjusted by management of the Company for non-recurring items, asset sales, discontinued operations, problem projects and certain other items. From this analysis, based on its professional judgment and experience, Greenhill selected the following ranges of multiples it deemed most meaningful for its analysis:

Metric	Trading Comparables Range
EV / 2017A Unadjusted EBITDA	8.0x-10.0x
EV / 2017A Pro Forma Adjusted EBITDA	8.0x-10.0x
EV / 2018E Unadjusted EBITDA	6.5x-8.5x
EV / 2018E Pro Forma Adjusted EBITDA	6.5x-8.5x

Greenhill applied such ranges of multiples to the corresponding financial information for the Company and, as a result, arrived at high and low implied Share prices for the Company. The results of this analysis are summarized below:

	Implied Share Price
Metric	Low	High
EV / 2017A Unadjusted EBITDA	< $0.00	< $0.00
EV / 2017A Pro Forma Adjusted EBITDA	< $0.00	< $0.00
EV / 2018E Unadjusted EBITDA	$0.32	$1.06
EV / 2018E Pro Forma Adjusted EBITDA	$0.89	$1.81

Greenhill noted that the Company’s Unadjusted EBITDA and Pro Forma Adjusted EBITDA for 2017 were both negative. Therefore, Greenhill’s analysis of the 2017 multiples implied by the Selected Companies resulted in negative implied per Share value ranges for the Company. Greenhill compared these ranges to the merger consideration, taking into account the Liquidity and Strategic Option Assumptions.

Precedent Transactions Analysis

Greenhill performed an analysis of selected recent change of control transactions (the “Precedent Transactions”), which compared selected transactions since 2013 in the utility and transmission and distribution sector (“UT&D Precedent Transactions”) and the oil and gas services sector (“Oil & Gas Precedent Transactions”), that in Greenhill’s judgment were relevant for its analysis. This analysis was based on publicly available information, the FactSet and Capital IQ databases, earnings transcripts, Mergermarket reports, equity research, industry sources and the Company Forecasts. None of these Precedent Transactions or associated companies is identical to the merger or the Company. Accordingly, Greenhill’s analysis of the Precedent Transactions necessarily involved complex considerations and judgments that would necessarily affect the implied value of the Company versus the values of the companies in the Precedent Transactions. In evaluating the Precedent Transactions, Greenhill considered the size, business mix and margin profile of the companies party to the Precedent Transactions.

The following table identifies the Precedent Transactions reviewed by Greenhill in this analysis:

Date Announced	Target	Acquiror

UT&D Precedent Transactions
12/21/2017	PrimeLine Utility Services Holdings LLC	VINCI Energies S.A.
12/04/2017	NAPEC Inc.	Oaktree Capital Management L.P.
02/24/2016	PowerSecure International, Inc.	Southern Company
12/03/2015	The Infinity Group	Wood Group PLC
10/20/2014	WesTower Communications, Inc.	MasTec, Inc.
09/04/2014	Pike Corporation	Court Square Capital Partners L.P.
12/19/2013	Dixie Electric, LLC	First Reserve Corporation
04/24/2013	PowerTeam Services, LLC	Kelso & Company

Oil & Gas Precedent Transactions
02/14/2018	Layne Christensen Company	Granite Construction Incorporated
12/18/2017	Chicago Bridge & Iron Company N.V.	McDermott International Inc.
10/26/2017	Aecon Group Inc.	China Communications Construction Company Limited
08/01/2017	CH2M Hill Companies Ltd.	Jacobs Engineering Group Inc.
03/13/2017	Amec Foster Wheeler plc	John Wood Group PLC (from Wood Group PLC)
05/19/2016	FMC Technologies, Inc.	Technip S.A.
11/26/2014	Studon Electric & Controls Inc.	Stuart Olson Inc.
06/23/2014	Kentz Corporation Limited	SNC-Lavalin Group Inc.
12/09/2013	Valerus Field Solutions	Kentz Corporation Limited
11/11/2013	Elkhorn Holdings Inc.	John Wood Group PLC
06/24/2013	Brinderson, L.P.	Aegion Corporation

Greenhill reviewed the total transaction value for each of the Precedent Transactions and analyzed the EV implied by such total transaction value as a multiple of last 12-month EBITDA (for the 12-month period prior to the fiscal quarter in which the applicable transaction was announced). Using the above results, Greenhill derived reference ranges of multiples paid in the Precedent Transactions, as summarized below:

	UT&D Precedent Transactions				Oil & Gas Precedent Transactions
Metric	Mean	Median	Low	High	Mean	Median	Low	High
EV / EBITDA	9.8x	8.4x	6.8x	18.7x	7.9x	8.4x	4.6x	10.1x

Greenhill analyzed the Company’s Unadjusted EBITDA and Pro Forma Adjusted EBITDA, in each case for the 12-month period ended December 31, 2017, and for the forecasted period ended June 30, 2018 (the estimated date of Closing, which forecast was based on the Company Forecasts). Greenhill noted that its analysis of the multiples implied by the Precedent Transactions, based on Unadjusted EBITDA and Pro Forma Adjusted EBITDA for each of these two periods (after taking into account total debt-related items owed to the term loan lender equal to $136 million, under the ABL credit facility equal to $23 million, incremental debt to fund operating losses equal to $15 million and restricted cash equal to $40 million, and based on the Company’s fully diluted share count as of March 21, 2018), resulted in negative implied per Share value ranges for the Company.

General

The summary set forth above does not purport to be a complete description of the analyses performed by Greenhill, but simply describes, in summary form, the material analyses that Greenhill conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated or implied. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company or transaction used in Greenhill’s analysis as a comparison is directly comparable to the Company or the merger. Because these analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties or their respective advisors, none of the Company or Greenhill or any other person assumes responsibility if future results are materially different from those forecasts or projections.

The merger consideration payable pursuant to the merger agreement was determined through arms’ length negotiations between the Company and Primoris and was approved by the Board. Greenhill provided advice to the Company during these negotiations. Greenhill did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the merger. Greenhill’s opinion did not in any manner address the underlying business decision to proceed with or effect the merger.

Greenhill has acted as financial advisor to the Company in connection with the merger. During the three years preceding the date of its opinion, Greenhill had not been engaged by, performed any services for or received any compensation from the Company or any other parties to the merger or their respective affiliates (other than any amounts that were paid to Greenhill under the letter agreement pursuant to which Greenhill was retained as a financial advisor to the Company in connection with the merger and $2,500,000 that was paid to Greenhill in the aggregate under other letter agreements pursuant to which Greenhill was retained as a financial advisor to the Company in connection with certain other matters). Under the terms of Greenhill’s engagement with the Company, the Company has agreed to pay Greenhill a fee for rendering its opinion equal to $1,000,000 and for other services rendered in connection with the merger totaling $4,625,000, which includes the $1,000,000 opinion fee, the principal portion of which is contingent on the consummation of the merger. In addition, the Company agreed to indemnify Greenhill for certain liabilities arising out of its engagement.

Greenhill is an internationally recognized investment banking firm regularly engaged in providing financial advisory services in connection with mergers and acquisitions. The Company selected Greenhill as its financial advisor in connection with the merger on the basis of Greenhill’s experience in similar transactions, its reputation in the investment community and its familiarity with the engineering and construction business.

Greenhill’s opinion was one of the many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board with respect to the merger.

Company Financial Projections

Although Willbros periodically may issue limited financial guidance, it does not, as a matter of course, develop or publicly disclose long-term projections or internal projections of its future financial performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the merger by the Board, the Board considered certain non-public unaudited prospective financial information provided by our management relating to Willbros for the fourth quarter of 2017 and the year ended 2018 and with respect to cash flow information through June 1, 2018. These projections were also provided to Greenhill for its use and reliance in connection with its financial analyses and opinion summarized under the section entitled “The Merger — Opinion of Willbros’ Financial Advisor.”

The projections were not prepared with a view to public disclosure, but are included in this proxy statement because such information was made available to the Board and Greenhill, and were used in the evaluation process leading to the execution of the merger agreement. The projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (which we refer to as “GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this document has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to the Company’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

The projections were developed by Willbros management and considered various material assumptions, including, but not limited to, the following:

•	Willbros current backlog as of the date of the projections coupled with a percentage of anticipated awards in future periods;

•	gross profit margin percentages competitive with its peers;

•	indirect and overhead expenses necessary to operate the business;

•	an expectation that working capital levels would fluctuate proportionately with revenue and expenses, and, in the aggregate, remain relatively stable as a percentage of revenues;

•	no material acquisitions; and

•	other general business and market assumptions, including consideration of ongoing discussions with customers, the historical performance of Willbros, the broader economic outlook, Willbros’ market position relative to its peers and other future prospects of Willbros as a whole.

The projections include certain non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Willbros may not be comparable to similarly titled amounts used by other companies.

Although a summary of our projections is presented with numerical specificity, this information is not fact and should not be relied upon as being necessarily predictive of actual future results. These projections are forward-looking statements. Important factors that may affect actual results and cause our projections not to be achieved include general economic conditions, accuracy of certain financial assumptions, our ability to continue as a going concern, the inability to comply with the financial and other covenants in, or to obtain waivers under, our credit facilities, changes in the demand for energy, changes in our future financial performance (including actual or projected cash flows and actual or projected expenses), competitive pressures, changes in tax laws, and the other factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Information.” In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared, which was January 10, 2018 with respect to the year ended 2018, February 22, 2018 with respect to the fourth quarter of 2017 information and March 23, 2018 with respect to the cash flow information through

June 1, 2018. We can give no assurance that, had our projections been prepared either as of the date of the merger agreement or as of the date of this proxy statement, similar estimates and assumptions would be used. The projections also do not give effect to the transactions contemplated by the merger agreement, including the merger or the post-closing operations of Willbros and its subsidiaries. As a result, there can be no assurance that the projections will be realized, and actual results may be materially better or worse than those contained in our projections. The inclusion of this information should not be regarded as an indication that the Board, the Board’s financial advisor or any other recipient of this information considered, or now considers, our projections to be material information of Willbros or necessarily predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of our projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the merger proposal or other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek dissenters’ rights with respect to shares of our common stock.

These projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Willbros contained in our public filings with the SEC. The projections were reviewed by Willbros’ management with, and considered by, the Board in connection with its evaluation of the merger.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise our projections to reflect circumstances existing after the date when we prepared our projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying our projections are shown to be in error. Neither Willbros nor any of its affiliates, directors, officers, advisors or other representatives has made or makes any representation to any of our stockholders regarding the ultimate performance of Willbros compared to the information contained in these projections or that these projections will be achieved.

In light of the foregoing factors and the uncertainties inherent in our projections and considering that the special meeting may be held several months after these projections were prepared, stockholders are cautioned not to place undue, if any, reliance on these projections.

The following tables set forth certain summarized historical, historical pro forma and prospective financial information for Willbros for the periods presented, which were prepared by Willbros management. The historical and prospective financial information below includes the identification of subsequently disposed businesses, certain loss projects, restructuring charges and other adjustments. For additional information regarding these items, see the section entitled “The Merger — Background of the Merger.” Willbros believed the exclusion of these items provided more comparable and useful financial information in evaluating its operational trends and performance. In addition, Willbros believed the exclusion of these items are more indicative of the future operating prospects of the Company as a whole. At the time this information was prepared, Willbros had not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and thus the information for the fourth quarter 2017 and for the year ended December 31, 2017 were estimates. Willbros filed such Annual Report on Form 10-K with the SEC on March 30, 2018. See the section entitled “Where You Can Find More Information.” For purposes of the following tables, “A” means actual and “E” means estimate.

	2015A	2016A	2017E
	FY	FY	Q1A	Q2A	Q3A	Q4E	FYE
Contract revenue – Consolidated (Reported)	$909.0	$731.7	$163.9	$227.4	$240.8	$222.3	$854.4
Exited Businesses – Tanks	(48.0)	(29.1)	(10.6)	(15.3)	(13.5)	(13.3)	(52.7)
Exited Businesses – Pipeline	(109.3)	(91.5)	(5.7)	(25.0)	(36.5)	(16.8)	(84.2)
Exited Businesses – Downstream	(29.2)	(1.1)	—	—	—	—	—
Exited Businesses – Regional Delivery	(29.2)	—	—	—	—	—	—
Exited Businesses – ATCO Pipeline	—	(6.0)	(2.9)	(1.5)	(0.1)	—	(4.5)
Exited Businesses – Bemis	(9.8)	—	—	—	—	—	—
Other Adjustments – Thunder Ranch	—	—	(0.1)	(5.2)	(13.7)	(1.8)	(20.9)
Other Adjustments – OG&E	—	—	(2.5)	(16.8)	(11.0)	(2.9)	(33.2)
Other Adjustments – Oncor	—	—	0.8	0.5	4.6	1.8	7.7
Other Adjustments – Unit Adders	—	—	—	—	—	0.2	0.2

Contract revenue – Consolidated (Pro Forma)	$683.6	$604.0	$142.8	$164.0	$170.5	$189.5	$666.9

EBITDA – Consolidated (Reported)	$(64.2)	$(8.9)	$(9.8)	$5.3	$(23.1)	$(40.9)	$(68.5)
Long-lived asset impairment charges	3.8	—	—	—	—	—	—
Restructuring charges	9.5	4.9	0.3	0.3	(0.1)	0.8	1.3
Accounting and legal fees – restatements	0.6	(0.0)	0.3	0.1	0.2	0.0	0.6
Stock-based compensation	6.6	4.1	0.9	0.6	0.6	0.7	2.9
(Gain) on sale of assets	(2.1)	(3.4)	(0.7)	(0.7)	(1.1)	(0.7)	(3.2)
Ft. McMurray wildfire related costs	—	0.5	—	—	—	—	—
Debt covenant suspension and extinguishment costs	39.2	0.1	—	—	—	—	—
(Gain) on sale of subsidiary	(12.8)	—	—	—	—	—	—

Adjusted EBITDA – Consolidated (Reported)	$(19.5)	$(2.8)	$(9.0)	$5.6	$(23.5)	$(40.0)	$(67.0)
Exited Businesses – Tanks	5.7	4.6	0.9	0.3	0.1	0.9	2.1
Exited Businesses – Pipeline	26.1	10.8	5.2	2.1	13.5	25.5	46.4
Exited Businesses – Downstream	7.6	0.9	0.0	0.0	—	0.7	0.7
Exited Businesses – Regional Delivery	0.5	—	—	—	—	—	—
Exited Businesses – ATCO Pipeline	—	7.0	0.1	(2.0)	(0.1)	—	(2.0)
Exited Businesses – Bemis	(1.3)	—	—	—	—	—	—
Other Adjustments – Services	(2.1)	(1.8)	(1.1)	(1.1)	(1.1)	(1.1)	(4.3)
Other Adjustments – Thunder Ranch	—	—	(0.0)	(0.5)	2.0	2.1	3.6
Other Adjustments – OG&E	—	—	—	(1.7)	1.6	4.0	3.9
Other Adjustments – Oncor	—	—	0.8	0.5	4.6	1.8	7.7
Other Adjustments – Unit Adders	—	—	—	—	—	0.2	0.2
Other Adjustments – Corporate	16.2	6.3	0.3	0.7	0.4	0.7	2.2

Adjusted EBITDA – Consolidated (Pro Forma)	$33.2	$25.0	$(2.8)	$3.9	$(2.5)	$(5.2)	$(6.6)

	2018E					2018E Last 12 Months Ended Q2
	Q1	Q2	Q3	Q4	FY
Contract revenue – Consolidated (Reported)	$195.3	$187.8	$208.0	$201.9	$792.9	846.2
Exited Businesses – Tanks	—	—	—	—	—	(26.8)
Exited Businesses – Pipeline	(8.6)	(3.0)	—	—	(11.6)	(64.9)
Exited Businesses – ATCO Pipeline	—	—	—	—	—	(0.1)
Other Adjustments – Thunder Ranch	—	—	—	—	—	(15.5)
Other Adjustments – OG&E	—	—	—	—	—	(13.9)
Other Adjustments – Oncor	—	—	—	—	—	6.4
Other Adjustments – Unit Adders	—	—	—	—	—	0.2

Contract revenue – Consolidated (Pro Forma)	$186.8	$184.8	$208.0	$201.9	$781.3	$731.6

EBITDA – Consolidated (Reported)	$0.4	$5.7	$9.1	$8.7	$23.8	$(57.9)
Restructuring charges	0.3	0.4	0.3	0.3	1.3	1.5
Accounting and legal fees – restatements	0.1	—	—	—	0.1	0.3
Stock-based compensation	0.8	0.5	0.5	0.5	2.3	2.6
(Gain) on sale of assets	—	—	—	—	—	(1.8)
Accretion expense	0.1	0.0	0.0	0.1	0.2	0.1
Adjusted EBITDA – Consolidated (Reported)	$1.7	$6.7	$9.9	$9.5	$27.8	$(55.2)
Exited Businesses – Tanks	—	—	—	—	—	1.0
Exited Businesses – Pipeline	1.7	(0.0)	—	—	1.6	40.7
Exited Businesses – Downstream	—	—	—	—	—	0.7
Exited Businesses – ATCO Pipeline	—	—	—	—	—	(0.1)
Other Adjustments – Services	—	—	—	—	—	(2.2)
Other Adjustments – Thunder Ranch	—	—	—	—	—	4.1
Other Adjustments – OG&E	—	—	—	—	—	5.6
Other Adjustments – Oncor	—	—	—	—	—	6.4
Other Adjustments – Unit Adders	—	—	—	—	—	0.2
Other Adjustments – Corporate	—	—	—	—	—	1.1

Adjusted EBITDA – Consolidated (Pro Forma)	$3.3	$6.6	$9.9	$9.5	$29.4	$2.3

The following table sets forth certain summarized prospective cash flow information for Willbros through June 1, 2018, which was prepared by management with the assistance of Alvarez. The cash forecast below does not include Primoris’ bridge loan; any acceleration payment of the term loan or ABL resulting from default provisions under the agreements; includes interest payment to the term loan lender which will be waived as part of the merger; and does not reflect reduction in minimum ABL borrowing base availability from $15.0 million to $10.0 million under the ABL forbearance agreement.

	2 Weeks Ending 3/30/2018	5 Weeks Ending 5/4/2018	4 Weeks Ending 6/1/2018	11 Weeks Ending 6/1/2018
Beginning Book Cash (A)	$8.8	$4.0	$(5.6)	$8.8
Receipts	33.5	75.4	57.3	166.2
Operating Disbursements	(36.7)	(79.3)	(64.6)	(180.6)

Operating Cash Flow	$(3.2)	$(3.9)	$(7.4)	$(14.5)
Debt Services	—	(3.9)	(0.2)	(4.2)
Professional Fees	(1.7)	(1.7)	(0.6)	(3.9)

Net Cash Flow (B)	$(4.9)	$(9.6)	$(8.1)	$(22.6)
Revolver Draw / (Paydown)	—	—	—	—
Ending Book Cash (C)=(A)+(B)	4.0	(5.6)	(13.7)	(13.7)
ABL Borrowing Base	$86.9	$83.1	$83.6	$83.6
Less: Letters of Credit	(47.9)	(42.9)	(42.9)	(42.9)
Less: Outstanding Borrowings	(23.2)	(23.2)	$(23.2)	(23.2)

ABL Available Borrowing Base (D)	$15.8	$17.1	17.6	$17.6
Less: Minimum Availability (E)	(15.0)	(15.0)	(15.0)	(15.0)
Available Liquidity=(C)+(D)+(E)	$4.8	$(3.5)	$(11.2)	$(11.2)

Financing

The merger is not conditioned upon receipt of financing by Primoris. Primoris and merger sub have represented to Willbros that they will have available to them cash and other sources of immediately available funds at the closing of the merger to pay all cash amounts required to be paid by Primoris and merger sub under the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Willbros common stock. This discussion applies only to U.S. holders that hold their Willbros common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (“Code”). This discussion does not address the consequences of the merger to holders who receive cash pursuant to the exercise of appraisal rights. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to Willbros common stock;

•	persons holding Willbros common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons who acquired Willbros common stock through the exercise of employee stock options or otherwise as compensation;

•	certain financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

•	persons subject to the United States alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Willbros common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Willbros common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Willbros common stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The exchange of Willbros common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Willbros common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s tax basis in such shares. Gain or loss will be determined separately for each block of shares of Willbros common stock (i.e., shares of Willbros common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Willbros common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Payments made in exchange for shares of Willbros common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 24%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

You are urged to consult your tax adviser with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under any state, local or foreign tax laws.

Required Regulatory Approvals

Neither Willbros nor Primoris is currently aware of any material governmental approvals that are required for completion of the transactions contemplated by the merger agreement. It is currently contemplated that if any material governmental approvals are required, those approvals will be sought. Subject to the exceptions set forth in the following paragraph, Willbros and Primoris have each agreed to use their reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement as promptly as practicable, including efforts needed to prepare and file all documentation to effect all necessary notices, reports and filings to obtain all consents, registrations, approvals, permits and authorizations from any third party or governmental entity.

Notwithstanding anything to the contrary in the immediately preceding paragraph, none of Primoris or merger sub shall be required to proffer to, or agree to sell or hold separate agree to sell, before or after the effective time of the merger, any assets, business, or interest in any assets or business of Primoris, Willbros or any of their respective affiliates (or consent to any sale, or agreement to sell, by Willbros or its affiliates of any of its assets or businesses) or to take or agree to any material change or restriction in the operations of any assets or business, or contest any legal proceeding relating to the merger and other contemplated transactions (including this proxy statement).

Litigation Relating to the Merger

A securities class action suit was filed by a purported stockholder on April 24, 2018 in the United States District Court for the Southern District of Texas seeking class action status, injunctive relief, additional disclosure, damages and costs with regards to the pending merger. The suit, Karl Graulich v. Willbros Group Inc. [sic], et al., Case 4:18-cv-01286, names as defendants the Company and its directors. The suit alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9 by filing a materially incomplete and misleading preliminary proxy statement on April 11, 2018.

The Company believes the claims in this complaint are without merit. At this time, however, it is not possible to predict the outcome of this matter or its effect on the Company or the merger. The filing of this complaint could jeopardize the completion of the merger, and a preliminary injunction could also delay or jeopardize the completion of the merger. An adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger, and an adverse judgment for money damages could have an adverse effect on the Company. If the merger is not completed, the Company would likely be forced to seek immediate protection under U.S. bankruptcy laws.

Deregistration and Cessation of Trading of Shares

Upon completion of the merger, Willbros common stock will cease to be traded on the over-the-counter market and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. We encourage you to read the merger agreement carefully in its entirety, because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement except as expressly stated therein and have been qualified by (a) matters specifically disclosed in Willbros’ filings with the SEC on or after December 31, 2014 and prior to the date of the merger agreement, (b) confidential disclosures made to Primoris and merger sub in the disclosure schedule delivered in connection with the merger agreement and Willbros’ draft Annual Report for the fiscal year ended December 31, 2017 filed after the date of the merger agreement and (c) certain materiality qualifications contained in the merger agreement, which may differ from what may be viewed as material by investors. In addition, the representations and warranties were included in the merger agreement for the purpose of allocating contractual risk between Willbros, Primoris and merger sub, rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. You should not rely on the representations, warranties, covenants or agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Willbros, Primoris or merger sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. The merger agreement is described below, and attached to this proxy statement as Annex A, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Willbros or our business. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Willbros and our business. Please see the section entitled “Where You Can Find More Information.”

Merger

Effects of the Merger; Certificate of Formation; Directors and Officers

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, merger sub will be merged with and into Willbros, and the separate existence of merger sub will cease. Willbros will continue as the surviving corporation (the “surviving corporation”) in the merger as a wholly owned subsidiary of Primoris.

At the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation as in effect immediately prior to the merger will be amended to conform to the certificate of incorporation and bylaws of merger sub as in effect immediately prior to the effective time of the merger.

At the effective time of the merger, the directors of merger sub immediately prior to the effective time of the merger will be the directors of the surviving corporation and the officers of Willbros immediately prior to the effective time of the merger will be the officers of the surviving corporation, in each case, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the DGCL, and certificate of incorporation and bylaws of the surviving corporation.

Closing and Effective Time of the Merger

Unless Primoris designates an earlier date for the closing of the merger agreement, the consummation of the merger and the transactions contemplated by the merger agreement will take place on the fifth business day after the satisfaction or waiver of the conditions to closing (described below under “The Merger Agreement — Conditions to the Closing of the Merger”) (other than the conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the closing actually takes place is referred to as the “closing date.” Concurrently with or as soon as practicable following the closing, a certificate of merger will be filed with the Secretary of State of the State of Delaware. The merger will become effective at the time when the certificate of merger has been filed with, and accepted by, the Secretary of State of the State of Delaware or at a later time as may be specified by Willbros and Primoris in the certificate of merger.

Merger Consideration; Conversion of Shares

At the effective time of the merger, and without any action on the part of Primoris, merger sub, Willbros, or any stockholder of Willbros, each share of Willbros common stock (including any vested time-based restricted stock award of Willbros) issued and outstanding immediately prior to the effective time of the merger (each, a “Share”) (other than (i) treasury shares or shares held by any direct or indirect wholly-owned subsidiary of Willbros (each, an “excluded share”) and (ii) shares held by stockholders of Willbros, if any, who properly exercise their appraisal rights under Delaware law), shall automatically be converted into the right to receive $0.60 per Share in cash, without interest (the “merger consideration”).

At the effective time of the merger, each then outstanding unvested time-based restricted stock award and each then outstanding unvested time-based restricted stock unit award of Willbros (collectively, “Company Time-based Awards”), will, at Primoris’ option, (i) be cancelled and shall only entitle the holder thereof to receive an amount in cash equal to the product of (A) the number of Shares subject to such unvested Company Time-based Award and (B) the merger consideration, less applicable taxes required to be withheld; or (ii) be converted into the right to receive Primoris restricted stock awards in an amount equal to the product of (A) the number of Shares subject to such Company Time-based Award and (B) the merger consideration (with any fractional shares being rounded down to the nearest whole share of Primoris’ common stock) with the same vesting terms and conditions as are applicable to such Company Time-based Awards.

Immediately prior to the effective time of the merger, each then-outstanding performance-based restricted stock unit award (“Company Performance Awards”), shall be cancelled and shall only entitle the holder thereof to receive an amount in cash which represents the number of Shares equal to the “Target Award” set forth in the applicable award agreement for each such Company Performance Award multiplied by the merger consideration, less applicable taxes required to be withheld.

If the merger is completed, the aggregate consideration payable to holders of Shares in the merger will be approximately $38 million.

Payment Procedures

Prior to the closing, Primoris and merger sub will select a reputable bank or trust company reasonably acceptable to Willbros to act as paying agent (the “Paying Agent”) in the merger. At or prior to the effective time of the merger, Primoris will cause to be deposited with the Paying Agent cash sufficient to pay the aggregate merger consideration payable pursuant to the merger agreement.

Promptly after the effective time of the merger, the surviving corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than excluded shares):

•	a notice advising such holder of the effectiveness of the merger;

•	a letter of transmittal in customary form; and

•	instructions for use in effecting the surrender of Share certificates or transfer of uncertificated shares in exchange for merger consideration.

Upon surrender of a Share certificate (or affidavits of loss in lieu of a Share certificate) to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent, or, with respect to uncertificated Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of the transfer of uncertificated Shares as the Paying Agent may reasonably request): (a) the holder of such Share certificate or uncertificated Shares will be entitled to receive in exchange therefor the merger consideration that such holder has the right to receive (after giving effect to any required tax withholdings in accordance with the terms of the merger agreement) pursuant to the provisions of the merger agreement, in full satisfaction of all rights pertaining to Shares formerly represented by such Share certificate or uncertificated Shares; and (b) the Share certificate or uncertificated Shares so surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon surrender of any Shares.

Any portion of the cash deposited (including the proceeds of any investments thereof) with the Paying Agent that remains unclaimed by, or undistributed to, former holders of Shares as of the date that is one year after the date on which the merger becomes effective shall be delivered to the surviving corporation. Any former holders of Shares (other than excluded shares) who have not previously surrendered their Share certificates or uncertificated Shares in accordance with the exchange procedures thereafter may look only to the surviving corporation for payment of the merger consideration (after giving effect to any tax withholding).

None of the surviving corporation, Primoris, the Paying Agent or any other person shall be liable to any former holder Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar legal requirement.

Withholding Rights

Each of Primoris, Willbros, merger sub, the surviving corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold any applicable taxes from any consideration payable pursuant to the merger agreement. Any sum that is deducted or withheld and timely remitted to the applicable governmental authority shall be deemed as having been paid to the person to whom such amounts would otherwise have been paid.

Representations and Warranties

The merger agreement contains representations and warranties of Willbros, Primoris and merger sub. None of the representations and warranties contained in the merger agreement will survive the effective time of the merger or a termination of the merger agreement in accordance with its terms; provided that no such termination shall relieve any party to the merger agreement from any liability resulting from any inaccuracy in or breach of any representation or warranty.

Willbros

Certain of the representations and warranties in the merger agreement made by Willbros are qualified as to “knowledge,” “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” means: (a) any event, change, circumstance, effect, development or state of facts that, considered individually or in the aggregate with all other events, changes, circumstances, effects, developments or states of facts, is, or could reasonably be expected to be or to become, materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on, (i) the condition (financial or otherwise), capitalization, assets, properties, liabilities, business, results of operations or other financial performance of Willbros and its subsidiaries taken as a whole or (ii) the ability of Willbros to perform its covenants or obligations under the merger agreement or to timely consummate the merger or other transactions contemplated by the merger agreement or the voting agreements; and (b) any actual or threatened termination, cancellation, material reduction in revenue or material adverse modification or amendment to, or material violation, default or breach of any provisions of, of any of the contracts specified in the merger agreement between Willbros (or an affiliate thereof), on the one hand, and Oncor Electric Delivery Company LLC, Enterprise Crude Pipeline LLC or Enterprise Houston Ship Channel, L.P., on the other hand.

However, in the case of sub-clause “(i)” of clause “(a)” above, an event, change, circumstance, effect, development or state of facts occurring after the date of the merger agreement will not be considered when determining if a material adverse effect has occurred if such event, change, circumstance, effect, development or state of facts results from:

•	any change in economic or business conditions generally, or in the oil and gas and power facilities construction, maintenance and development industries specifically, either worldwide or in any geographic region where Willbros or its subsidiaries conduct business, including any change in commodity prices; or

•	the announcement or pendency of the merger and the other transactions contemplated by the merger agreement or the voting agreements, in either case (provided that this clause shall not preclude any breaches of certain representations and warranties made by Willbros in the merger agreement from being taken into account in determining whether a material adverse effect has occurred);

provided, however, that such event, change, circumstance, effect, development or state of facts described in sub-clause (i) of clause (a) above does not (1) primarily relate to (or have the effect of primarily relating to) Willbros or its subsidiaries or (2) disproportionately adversely affect Willbros or its subsidiaries compared to other companies of similar size operating in the oil and gas and power facilities construction, maintenance and development industries in such regions.

In the merger agreement, Willbros has made customary representations and warranties to Primoris and merger sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and in the disclosure schedule delivered in connection with the merger agreement. These representations and warranties relate to, among other things:

•	organization, good standing and qualification;

•	capital structure of Willbros, including equity-based compensation awards, and the capital structure of its subsidiaries;

•	corporate authority to enter into and perform, and the enforceability of, the merger agreement;

•	the opinion of Willbros’ financial advisor and the delivery of such opinion to the Board;

•	required consents, notices and regulatory filings and the absence of conflicts with laws, organizational documents or agreements;

•	Willbros’ SEC filings (including Willbros’ draft Annual Report for the fiscal year ended December 31, 2017 filed on Form 10-K after the date of the merger agreement) and financial statements;

•	disclosure controls and procedures and internal controls over financial reporting;

•	the absence of undisclosed liabilities;

•	the absence of certain actions that, if taken in the period from the date of the merger agreement through the effective time of the merger, would have required Primoris’ written consent under the merger agreement;

•	the absence of litigation and certain liabilities related to claims or compliance with laws;

•	employee benefit plans and other related employment matters;

•	compliance with laws, government authorizations and permits;

•	the inapplicability of anti-takeover statutes;

•	environmental matters;

•	real property matters;

•	tax matters;

•	labor matters;

•	insurance matters;

•	intellectual property matters;

•	the absence of undisclosed broker’s or advisor’s fees;

•	hedging contracts;

•	compliance with anti-corruption, expert control, money laundering and anti-terrorism laws and regulations;

•	material contracts and other company contracts;

•	transactions with affiliates of Willbros;

•	absence of dividends, transfers of funds and investments; and

•	absence of discussions and agreements with other persons regarding acquisition inquiries or acquisition proposals.

Primoris and Merger Sub

Certain of the representations and warranties in the merger agreement made by Primoris and merger sub are qualified as to “materiality.” In the merger agreement, Primoris and merger sub have made customary representations and warranties to Willbros that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	organization, good standing and qualification;

•	capitalization of merger sub;

•	the absence of any required stockholder vote of Primoris to authorize the merger and the authority to enter into and perform, and the enforceability of, the merger agreement;

•	required consents, notices and regulatory filings and the absence of conflicts with laws, organizational documents or agreements;

•	absence of “interested stockholder” status, under Section 203 of the DGCL;

•	sufficiency of funds; and

•	the absence of any undisclosed brokers’ fees.

Covenants

Interim Operations

The merger agreement provides that, during the period between the date of the merger agreement and the effective time of the merger, except: (a) with the prior written approval of Primoris (in its sole discretion) or (b) as expressly contemplated by the merger agreement, Willbros will ensure that it and each of its subsidiaries conducts its business and operations (i) in the ordinary and usual course of business and (ii) in compliance with all applicable laws and requirements of material contracts. In addition, Willbros will ensure that it and each of its subsidiaries will use its respective reasonable efforts to ensure that it preserves intact its current business organization and maintains its existing relations and goodwill with customers, strategic partners, suppliers, distributors, creditors, lessors, employees and business associates.

The merger agreement also provides that, during the period between the date of the merger agreement and the effective time of the merger, except: (a) with the prior written approval of Primoris (in its sole discretion) or (b) as expressly contemplated by the merger agreement, Willbros shall not, and Willbros shall cause each of its subsidiaries not to, in each case, subject to certain additional exceptions and materiality thresholds as specified in the merger agreement:

•	issue, dispose of, or encumber any capital stock owned by Willbros or any of its subsidiaries;

•	amend, or propose to amend, organizational or governing documents;

•	split, combine or reclassify outstanding shares of capital stock;

•	declare, set aside or pay a dividend in respect of any capital stock, other than dividends from direct or indirect wholly-owned subsidiaries;

•	except as required under a Willbros stock plan, acquire any capital stock or other security convertible into capital stock;

•	except as required under a Willbros stock plan or pursuant to a contract in effect prior to the date of the merger agreement, issue, sell or encumber any shares of capital stock (or other security convertible into capital stock) or any other asset;

•	transfer, lease (other than leases for equipment entered into in the ordinary course for construction, maintenance and facilities development projects) or dispose of any asset or incur or modify any indebtedness greater than $75,000 individually and $500,000 in the aggregate;

•	except for capital expenditures included in a capital plan or budget previously provided to Primoris, authorize or make any capital expenditure;

•	enter into a joint venture or similar agreement with any person;

•	subject to certain exceptions, enter into, amend or terminate any agreement or arrangement, or take any discretionary action that results in incremental liability, with respect to employee compensation or benefits;

•	subject to certain exceptions, commence or settle any claims or litigation;

•	other than in ordinary course, enter into, amend, modify, enter into or terminate any material contract or modify or amend that certain Credit Agreement, dated December 15, 2014, among Willbros, KKR Credit Advisors (US) LLC and the other parties thereto or that certain forbearance agreement, dated as of the date of the merger agreement, among Willbros, the other loan parties signatory thereto and the lenders party thereto;

•	make any tax election;

•	settle or compromise any material tax claim or liability;

•	change any material aspect of its method of accounting for tax purposes;

•	file any amended tax return;

•	prepare any tax return in a manner that is inconsistent with past practice;

•	surrender any claim for a refund of a material amount of taxes;

•	consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•	except in the ordinary and usual course of business, permit any insurance policy where Willbros is named beneficiary or loss-payable payee to be cancelled or terminated;

•	act in such a way that would cause any of the representations and warranties included in the merger agreement to become untrue in any material respect;

•	authorize or enter into any hedge agreement or arrangement;

•	enter into any agreement that limits the ability of Willbros or any of its subsidiaries (or Primoris or any of its subsidiaries after the effective time of the merger) to compete in, or conduct, any line of business or compete with any person in any geographic area or during any period;

•	enter into any new line of business;

•	adopt a plan of liquidation, dissolution, merger or other material reorganization of Willbros or any of its subsidiaries;

•	take any action related to, or support the commencement of, any proceeding related to bankruptcy, winding up, dissolution, liquidation, administration, moratorium or reorganization, or seek similar relief with respect to any debt or assets of Willbros or its subsidiaries under any applicable law; and

•	agree or commit to take any of the actions described above.

Acquisition Proposals

Except as permitted by the terms of the merger agreement described below, Willbros will, and will ensure that its subsidiaries and all of its and its subsidiaries’ representatives, immediately cease and cause to be terminated any existing solicitation, encouragement, discussions or negotiations with any person relating to any “acquisition proposal” or “acquisition inquiry” (each as described below).

Willbros shall not, and shall ensure that its subsidiaries and its and their respective representatives do not (and do not resolve or propose to), in all cases, directly or indirectly:

•	initiate, encourage or solicit any acquisition inquiry or acquisition proposal;

•	furnish or otherwise provide access to any non-public information regarding Willbros or any of its subsidiaries to any person in connection with or in response to an acquisition inquiry or acquisition proposal;

•	engage in discussions or negotiations with any person with respect to any acquisition inquiry or acquisition proposal; or

•	otherwise facilitate any acquisition inquiry or acquisition proposal or enter into any agreement or arrangement with respect to any acquisition inquiry or acquisition proposal.

However, at any time prior to the adoption of the merger agreement by Willbros’ stockholders, Willbros may furnish non-public information regarding itself and its subsidiaries to, and may enter into discussions or negotiations with, a person in response to an unsolicited, bona fide, written acquisition proposal submitted to Willbros by such person (and not withdrawn) if:

•	none of Willbros, its subsidiaries or its or their respective representatives has breached, or taken any action inconsistent with, (i) the covenants in the merger agreement related to either the non-solicitation of acquisition inquiries or acquisition proposals or the Stockholder Meeting (as defined below), or (ii) any provision in a voting agreement;

•	none of Willbros, its subsidiaries or its or their respective representatives has failed to enforce any “standstill” or similar obligation;

•	the Board reasonably determines in good faith, after having taken into account the advice of an independent financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to result in a “superior proposal” (as described below);

•	the Board reasonably determines in good faith, after having taken into account the advice of outside legal counsel, that such action is required for the Board to comply with its fiduciary duties under applicable Delaware law; and

•	at least two business days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such person, Willbros: (a) gives Primoris written notice of the identity of such person and of Willbros’ intention to furnish non-public information to, or enter into discussions or negotiations with, such person; (b) receives from such person, and delivers to Primoris, a copy of, an executed confidentiality agreement containing (i) customary limitations on the use and disclosure of all non-public information, (ii) customary “standstill” provisions, and (iii) other customary provisions, in all cases, that are no less favorable to Willbros than the provisions of that certain Confidentiality Agreement, dated December 4, 2017, between Primoris and Willbros United States Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Willbros, as amended by that certain Amendment No. 1 to Confidentiality Agreement dated February 28, 2018; and (c) at least 24 hours before furnishing any non-public information to such person, Willbros furnishes such non-public information to Primoris (to the extent not already shared with Primoris).

The merger agreement provides that if Willbros or any of its subsidiaries, or any of their respective representatives, receives (a) an acquisition inquiry or acquisition proposal, (b) any request to furnish non-public information or (c) any request to discuss or negotiate an acquisition inquiry or acquisition proposal, then Willbros will promptly (and in no event later than 24 hours after receipt of such acquisition proposal, acquisition inquiry or request): (i) advise Primoris orally and in writing of such acquisition inquiry, acquisition proposal or request (including the identity of the person making or submitting such acquisition inquiry, acquisition proposal or request and the material terms and conditions thereof); and (b) provide Primoris with copies of any written inquiries, documents or correspondence received by Willbros or any of its subsidiaries, or any of their respective representatives, related to any such acquisition inquiry, acquisition proposal or request. Willbros is required to keep Primoris fully informed on the status of any such acquisition inquiry, acquisition proposal or request and any modification or proposed modification thereto, and promptly (and in no event later than 24 hours after transmittal or receipt of any material correspondence or communication) provide Primoris with a copy of any correspondence or communication between or otherwise involving Willbros or any of its subsidiaries, or any of their respective representatives, and the person that made or submitted such acquisition inquiry, acquisition proposal or request.

Any action inconsistent with the foregoing obligation of Willbros described above that is taken by a representative of Willbros or any of its subsidiaries, whether or not such representative is purporting to act on behalf of Willbros or any of its subsidiaries, shall constitute a material breach of the merger agreement by Willbros.

For purposes of the merger agreement:

•	“acquisition inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Primoris or any of its subsidiaries) that could reasonably be expected to lead to an acquisition proposal;

•	“acquisition proposal” means any offer or proposal (other than an offer or proposal made or submitted by Primoris or any of its subsidiaries) contemplating or otherwise relating to any “acquisition transaction” (as described below);

•

“acquisition transaction” means a transaction or series of transactions (other than the merger and other transactions contemplated by the merger agreement and voting agreements) involving (a) the sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or assets representing 15% or more of the consolidated net revenues, net income or consolidated assets of Willbros or its subsidiaries, (b) the issuance, grant, disposition or acquisition of (i) 15% or more of the capital stock or other equity securities of Willbros or its subsidiaries, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire 15% or more of the capital stock or other equity securities of Willbros or its subsidiaries, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for 15% or more of the capital stock or other equity securities of Willbros or its subsidiaries, (d) a person or “group” (as defined in the Exchange Act and the rules thereunder) of persons directly or indirectly acquiring beneficial or record ownership of 15% or more of the outstanding capital stock or other equity securities of any class (or instruments convertible into or exercisable for 15% or more of any such class) of Willbros or its subsidiaries, (e) any merger, consolidation, amalgamation, business combination, share exchange, recapitalization, reorganization or similar transaction involving Willbros or any of its subsidiaries, (f) any liquidation or dissolution of Willbros or its subsidiaries, or (g) any transaction that could reasonably be expected to have an adverse effect on the merger or other transactions contemplated by the merger agreement and the voting agreements; and

•	“superior proposal” means an unsolicited, bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, all of the outstanding Shares, that: (a) was not obtained or made as a direct or indirect result of a breach of or any action inconsistent with (i) the merger agreement or any “standstill” or similar agreement or provisions under which Willbros or any of subsidiaries has or had any rights or obligations or (ii) any voting agreement; (b) is not subject to a financing contingency; and (c) is on terms and conditions that the Board reasonably determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and after having taken into account the likelihood and timing of consummation of the purchase transaction contemplated by such offer, to be more favorable from a financial point of view to the stockholders of Willbros than the merger and the other transactions contemplated by the merger agreement and voting agreements.

Change of Recommendation

As described under “The Merger — The Recommendation of Willbros’ Board and Willbros’ Reasons for the Merger”, the Board (i) has unanimously determined and believes that the merger is advisable and fair to and in the best interests of Willbros and its stockholders; (ii) has unanimously approved the merger agreement and unanimously approved the merger and the other transactions contemplated by the merger agreement and voting agreements; and (iii) unanimously recommends that the stockholders of Willbros vote to adopt the merger agreement at the Stockholder Meeting, thereby approving the transactions contemplated by the merger agreement and the merger (the unanimous determination by the Board referred to in clauses (i) through (iii) above, the “Board Recommendation”).

Willbros has agreed that neither the Board nor any committee thereof will: (a) except as described below, withdraw or modify in a manner adverse to Primoris or merger sub, or permit the withdrawal or modification in a manner adverse to Primoris or merger sub of, the Board Recommendation; (b) recommend the approval, acceptance or adoption of, or approve, accept or adopt, any acquisition proposal; (c) approve or recommend, or cause or permit Willbros or any of its subsidiaries to enter into, any letter of intent, merger agreement, acquisition agreement, joint venture agreement or other similar document constituting, or that contemplates, is intended or would reasonably be expected to result directly or indirectly in, an acquisition transaction; or (d) resolve, agree in writing or publicly propose to, or permit Willbros or any of its subsidiaries, or any of their respective representatives, to agree or publicly propose to, take any of the foregoing actions.

At any time prior to (but not after) the adoption of the merger agreement by Willbros’ stockholders, the Board may in certain circumstances and subject to Willbros’ compliance with certain obligations (as summarized below), withdraw or modify the Board Recommendation (as described under “The Merger Agreement — Termination of the Merger Agreement”).

If (a) Willbros receives an unsolicited, bona fide, written acquisition proposal that is not withdrawn and such acquisition proposal did not result from a breach of (i) the covenants in the merger agreement related to (A) non-solicitation of acquisition inquiries or acquisition proposals or (B) the Stockholder Meeting, or (ii) any

“standstill” or similar agreement under which Willbros or any of its subsidiaries have rights, or (b) there arises after the date of the merger agreement an “intervening event” (as described below) that leads the Board to consider withdrawing or modifying the Board Recommendation in a manner adverse to Primoris, then, in each case, the Board is permitted to withdraw or modify the Board Recommendation if the Board has complied with the following procedure and obligations:

•	Willbros provides Primoris (a) with respect to an acquisition proposal, at least 72 hours prior to any meeting of the Board at which the Board will consider and determine whether such acquisition proposal is a superior proposal, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of, and any draft contract relating to, the acquisition proposal that is the basis of the potential action by the Board and the identity of the person making such acquisition proposal or (b) with respect to an intervening event, at least 72 hours prior to any meeting of the Board that the Board will consider and determine whether such intervening event requires the Board to withdraw or modify the Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such intervening event;

•	solely with respect to an acquisition proposal, the Board reasonably determines in good faith, after having taken into account the advice of an independent financial advisor and the advice of outside legal counsel, that such acquisition proposal constitutes a superior proposal;

•	the Board reasonably determines in good faith, after having taken into account the advice of outside legal counsel and, with respect to an intervening event, an independent financial advisor, that, in light of such superior proposal or intervening event, as applicable, the Board is required to withdraw or modify the Board Recommendation in order to comply with its fiduciary obligations under applicable Delaware law;

•	no less than four business days prior to withdrawing or modifying the Board Recommendation, the Board delivers to Primoris a written notice: (a) with respect to an acquisition proposal: (i) stating that Willbros has received a superior proposal that did not result from or arise out of a breach of the non-solicitation or stockholder meeting covenants of the merger agreement or any “standstill” or similar agreement under which Willbros or any of its subsidiaries have rights or any voting agreement; (ii) stating that it intends to withdraw or modify the Board Recommendation in light of such superior proposal and describing any intended modification of the Board Recommendation; (iii) specifying the material terms and conditions of such superior proposal, including the identity of the person making such superior proposal; and (iv) attaching copies of the most current and complete draft of any agreement relating to such superior proposal and all other material documents and communications relating to such superior proposal; or (b) with respect to an intervening event: (i) stating that an intervening event has arisen; (ii) stating that it intends to withdraw or modify the Board Recommendation in light of such intervening event and describing any intended modification of the Board Recommendation; and (iii) containing a reasonably detailed description of such intervening event;

•	throughout the period between the delivery of such written notice and any withdrawal or modification of the Board Recommendation, Willbros (through the Board) engages (to the extent requested by Primoris) in good faith negotiations with Primoris to amend the merger agreement in such a manner that no withdrawal or modification of the Board Recommendation would be legally required as a result of such superior proposal or as a result of such intervening event; and

•	at the time of withdrawing or modifying the Board Recommendation, the failure to withdraw or modify the Board Recommendation would constitute a breach of the fiduciary obligations of the Board under applicable Delaware law (after taking into account any changes to the terms of the merger agreement proposed by Primoris as a result of the required negotiations described immediately above or otherwise).

If during the notice period described above in connection with an acquisition proposal there is any change in the form or amount of the consideration payable in connection with a superior proposal, or there is any other material change to any of the terms of a superior proposal, such superior proposal will be deemed to be a new superior proposal and the Board will be required to deliver to Primoris a new written notice setting forth the information described above with respect to such revised superior proposal and to give Primoris a new advance notice period. Willbros has agreed to keep confidential, and not to disclose to the public or to any person (other than the representatives of Willbros who have been engaged in connection with the transactions contemplated by the merger agreement), any and all information regarding any negotiations that take place pursuant to provisions described above (including the existence and terms of any proposal made by or on behalf of Primoris or Willbros during such negotiations). Willbros will ensure that any withdrawal or modification of the Board Recommendation: (a) does not change or otherwise affect the approval of the merger agreement or the voting agreements by the Board or any other approval of the Board and (b) does not have the effect of causing any corporate takeover statute or other similar statute of the State of Delaware or any other state to be applicable to the merger agreement, any voting agreement, the merger or any of the other transactions contemplated by the merger agreement or voting agreements.

Willbros’ obligation to call, give notice of and hold the Stockholder Meeting (as described below under “The Merger Agreement — Covenants — Stockholder Meeting”) is not limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any superior proposal or other acquisition inquiry or acquisition proposal, by any intervening event or by any withdrawal or modification of the Board Recommendation.

Under the terms of the merger agreement, Willbros is required to pay Primoris a termination fee in the amount of $4,300,000 or $8,000,000 if the merger agreement has been terminated by Primoris or Willbros at any time after the Board Recommendation has been withdrawn or modified, depending on the circumstances of such withdrawal or modification. For more information, see “The Merger Agreement — Termination of the Merger Agreement —Termination Fees; Expense Reimbursement”.

For purposes of the merger agreement, “intervening event” means a material event, fact or state of facts, development or occurrence (other than any event, fact or state of facts, development or occurrence resulting from a breach of the merger agreement by Willbros) that does not relate to an acquisition proposal (including the receipt, existence or terms thereof or any matter relating thereto or consequence thereof) that was not known or reasonably foreseeable to the Board at or prior to the date of the merger agreement, or the material consequences of which (based on the facts known to the Board as of the date of the merger agreement) were not reasonably foreseeable, and becomes known to the Board after the date of the merger agreement and prior to the adoption of merger agreement by the stockholders of Willbros.

Stockholder Meeting

Willbros shall, as promptly as practicable (and in any event within five business days of the proxy statement clearance date): (a) subject to applicable legal requirements, establish the earliest reasonably practicable record date (the “record date”) for a meeting of the holders of Shares (including any adjournment or postponement thereof, the “Stockholder Meeting”); (b) establish the earliest reasonably practicable date for the Stockholder Meeting to consider and vote upon the adoption of the merger agreement; and (c) mail to the stockholders of Willbros as of the record date this proxy statement. Willbros is required to hold the Stockholder Meeting as promptly as reasonably practicable after the proxy statement clearance date and will ensure that all proxies solicited in connection with the Stockholder Meeting are solicited in compliance with all applicable laws. For purposes of the merger agreement “proxy statement clearance date” means the first date on which the SEC (or staff of the SEC) has, orally or in writing, confirmed that (a) it has no further comments to the proxy statement, or (b) it does not intend to review the proxy statement.

Willbros’ obligation to call, give notice of and hold the Stockholder Meeting in accordance with the terms of the merger agreement shall not be affected by any superior proposal or other acquisition inquiry or acquisition proposal, by any intervening event or withdrawal or modification of the Board Recommendation. Willbros has agreed that: (i) it shall not submit any acquisition proposal to a vote of the stockholders of Willbros; and (ii) it shall not (without Primoris’ prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Stockholder Meeting, but shall adjourn, postpone or cancel the Stockholder Meeting at the prior written direction of Primoris.

Indemnification of Officers and Directors

Primoris is required to cause the surviving corporation to cause all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of the current or former directors or officers of Willbros to the fullest extent that Willbros would have been permitted to do under the DGCL and as provided in its certificate of incorporation or bylaws and/or any indemnification agreement or other similar agreements of Willbros in effect on the date of the merger agreement, to continue in full force and effect in accordance with their terms. Any claims for indemnification based on the foregoing shall be subject to the notice requirement, the right of the surviving corporation to assume the defense of any claim, action, suit or investigation that is the basis of such indemnification claim, and the obligation of any indemnified party to cooperate in such defense provided for under the merger agreement. The surviving corporation shall not be liable for any settlement effected without its prior written consent; however, the surviving corporation shall not have any liability for indemnification to the extent such indemnification is prohibited by applicable law.

The surviving corporation is required to maintain the existing Willbros’ officers’ and directors’ liability insurance for a period of six years after the effective time of the merger (subject to certain limitations contained in the merger agreement). Alternatively, prior to the effective time of the merger, Willbros and its subsidiaries may, at their option and expense (following reasonable consultation with Primoris), purchase prepaid “tail” insurance for Willbros and its subsidiaries and their current and former officers, directors and employees who are covered by the policies of the directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by or for the benefit of Willbros and its subsidiaries as of the date of the merger agreement for a period of six years from the effective time of the merger, such tail insurance to provide coverage in an amount substantially equivalent to the existing coverage.

Employees and Employee Benefits

The merger agreement provides for the following treatment with respect to those employees of Willbros and its subsidiaries who continue to be so employed following the effective time of the merger (each, a “continuing employee”):

•	for the period commencing at the effective time of the merger and ending on the date that is 12 months from the effective time of the merger (or if earlier, the date that the employee’s employment with Willbros or its subsidiaries is terminated), each continuing employee will receive base compensation, target bonus opportunities (excluding equity-based compensation), retirement and welfare benefits, and severance benefits, in each case, no less favorable than as provided by Willbros prior to the effective time of the merger; and

•	Primoris is required to provide credit to each continuing employee for his or her years of service with Willbros and its subsidiaries for vesting and eligibility purposes under the benefit plans, programs, agreements and arrangements of Primoris and its subsidiaries that provide benefits to the continuing employees after the effective time of the merger, subject to the certain limitations described in the merger agreement.

Litigation

Willbros is required to promptly (and in any event within 24 hours) notify Primoris in writing, and give Primoris the opportunity to participate fully and actively in the defense and settlement, of any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving Willbros or any of its directors or officers relating to the merger agreement and the transactions contemplated by the merger agreement (including the merger) and the voting agreements and the transactions contemplated by the voting agreements. Willbros may not compromise or settle, in full or in part, any such claim or litigation without Primoris’ prior written consent.

Conditions to the Closing of the Merger

Mutual Conditions

The obligations of each party to effect the merger and otherwise consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver, at or prior to the closing, of certain customary conditions related to:

•	the adoption of the merger agreement by the stockholders of Willbros;

•	the absence of certain pending or threatened judicial or administrative proceedings or agreements between either Primoris or Willbros, on the one hand, and certain governmental entities, on the other hand, related to the Merger or any voluntary agreement between Primoris or Willbros, on the one hand, and the Department of Justice or the Federal Trade Commission, on the other hand, pursuant to which Primoris or Willbros has agreed not to consummate the merger for any period of time; and

•	the absence of any governmental restraints or orders that may impede or otherwise prohibit the consummation of the merger or the other transactions contemplated by the merger agreement or voting agreements or otherwise makes the consummation of the merger illegal.

Primoris and Merger Sub

The obligations of Primoris and merger sub to effect the merger and otherwise consummate the other transactions contemplated by the merger agreement and voting agreements are subject to the satisfaction or waiver, at or prior to the closing, of each of the following conditions:

•	each of the representations and warranties of Willbros contained in the merger agreement will have been accurate in all respects as of the date of the merger agreement and as of the closing date as if made on and as of the closing date (other than any such representation and warranty made as of a specific earlier date, which will have been accurate in all respects as of such earlier date), subject to certain de minimis, materiality and material adverse effect thresholds;

•	receipt of a certificate executed by an officer of Willbros confirming that the condition described in the preceding bullet has been duly satisfied;

•	all of the covenants and obligations in the merger agreement that Willbros and its subsidiaries are required to perform at or prior to the closing date will have been complied with and performed in all material respects;

•	certain consents and approvals identified in the disclosure schedule delivered in connection with the merger agreement that Willbros is required to obtain at or prior to the closing will have been obtained;

•	other than the certificate of merger, Willbros will have made all domestic and foreign filings, notices and applications and obtained all domestic and foreign approvals and similar authorizations, in all cases, required to be made or obtained, as the case may be, in connection with the consummation of the merger and the other transactions contemplated by the merger agreement prior to the effective time of the merger;

•	the absence of certain legal proceedings that may impede or otherwise prohibit the consummation of the merger or the other transactions contemplated by the merger agreement or the voting agreements;

•	not more than 7% of the holders of the outstanding Shares for which appraisal rights are available shall have made a proper demand for appraisal of such Shares in accordance with Section 262 of the DGCL;

•	since the date of the merger agreement, there will not have occurred any material adverse effect, and no event will have occurred or circumstance will exist that, in combination with any other events or circumstances, could reasonably be expected to have a material adverse effect; and

•	that certain Put/Call Agreement, dated as of the date of the merger Agreement, by and between Primoris and KKR Credit Advisors (US) LLC, a Delaware limited liability company, will be and in full force and effect as of the closing date.

Willbros

The obligations of Willbros to effect the merger and otherwise consummate the other transactions contemplated by the merger agreement and voting agreements are subject to the satisfaction or waiver, at or prior to the closing, of each of the following conditions:

•	each of the representations and warranties of Primoris and merger sub contained in the merger agreement will have been accurate in all respects as of the date of the merger agreement and as of the closing date as if made on and as of the closing date (other than any such representation and warranty made as of a specific earlier date, which will have been accurate in all respects as of such earlier date), except for any inaccuracies that do not constitute, and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Primoris’ ability to consummate the merger;

•	receipt of a certificate executed by an officer of Primoris confirming that the condition set forth in the preceding bullet has been duly satisfied; and

•	all of the covenants and obligations in the merger agreement that Primoris and merger sub are required to comply with or to perform at or prior to the closing will have been complied with and performed in all material respects.

Termination of the Merger Agreement

Termination

In general, the merger agreement may be terminated prior to the effective time of the merger, whether before or after Willbros stockholder approval is obtained, in the following ways:

•	by mutual written consent of Primoris and Willbros;

•	by Primoris or Willbros if:

•	the merger has not been consummated on or before August 15, 2018 (the “end date”), provided that a party will not be permitted to terminate the merger agreement pursuant to this provision if the failure to consummate the merger by the end date is attributable to a failure on the part of such party to perform any covenant or obligation in the merger agreement required to be performed by such party at or prior to the effective time of the merger;

•	the Stockholder Meeting (including any adjournments and postponements thereof) was held and completed and Willbros’ stockholders undertook a final vote on a proposal to adopt the merger agreement and the merger agreement was not so adopted by Willbros’ stockholders, provided Willbros will not be permitted to terminate the merger agreement pursuant to this provision if the failure to have the merger agreement adopted by Willbros’ stockholders is attributable to (a) a failure on the part of Willbros to perform any covenant or obligation in the merger agreement required to be performed by Willbros at or prior to the effective time of the merger or (b) a breach of the voting agreements;

•	a court of competent jurisdiction or other governmental body has issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•	by Primoris if:

•	a “triggering event” (as described below) has occurred;

•	there has been a breach of any representation, warranty, covenant or agreement made by Willbros in the merger agreement, or any representation or warranty has become untrue, such that certain conditions with respect to the accuracy of representations and warranties and the performance of covenants or other agreements identified in the merger agreement shall not be satisfied (disregarding all materiality and similar qualifications and any update of, or modification to, the disclosure schedule delivered in connection with the merger agreement for purposes of determining the accuracy of any such representations and warranties) and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Primoris to Willbros, subject to Primoris not being in breach in any material respect of the merger agreement;

•	a material adverse effect with respect to Willbros has occurred after March 27, 2018; or

•	a “specified event of default” (as described below) has occurred.

•	by Willbros if:

•	there has been a breach of any representation, warranty, covenant or agreement made by Primoris or merger sub in the merger agreement, or any representation or warranty has become untrue, such that certain conditions identified in the merger agreement shall not be satisfied (disregarding all materiality and similar qualifications and any update of, or modification to, the disclosure schedule delivered in connection with the merger agreement for purposes of determining the accuracy of any such representations and warranties) and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Willbros to Primoris, subject to Willbros not being in breach in any material respect of the merger agreement.

For the purposes of the merger agreement:

•	“triggering event” means (a) the Board or any committee thereof shall have: (i) withdrawn or modified the Board Recommendation in any manner that is adverse to Primoris and merger sub; or (ii) taken, authorized or publicly proposed certain of the actions referred to in the Stockholder Meeting covenant of the merger agreement; (b) Willbros, the Board (or any committee thereof) or any director of Willbros takes any action that becomes publicly known to any person other than the executive officers and directors of Willbros and Willbros’ professional advisors from which a reasonable person could reasonably be expected to conclude that one or more directors of Willbros do not support the merger or do not believe that the merger is fair to and in the best interests of the stockholders of Willbros; (c) Willbros shall have failed to include the Board Recommendation in this proxy statement; (d) the Board shall have failed to reaffirm, unanimously and publicly, the Board Recommendation within two business days after Primoris requests that the Board Recommendation be reaffirmed publicly; (e) a tender or exchange offer relating to the Shares shall have been commenced and Willbros shall not have sent to its securityholders, within five business days after the commencement of such tender or exchange offer, a statement disclosing that Willbros recommends rejection of such tender or exchange offer and reaffirming the Board Recommendation; (f) an acquisition proposal shall have been publicly announced, and Willbros shall have failed to issue a press release that reaffirms unanimously the Board Recommendation within two business days after such acquisition proposal is publicly announced; (g) any of Willbros or its subsidiaries or any of the respective representatives of Willbros or any of its subsidiaries shall have breached or taken any action inconsistent with any of the provisions set forth in the covenant pertaining to acquisition proposals or the Stockholder Meeting in the merger agreement; or (h) any stockholder of Willbros who has executed and delivered a voting agreement shall have breached or threatened to breach such voting agreement.

•	“specified event of default” means (a) any Event of Default (under and as defined in that certain Loan, Security and Guaranty Agreement, dated as of August 7, 2013, among Willbros United States Holdings, Inc. and certain subsidiaries thereof, as borrowers, certain financial institutions as lenders and Bank of America, N.A., as collateral agent and administrative agent (the “ABL Credit Agreement”), as amended by First Amendment to ABL Credit Agreement, dated as of August 31, 2013, Waiver and Second Amendment to ABL Credit Agreement, dated as of April 1, 2014, Third Amendment to ABL Credit Agreement, dated as of December 15, 2014, Fourth Amendment to ABL Credit Agreement, dated as of September 28, 2015 and Fifth Amendment to ABL Credit Agreement, dated as of June 16, 2017, collectively referred to hereinafter as the “Bank of America Facility” (such Event of Default collectively referred to hereinafter as the “Bank of America Facility Event of Default”)) occurs (other than any Specified Default (solely for this purpose, as defined in the Bank of America Forbearance)) pursuant to Section 11.1.5 of the Bank of America Facility, (b) any other Bank of America Facility Event of Default occurs (other than any Specified Default (solely for this purpose, as defined in the Bank of America Forbearance)), and continues unremedied and unwaived (it being understood that any waiver that is conditioned on or that requires the payment of additional consideration to any financing source shall be deemed not to be a waiver for purposes of this clause) for a period in excess of five business days, (c) any Event of Default (under and as defined in that certain Credit Agreement, dated as of December 15, 2014, among Willbros Group, Inc., as borrower, certain subsidiaries thereof, as guarantors, the lenders from time to time party thereto, KKR Credit Advisors (US) LLC, as arranger, and Cortland Capital Market Services LLC, as administrative agent, as amended by First Amendment to Credit Agreement dated as of March 31, 2015, Second Amendment to Credit Agreement dated as of September 28, 2015, Third Amendment to Credit Agreement dated as of March 1, 2016, Fourth Amendment to Credit Agreement dated as of July 26, 2017, Fifth Amendment to Credit Agreement dated as of March 3, 2017, Sixth Amendment to Credit Agreement dated as of November 6, 2017 and the Seventh Amendment to Credit Agreement, dated as of March 27, 2018, collectively referred to hereinafter as the “KKR Facility” (such Event of Default referred to hereinafter as a “KKR Facility Event of Default”) occurs (other than any Specified Default (solely for this purpose, as defined in the KKR Forbearance)) pursuant to Section 7.01(e) of the KKR Facility, (d) any other KKR Facility Event of Default occurs (other than any Specified Default (solely for this purpose, as defined in the KKR Forbearance)), and continues unremedied and unwaived (it being understood that any waiver that is conditioned on or that requires the payment of additional consideration to any financing source shall be deemed not to be a waiver for purposes of this clause) for a period in excess of five business days, (e) any forbearance set forth in the Bank of America Forbearance ceases to be effective, the Bank of America Forbearance is terminated or the relevant forbearance period set forth therein ends or (f) any forbearance set forth in the KKR Forbearance ceases to be effective, the KKR Forbearance is terminated or the relevant forbearance period set forth therein ends.

Effect of Termination

If the merger agreement is terminated as described above under “The Merger Agreement — Termination of the Merger Agreement — Termination,” the merger agreement will be of no further force or effect. However, termination of the merger agreement will not relieve any party from any liability resulting from any inaccuracy in or breach of any representation or warranty or any willful or intentional breach of the merger agreement.

Termination Fees; Expense Reimbursement

Under the merger agreement, Willbros will be required to pay a termination fee in the amount of $4,300,000 (“termination fee”) if:

•	(a) Primoris or Willbros terminates the merger agreement because the merger has not been consummated by the end date or Willbros stockholder approval was not obtained; and (b) at or prior to the time of the termination of the merger agreement, an acquisition proposal has been disclosed, announced, commenced, submitted or made; and (c) within 18 months after the date of any such termination, any acquisition transaction is consummated or any definitive agreement contemplating an acquisition transaction (whether or not related to the acquisition proposal) is consummated or a definitive agreement contemplating such acquisition transaction is executed; or

•	(a) Primoris terminates the merger agreement because a triggering event has occurred or (b) following the occurrence of a triggering event, Primoris or Willbros terminate the merger agreement for any other reason identified in the merger agreement;

Under the terms of the merger agreement, Willbros will be required to pay Primoris a termination fee in the amount of $8,000,000 if the merger agreement has been terminated by Primoris or Willbros because the Board Recommendation has been withdrawn or modified following an intervening event in accordance with the provisions described under “The Merger Agreement — Covenants — Change of Recommendation”.

In the event the merger agreement is terminated because the Willbros stockholder approval was not obtained or because of a specified event of default, following its receipt of any invoice and as promptly as practicable, Willbros will be required to pay all of the documented reasonable out-of-pocket fees and expenses actually incurred by Primoris and its affiliates on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement, but in no event more than $1,750,000 (“expense payment”), as directed by Primoris in writing. However, the amount of any expense payment will be credited against any obligation of Willbros to pay the termination fee.

If Willbros fails to pay when due any amount payable described under “The Merger Agreement — Termination of the Merger Agreement — Termination Fees; Expense Reimbursement”, Willbros is required to reimburse Primoris for all reasonable costs and expenses (including reasonable attorney’s fees) in connection with the collection of such overdue amount and the enforcement by Primoris of its rights under the merger agreement, and Willbros is required to pay to Primoris interest on such overdue amount.

Miscellaneous and General

Modification or Amendment

The merger agreement may be amended, modified or supplemented at or prior to the effective time of the merger by action of the boards of directors of the respective parties to the merger agreement; provided, however, following the adoption of the merger agreement by the stockholders of Willbros, no amendment may be made that by law would require further approval of stockholders of Willbros without the further approval of the stockholders of Willbros. The merger agreement may only be amended by a written instrument signed by all of the parties to the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Delaware (without giving regard to the conflict of law principles thereof).

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement, the merger, the other transactions contemplated by the merger agreement, the voting agreements and the transactions contemplated by the voting agreements, will be paid by the party incurring such expense.

Remedies

In the event of any breach or threatened breach by Willbros of any covenant or obligation contained in the merger agreement, Primoris is entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such other party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach (in the case of each of “(a)” and “(b)” above, Willbros has waived any requirement that Primoris secure or post a bond in connection with any such remedy). Without limiting the generality of the foregoing: (i) Primoris is entitled to specific performance of each covenant and obligation under the merger agreement, including Willbros’ obligation to consummate the merger and its covenants with respect to alternative acquisition proposals and the Stockholder Meeting and (ii) if the requisite vote of Willbros stockholders is not obtained at the Stockholder Meeting as a result of a breach of any covenant or obligation of Willbros under the merger agreement, Primoris may, at its election, require that Willbros resubmit the merger agreement and the merger to Willbros’ stockholders for a further vote.

VOTING AGREEMENTS

The following summary describes certain material provisions of the voting agreements. This summary is not complete and is qualified in its entirety by reference to the form of voting agreements, which are attached to this proxy statement as Annexes B and C. We encourage you to read the voting agreements carefully in their entirety, because this summary may not contain all the information about the voting agreements that is important to you. The rights and obligations of the parties are governed by the express terms of the respective voting agreements and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the voting agreements were made only for purposes of the voting agreements and as of specific dates, were solely for the benefit of the parties to the voting agreement except as expressly stated therein and have been qualified by certain materiality qualifications contained in the voting agreements, which may differ from what may be viewed as material by investors. In addition, the representations and warranties were included in the voting agreements for the purpose of allocating contractual risk between the parties thereto rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. You should not rely on the representations, warranties, covenants or agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Primoris, the Supporting Stockholders (as defined below) or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the voting agreements. The voting agreements are described below only to provide you with information regarding their terms and conditions and not to provide any other factual information regarding Willbros or our business. Accordingly, the representations, warranties, covenants and other agreements in the voting agreements should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Willbros and our business. Please see the section entitled “Where You Can Find More Information.”

On March 27, 2018, in connection and concurrently with entering into the merger agreement, Primoris entered into separate voting agreements with (i) certain affiliates of Kohlberg Kravis Roberts & Co. L.P. (collectively, the “KKR Stockholders”) and (ii) certain directors and officers of Willbros (collectively, the “D&O Stockholders,” and, together with the KKR Stockholders, the “Supporting Stockholders”), in each case, that are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of issued and outstanding shares of common stock of Willbros. As of March 22, 2018, the Supporting Stockholders collectively held approximately 11,060,280 shares of our common stock.

The following is a summary of the material terms of the voting agreements. This summary may not contain all of the information about the voting agreements that is important to you. The summary in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the voting agreements included as Annexes B and C. You are encouraged to read the voting agreements in their entirety.

Voting

Each Supporting Stockholder has agreed with Primoris, and has delivered to Primoris an irrevocable proxy (the “voting agreement proxy”), to vote a specified number of shares of our common stock owned by such Supporting Stockholder (such Supporting Stockholder’s “Covered Securities”), representing in the aggregate as to all Supporting Stockholders, approximately 17% of the total voting power of Willbros, at any meeting of the stockholders of Willbros (including the special meeting): (i) in favor of (a) the merger, the execution and delivery by the Company of the merger agreement, the adoption of the merger agreement and its terms, (b) each of the other actions contemplated by the merger agreement and (c) any action in furtherance of any of the foregoing, (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Willbros in the merger agreement and (iii) against any of the following actions: (a) any merger, consolidation or other business combination involving Willbros or its subsidiaries, (b) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights (or, in the case of the KKR Stockholders, the properties) or assets of Willbros or its subsidiaries, (c) any change in a majority of the Board, (d) any action or proposal to amend, or waive any provision of, the certificate of incorporation or bylaws of Willbros, and (e) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the merger or the other transactions contemplated by the merger agreement. In addition to the foregoing, each D&O Stockholder has agreed to vote his Covered Securities against (x) any extraordinary corporate transaction (other than the merger with Primoris), (y) any reorganization, recapitalization, dissolution or liquidation of Willbros or its subsidiaries and (z) any material change in the capitalization of Willbros or Willbros’ corporate structure. Notwithstanding the foregoing, no KKR Stockholder is required to vote any of its Covered Securities to amend the merger agreement or take any action that would reasonably be expected to result in a reduction of the amount, or a change in the form, of consideration to be paid in the merger.

Fiduciary Duties

Each Supporting Stockholder has entered into his or its respective voting agreement solely in such Supporting Stockholder’s capacity as the owner of Covered Securities and not in such Supporting Stockholder’s capacity as a director or officer of the Company, and nothing in the voting agreements limit, affect or prohibit, or shall be deemed to limit, affect or prohibit, such Supporting Stockholder’s ability to take, or refrain from taking, any action as a director or officer of Willbros in compliance with the terms of the merger agreement.

Restrictive Covenants

Each Supporting Stockholder has agreed with Primoris, subject to certain customary exceptions, (i) not to directly or indirectly, sell, transfer, pledge, encumber or dispose of any of its Covered Securities or deposit his or its Covered Securities into a voting trust during the voting period commencing on the date of the voting agreements and ending upon the termination of the voting agreements (the “voting period”), (ii) not to enter into any agreement or understanding with any other person to vote or give instructions, enter into any tender, voting or other agreement, or grant any proxy or power of attorney with respect to any of such Supporting Stockholder’s Covered Securities, that is inconsistent with the agreements described in such Supporting Stockholder’s voting agreement and (iii) not to take certain other actions that would prevent the performance of such Supporting Stockholder’s obligations under the voting agreements.

Each Supporting Stockholder has further agreed with Primoris that during the voting period, such Supporting Stockholder will not, directly or indirectly, (a) initiate, encourage, solicit, assist, induce or facilitate the making, submission or announcement of any acquisition inquiry or acquisition proposal, (b) furnish or otherwise provide non-public information regarding Willbros or its subsidiaries to any person in connection with or in response to an acquisition proposal or acquisition inquiry, (c) engage in discussions or negotiations with respect to an acquisition proposal or acquisition inquiry, or (d) otherwise facilitate any effort or attempt to make or implement an acquisition inquiry or acquisition proposal, or enter into any agreement, contract or similar document related to any acquisition inquiry or acquisition proposal. In addition to the foregoing, each D&O Stockholder has agreed that during such voting period, such D&O Stockholder will not (w) publicly support or endorse any acquisition proposal, (x) take any action that could result in the revocation or invalidation of his irrevocable proxy, (y) take any public action that is reasonably determined by Primoris to suggest that such D&O Stockholder no longer supports the merger, or (z) agree or publicly propose to take any of the actions referred to in this paragraph or otherwise prohibited by his voting agreement. Upon his or its execution of the voting agreement, each Supporting Stockholder further agreed to cease all existing activities, discussions or negotiations with any parties (other than Primoris) conducted by such Supporting Stockholder with respect to an acquisition inquiry or acquisition proposal or sale of shares of our common stock held by such Supporting Stockholder, and to refrain from engaging in any future discussions or negotiations with respect to the sale of any shares of our common stock held by such Supporting Stockholder.

Representations and Warranties

Each of the Supporting Stockholders has made customary representations and warranties in the voting agreements, including with respect to (i) his or its authority to enter into and carry out its obligations under, and enforceability of, the applicable voting agreement and voting agreement proxy, (ii) the absence of any conflicts or required consents that would interfere with such Supporting Stockholder’s ability to perform its obligations under the applicable voting agreement and voting agreement proxy and (iii) title to and beneficial ownership of certain equity securities of Willbros.

Termination

Each D&O Stockholder voting agreement will automatically terminate upon the earlier to occur of: (i) the date the merger agreement is validly terminated and (ii) the date the merger becomes effective. Each KKR Stockholder voting agreement will automatically terminate upon the earliest to occur of: (a) the date the requisite number of Willbros stockholders vote to adopt the merger agreement; (b) the date the merger agreement is validly terminated; (c) the date of certain amendments to the merger agreement, if any, that alter or change the form of or decrease the consideration to be paid in the merger; (d) termination of the voting agreement by mutual written consent of such KKR Stockholder and Primoris; (e) the date of filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or on behalf of Willbros or any of its subsidiaries; (f) August 15, 2018 and (g) the date the merger becomes effective.

SEVENTH AMENDMENT

On March 27, 2018, concurrently with entering into the merger agreement, Willbros entered into the Seventh Amendment. Pursuant to the Seventh Amendment, Primoris agreed to make a loan to the Company (the “Initial First-Out Loan Commitment”), in an initial principal amount of $10.0 million under the Term Credit Agreement (the “Initial First Out Loan”), no earlier than three business days after the effective date of the Seventh Amendment. Willbros received the cash proceeds from this loan on March 30, 2018.

Pursuant to the Seventh Amendment, Primoris may agree to make additional loans to the Company (“Additional First-Out Loans”) in an aggregate initial principal amount not to exceed $10.0 million. Interest payable with respect to the Initial First-Out Loan and any Additional First-Out Loans will be paid in kind through addition to the principal amount of such loans for the period specified in the Term Credit Agreement.

The Seventh Amendment further provides for the temporary deferral of the due date of any payments due and owing to the lenders (other than Primoris) under the Term Credit Agreement. In addition, the Seventh Amendment provides that the payment by Willbros of an amount equal to $100.0 million plus certain expenses of the administrative agent and the lenders in connection with the consummation of the merger shall constitute payment in full and satisfaction and discharge of all obligations of Willbros and the other loan parties under the Term Credit Agreement.

PROPOSAL 1

ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS

CONTEMPLATED BY THE MERGER AGREEMENT

The information below regarding the merger proposal should be read together with the rest of this proxy statement, especially the sections entitled “The Special Meeting of the Company’s Stockholders,” “The Merger,” “The Merger Agreement,” and the copy of the merger agreement attached as Annex A.

Vote on Approval of the Merger Agreement

Willbros is asking you to approve a proposal to adopt the merger agreement. A copy of the merger agreement is attached as Annex A. For a discussion of the terms and conditions of the merger agreement, see the section entitled “The Merger Agreement.” For a discussion of other considerations related to the merger, see the section entitled “The Merger.”

Vote Required for Approval

To be approved, this merger proposal must receive the affirmative vote of the holders of a majority of the shares of Willbros common stock outstanding as of the record date.

Abstentions, broker non-votes, and shares not present will all have the effect of a vote against this proposal.

Board Recommendation

After careful consideration, the Board unanimously recommends that you vote “FOR” approval of the merger proposal. For a summary of the reasons for the Board’s recommendation, see the section entitled “The Merger — The Recommendation of Willbros’ Board and Willbros’ Reasons for the Merger.”

PROPOSAL 2

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

The information below regarding the adjournment proposal should be read together with the rest of this proxy statement, particularly the section entitled “The Special Meeting of the Company’s Stockholders.”

Vote on Adjournment of the Special Meeting to a Later Date or Dates

We are asking our stockholders to approve adjournment or postponement (subject to the terms of the merger agreement) of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

If the Company’s stockholders approve the adjournment proposal, subject to the terms of the merger agreement, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to approve the merger agreement would be defeated, subject to the terms of the merger agreement, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, subject to the terms of the merger agreement, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required for Approval

For the adjournment proposal to be approved, a quorum must be present and the proposal must receive the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon.

An abstention will have the effect of a vote against this proposal and a broker non-vote or a failure to vote shares will have no effect on this proposal, if a quorum is present in person or by proxy.

Board Recommendation

The Board unanimously recommends that you vote “FOR” approval of the adjournment proposal. In making its recommendation, the Board considered a variety of factors including:

•	In certain circumstances, an adjournment of the special meeting may be the most efficient way to obtain the stockholder approval necessary for the consummation of the merger, which the Board believes is in the best interests of the Company and its stockholders.

•	If a quorum is not present at the meeting for logistical or other reasons, the adjournment proposal could allow us to postpone the votes on the merger proposal and compensation proposal without needing to incur the costs or delay associated with calling another, separate special meeting.

•	If defeat of the merger proposal appears likely, an adjournment could be used to ensure that our stockholders have had an adequate opportunity to consider the consequences of the vote, particularly given the adverse effects that defeat of the merger proposal could have on the Company including as described under the section entitled “The Merger — Willbros Without the Merger.”

PROPOSAL 3

COMPENSATION PROPOSAL

The information below regarding the compensation proposal should be read together with the rest of this proxy statement, especially the section entitled “The Special Meeting of the Company’s Stockholders” and “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Non-Binding Advisory Vote on Merger-Related Compensation of Named Executive Officers

We seek a non-binding advisory vote from our stockholders to approve certain compensation that may be paid or become payable to certain named executive officers in connection with the merger.

For purposes of this proposal, the Company’s named executive officers are the persons identified in the table under the “Golden Parachute Compensation” on page 38. Their merger-related compensation that is the subject of the compensation proposal is set forth in “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Compensation Proposal,” including the footnotes to the table and related narrative discussion.

The vote on this proposal is separate and apart from the vote on the proposal to adopt the merger agreement, and is not a condition to completion of the merger. Accordingly, you may vote to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa.

This proposal gives the Company’s stockholders the opportunity to express their views on the merger-related compensation of our named executive officers. Because the vote on this proposal is advisory only, if the merger agreement is adopted and the merger is completed, the merger-related compensation will be paid to the Company’s named executive officers in accordance with the terms of their compensation agreements and arrangements, regardless of the outcome of this non-binding advisory vote. We are required to seek this advisory vote on the compensation proposal under SEC rules.

Vote Required for Approval

For the compensation proposal to be approved, a quorum must be present and the proposal must receive the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon.

An abstention will have the effect of a vote against this proposal and a broker non-vote or a failure to vote shares will have no effect on this proposal, if a quorum is present in person or by proxy.

Board Recommendation

The Board unanimously recommends that you vote “FOR” approval of the compensation proposal. The Board makes this recommendation based on its belief that the Company’s executive compensation was designed appropriately and structured to ensure the retention of talented executive officers and a strong alignment with the long-term interests of the Company’s stockholders.

MARKET PRICE OF THE COMPANY’S COMMON STOCK AND DIVIDENDS

Our common stock was traded on the New York Stock Exchange from August 15, 1996, until March 26, 2018, under the symbol “WG.” On March 26, 2018, Willbros was notified by the New York Stock Exchange that because of abnormally low price levels for Willbros common stock, the New York Stock Exchange had determined to commence proceedings to delist the common stock for failing to satisfy the Exchange’s continued listing standard for requiring the average closing price to be at least $1.00 per share over any period of 30 consecutive trading days. Trading in our common stock on the New York Stock Exchange was suspended on March 26, 2018. Effective March 28, 2018, our common stock commenced trading on the OTC Pink Marketplace under the symbol “WGRP.” The following table sets forth for the periods indicated the high and low sale prices per share of our common stock as reported on the New York Stock Exchange through March 26, 2018, and the high and low bid quotations for our common stock as reported in the over-the-counter market commencing March 28, 2018:

	High	Low
Year Ended December 31, 2018:
First Quarter	$1.44	$0.15
Second Quarter (through April 30, 2018)	$0.57	$0.54

Year Ended December 31, 2017:
First Quarter	$3.84	$2.35
Second Quarter	$3.10	$2.02
Third Quarter	$3.35	$1.96
Fourth Quarter	$3.34	$1.11

Year Ended December 31, 2016:
First Quarter	$3.07	$1.11
Second Quarter	$3.41	$1.98
Third Quarter	$2.85	$1.46
Fourth Quarter	$3.43	$1.42

Since 1991, we have not paid any cash dividends on our capital stock, except dividends on outstanding shares of preferred stock, which were converted into shares of common stock on July 15, 1996. Our term loan facility, as well as the merger agreement, prohibits us from paying cash dividends on our commons stock.

The closing price of Willbros common stock on the New York Stock Exchange on March 26, 2018, which was the last trading day, before the announcement of the merger was $0.16.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 16, 2018, by

•	each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock,

•	each of our directors,

•	each of our “named executive officers” identified under the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Executive Officers and Directors,” and

•	all of our executive officers and directors as a group.

The percentage of class amount is based on 63,219,047 shares of our common stock outstanding as of April 16, 2018. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed in the table, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

Name of Owner or Identity of Group	Shares Beneficially Owned(1)		Percentage of Class(1)
KKR Credit Advisors (US), LLC and Affiliates	10,125,410	(2)	16.02
Tontine Asset Associates, LLC	4,250,094	(3)	6.72
W. Gary Gates	38,226		*
Michael C. Lebens	0	(4)	*
Daniel E. Lonergan	0	(5)	*
Phil D. Wedemeyer	76,598		*
S. Miller Williams	165,286		*
Michael J. Fournier	324,066	(6)	*
Jeffrey B Kappel	19,087		*
Johnny M. Priest	249,124		*
Linnie A. Freeman	63,109		*
Jeremy R. Kinch	21,452	(7)	*
All executive officers and directors as a group (10 people)	956,948	(8)	1.51

*Less	than 1 percent
(1)	Shares beneficially owned include restricted stock held by our executive officers and directors over which they have voting power but not investment power. Shares of common stock which were not outstanding, but which could be acquired by a person upon vesting of a restricted stock unit within 60 days of April 16, 2018, are included in shares beneficially owned and deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2)

Information is based on the Schedule 13D/A dated April 18, 2018 by: (i) KKR Lending Partners II L.P., a Delaware limited partnership (“KKR Lending II”); (ii) KKR Associates Lending II L.P., a Delaware limited partnership (“Associates Lending II”); (iii) KKR Lending II GP LLC, a Delaware limited liability company (“Lending II GP”); (iv) KAM Fund Advisors LLC, a Delaware limited liability company (“KAM Fund Advisors”); (v) KKR Credit Advisors (US), LLC, a Delaware limited liability company (“KKR Credit US”); (vi) Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“Kohlberg Kravis Roberts & Co.”); (vii) KKR Management Holdings L.P., a Delaware limited partnership (“KKR Management Holdings”); (viii) KKR Management Holdings Corp., a Delaware corporation (“KKR Management Holdings Corp.”); (ix) KKR Group Holdings L.P., a Cayman Islands limited partnership (“KKR Group Holdings”); (x) KKR Group Limited, a Cayman Islands limited company (“KKR Group”); (xi) KKR & Co. L.P., a Delaware limited partnership (“KKR & Co.”); (xii) KKR Management LLC, a Delaware limited liability company (“KKR Management”); (xiii) Henry R. Kravis, a United States citizen; and (xiv) George R. Roberts, a United States citizen. KKR Credit US, as an indirect investment advisor to the KKR Investors (as defined in the Schedule 13D/A), may be deemed to have the sole voting power and sole dispositive power over 10,125,410 shares. In addition, KKR Lending II may be deemed to have sole voting power and dispositive power over 4,575,673 shares. In addition, as an investment advisor to KKR Lending II and other KKR Investors, KAM Fund Advisors, a direct wholly-owned subsidiary of KKR Credit US, may be deemed to have sole voting power and sole dispositive power over 7,314,596 of the reported shares. Each of Kohlberg Kravis Roberts & Co. (as the holder of all of the outstanding equity interests in KKR Credit US), Associates Lending II (as the general partner of KKR Lending II), Lending II GP (as the general partner of Associates Lending II), KKR Management Holdings (as the sole member of KKR Lending II GP and the general partner of Kohlberg Kravis Roberts & Co.), KKR Management Holdings Corp. (as the general partner of KKR Management Holdings), KKR Group Holdings (as the sole shareholder of KKR Management Holdings Corp.), KKR Group (as the general partner of KKR Group Holdings), KKR & Co. (as the sole shareholder of KKR Group), KKR Management (as the general partner of KKR & Co.) and Messrs. Kravis and Roberts (as the designated members of KKR Management) may also be deemed to beneficially own some or all of the shares reported. The address of the principal business office of Kohlberg Kravis Roberts & Co., KKR Management Holdings, KKR Management Holdings Corp., KKR Group Holdings, KKR Group, KKR & Co., KKR Management and Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address of the principal business office of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. The address of the principal business office of KKR Credit US, KKR Lending II, Associates Lending II, Lending II GP, and KAM Fund Advisors is c/o KKR Credit Advisors (US) LLC, 555 California Street, 50th Floor, San Francisco, CA 94104.
(3)	Information is as of December 31, 2017, and is based on the Schedule 13G/A dated February 9, 2018, which was filed by Tontine Asset Associates, LLC (“Tontine”) and Jeffrey L. Gendell (“Gendell”). The address for Tontine and Gendell is 1 Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. Tontine and Gendell have each reported shared voting and dispositive power over all of the shares shown.
(4)	Mr. Lebens was appointed to serve as a director of the Company in May 2011 pursuant to the stockholder agreement we entered into with InfrastruX Holdings, LLC in March 2010, in connection with the acquisition of InfrastruX Group, Inc., which was amended in April 2011 and amended and restated in March 2015 (as amended and restated, the “InfrastruX Stockholder Agreement”).
(5)	Mr. Lonergan was appointed to serve as a director of the Company on July 1, 2010 pursuant to the InfrastruX Stockholder Agreement.
(6)	Includes 22,340 restricted stock units that vest within 60 days.
(7)	Includes 5,000 restricted stock units that vest within 60 days.
(8)	Includes 27,340 restricted stock units that vest within 60 days.

APPRAISAL RIGHTS

If the merger is consummated, Willbros’ stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares of Willbros common stock will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex E. The following summary does not constitute any legal or other advice and does not constitute a recommendation that Willbros stockholders exercise their appraisal rights under Section 262. Only a holder of record of Willbros common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in Willbros common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock who (a) do not vote in favor of the adoption of the merger agreement; (b) continuously are the record holders of such shares through the effective time and (c) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes notice to Willbros’ stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex E. In connection with the merger, any holder of Willbros common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex E carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of Willbros common stock, Willbros believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their Willbros common stock must do ALL of the following:

•	the stockholder must not vote in favor of the merger agreement proposal;

•	the stockholder must deliver to Willbros a written demand for appraisal before the vote on the merger agreement at the special meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the effective time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time); and

•	a stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of Willbros common stock wishing to exercise appraisal rights must deliver to Willbros, before the vote on the adoption of the merger agreement at the special meeting at which the merger agreement proposal will be submitted to Willbros’ stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the merger agreement. A holder of Willbros common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the merger agreement proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. A proxy or vote against the adoption of the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of Willbros common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of Willbros common stock should be executed by or on behalf of the holder of record, and must reasonably inform Willbros of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Willbros, Inc.

4400 Post Oak Parkway

Suite 1000

Houston, Texas 77027

Attention: Corporate Secretary

Any holder of Willbros common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Willbros a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the merger is completed, within ten days after the effective time, the surviving corporation will notify each holder of Willbros common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption and approval of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation or any holder of Willbros common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the Willbros common stock. Accordingly, any holders of Willbros common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of Willbros common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time, any holder of Willbros common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Willbros has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the holders of Willbros common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of Willbros common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Willbros believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither Willbros nor Primoris anticipates offering more than the per share merger consideration to any stockholder exercising appraisal rights, and each of Willbros and Primoris reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective time into the right to receive the per share merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration in accordance with Section 262.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the effective time. If no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. We will hold our 2018 Annual Meeting of stockholders only if the merger has not already been completed. In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 Annual Meeting, the written proposal must have satisfied all applicable requirements of Rule 14a-8 under the Exchange Act and been received on or before December 28, 2017. If the date of our 2018 Annual Meeting is changed by more than 30 calendar days from the anniversary of the 2017 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials.

Our bylaws also establish an advance notice procedure with regard to stockholder and director nominations proposals that are not submitted for inclusion in our proxy materials, but that a stockholder instead wishes to present directly at an annual meeting. In accordance with our bylaws, a stockholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, or who intends to nominate a candidate for election as a director, must provide written notice of the matter to our Corporate Secretary at Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 under the Exchange Act) must have been received no earlier than February 1, 2018, and no later than March 3, 2018, with respect to our 2018 annual meeting. However, in the event that the 2018 annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the previous year’s annual meeting, notice by the stockholder in order to be timely must be so received no earlier than the 120th day prior to such annual meeting but not later than the close of business on the 90th day prior to such annual meeting or if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by us.

LEGAL AND CAUTIONARY DISCLOSURES

No Determination by Securities Regulators

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the merger, or determined if the information contained in this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

No Solicitation Where Prohibited

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction.

Sources of Information

We have supplied all information relating to Willbros. Primoris has supplied, and we have not independently verified, all of the information relating to Primoris and merger sub.

Other Information Not Authorized by Willbros

We have not authorized anyone to provide any information other than that which is contained or incorporated by reference in this proxy statement. We have not authorized any other person to provide you with different or additional information and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Further, you should not assume that the information contained or incorporated by reference in this proxy statement, or in any document incorporated by reference is accurate as of any date other than the respective dates thereof.

For your convenience, we have included certain website addresses and other contact information in this proxy statement. However, information obtained from those websites or contacts is not part of this proxy statement (except for any particular documents specifically incorporated by reference into this proxy statement, as set forth under the section entitled “Where You Can Find More Information.”).

Subsequent Developments

This proxy statement is dated May 2, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may (and in certain limited circumstances may be legally required to) update this proxy statement prior to the special meeting, including by filing documents with the SEC for incorporation by reference into this proxy statement without delivering them to our stockholders. Therefore, you should monitor and review our SEC filings until the special meeting is completed. However, although we may update this proxy statement, we undertake no duty to do except as otherwise expressly required by law.

WHERE YOU CAN FIND MORE INFORMATION

Willbros files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information we file with the SEC at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website which provides online access to reports, proxy and information statements and other information regarding companies that file electronically with the SEC at the address http://www.sec.gov.

Willbros’ annual, quarterly and current reports are available, without exhibits, to any person, including any beneficial owner of Willbros common stock, to whom this proxy statement is delivered, without charge, upon written request directed to the Company by writing or telephoning us at the following address:

Willbros Group, Inc.

4400 Post Oak Parkway

Suite 1000

Houston, TX 77027

Attention: Investor Relations

(713) 403-8000

The SEC allows us to “incorporate by reference” information into this proxy statement from documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 30, 2018, as amended by Amendment No. 1 thereto, filed on April 30, 2018; and

•	Our Current Reports on Form 8-K filed on January 17, 2018, March 19, 2018, March 28, 2018 and March 29, 2018.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

You should rely only on the information contained in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by Willbros or any other person.

Annex A

AGREEMENT AND PLAN OF MERGER

among

PRIMORIS SERVICES CORPORATION,

WACO ACQUISITION VEHICLE, INC., and

WILLBROS GROUP, INC.

Dated as of March 27, 2018

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 27, 2018, by and among PRIMORIS SERVICES CORPORATION, a Delaware corporation (“Parent”), WACO ACQUISITION VEHICLE, INC., a Delaware corporation (“Merger Sub”) and WILLBROS GROUP, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement and pursuant to and in accordance with the provisions of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”), Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) and the respective boards of directors of each of Parent and Merger Sub have approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (a) Parent is entering into a voting and support agreement (the “Support Agreements”) with certain stockholders (the “Stockholders”) of the Company pursuant to which, among other things, the Stockholders have agreed, subject to the terms thereof, to vote all Shares they own in accordance with the terms of such voting agreement and (b) Parent and KKR are entering into that certain KKR Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acquired Companies” means, collectively, the Company and the Company’s Subsidiaries, and their respective predecessors (including any Person that shall have merged into any Acquired Company) (it being understood that, for the avoidance of doubt, for purposes of Section 6.1(n), references to the Acquired Companies shall be deemed to include any Person from which any Acquired Company incurs any Liability for Taxes under Contract or any applicable Law).

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means an offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) for an Acquisition Transaction.

“Acquisition Transaction” means a transaction or series of transactions (other than the Contemplated Transactions) involving (a) the sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or assets representing 15% or more of the consolidated net revenues, net income or consolidated assets of the Acquired Companies, (b) the issuance, grant, disposition or acquisition of (i) 15% or more of the capital stock or other equity securities of any Acquired Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire 15% or more of the capital stock or other equity securities of any Acquired Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for 15% or more of the capital stock or other equity securities of any Acquired Company, (d) a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquiring beneficial or record ownership of 15% or more of the outstanding capital stock or other equity securities of any class (or instruments convertible into or exercisable for 15% or more of any such class) of any Acquired Company, (e) any merger, consolidation, amalgamation, business combination, share exchange, recapitalization, reorganization or similar transaction involving any Acquired Company, (f) any liquidation or dissolution of any Acquired Company, or (g) any transaction that could reasonably be expected to have an adverse effect on the Contemplated Transactions.

“Advisor” means, with respect to any Person, each accountant, broker, investment banker, finder, financial advisor, consultant, legal counsel or other similar Person that is retained by or authorized to act on behalf of, or is performing services for, such Person.

“Affiliates” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means any agreement, instrument, certificate, document or Contract entered into in connection with this Agreement.

“Audit Date” has the meaning set forth in Section 6.1(g).

“Bank of America Facility” means the Loan, Security and Guaranty Agreement, dated as of August 7, 2013, among Willbros United States Holdings, Inc. and certain subsidiaries thereof, as borrowers, certain financial institutions as lenders and Bank of America, N.A., as collateral agent and administrative agent (the “ABL Credit Agreement”), as amended by First Amendment to ABL Credit Agreement, dated as of August 31, 2013, Waiver and Second Amendment to ABL Credit Agreement, dated as of April 1, 2014, Third Amendment to ABL Credit Agreement, dated as of December 15, 2014, Fourth Amendment to ABL Credit Agreement, dated as of September 28, 2015 and Fifth Amendment to ABL Credit Agreement, dated as of June 16, 2017.

“Bank of America Forbearance” means that certain limited forbearance agreement, dated as of the date hereof, among Willbros United States Holdings, Inc., the Borrowers (solely for this purpose, as defined therein), Willbros Group, Inc., the other persons party thereto as Guarantors (solely for this purpose, as defined therein), the lenders party thereto and Bank of America, N.A.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 6.1(c).

“Benefit Plan” means any agreement, arrangement, plan, or policy, qualified or non-qualified, that involves any: (a) equity purchase plan, option, equity bonus, phantom equity or other equity plan; (b) pension, profit sharing, bonus, retirement, deferred compensation, incentive compensation, severance or termination pay; (c) welfare or “fringe” benefits, including hospitalization or other medical or dental, life or other insurance, supplemental unemployment, salary continuation, vacation benefits plan, tuition, company car, club dues, sick leave, maternity, paternity, or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (d) employment, consulting, engagement, retainer or golden parachute agreement or arrangement, including any “employee benefit plan,” as defined in Section 3(3) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and any “employee welfare plan” within the meaning of Section 3(1) of ERISA.

“Book-Entry Shares” has the meaning set forth in Section 5.2.

“business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or Houston, Texas are authorized or obligated by law or executive order to close.

“Bylaws” has the meaning set forth in Section 3.2.

“Charter” has the meaning set forth in Section 3.1.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company 2017 10-K” means the Company’s draft Annual Report for the fiscal year ended December 31, 2017 to be filed on Form 10-K, which was provided to Parent on March 24, 2018, in unredacted and substantially complete form (including all exhibits and financial statements included or referenced therein).

“Company Acquisition Agreement” has the meaning set forth in Section 7.2(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 7.4(c).

“Company Advisor” has the meaning set forth in Section 6.1(r)(i).

“Company Approval” means any approval: (a) of any stockholder of any Acquired Company; (b) of the board of directors or comparable governing body of any Acquired Company; (c) of any Person by virtue of their ownership of any of the assets, properties or securities (including any Shares) of any of the Acquired Companies; (d) of any Person by virtue of their status as a Lien holder or past or present creditor of any of the Acquired Companies; or (e) required under (i) any Company Contract or (ii) the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any of its Subsidiaries.

“Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to any of the Acquired Companies or any Affiliate of any Acquired Company.

“Company Awards” means, collectively, Company Time-Based Awards and Company Performance Awards.

“Company Benefit Plan” has the meaning set forth in Section 6.1(i)(i).

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 7.4(b).

“Company Continuing Employee” has the meaning set forth in Section 7.9(a).

“Company Contract” means any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any Company Intellectual Property or any other asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

“Company Disclosure Schedule” has the meaning set forth in Section 6.1.

“Company Financial Statements” means the audited consolidated balance sheets of the Acquired Companies as of December 31, 2014, December 31, 2015 and December 31, 2016 (including, in each case, the notes, if any, thereto).

“Company Intellectual Property” has the meaning set forth in Section 6.1(q)(i).

“Company Leased Real Property” means the real property leased by any Acquired Company as tenant, together with, to the extent leased by any Acquired Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of any Acquired Company.

“Company Material Adverse Effect” means: (a) any event, change, circumstance, effect, development or state of facts that, considered individually or in the aggregate with all other events, changes, circumstances, effects, developments and states of facts, is, or could reasonably be expected to be or to become, materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on, (i) the condition (financial or otherwise), capitalization, assets, properties, Liabilities, business, results of operations or other financial performance of the Acquired Companies taken as a whole or (ii) the ability of the Company to perform its covenants or obligations under this Agreement or to timely consummate the Merger or other Contemplated Transactions; provided, however, that, in the case of clause “(i)” above, any such event, change, circumstance, effect, development or state of facts occurring after the date of this Agreement resulting from (A) any change in economic or business conditions generally, or in the oil and gas and power facilities construction, maintenance and development industries specifically, either worldwide or in any geographic region where the Acquired Companies conduct business, including any change in commodity prices, or (B) the announcement or pendency of the Merger and the other Contemplated Transactions, in either case, shall not be considered when determining if a Company Material Adverse Effect has occurred (provided that the foregoing clause “(B)” shall not preclude any breaches of any of the representations and warranties made by the Company in Section 6.1 from being taken into account in determining whether a Company Material Adverse Effect has occurred); provided, however, that such event, change, circumstance, effect, development or state of facts described in clause “(i)” above does not (1) primarily relate to (or have the effect of primarily relating to) the Acquired Companies or (2) disproportionately adversely affect the Acquired Companies compared to other companies of similar size operating in the oil and gas and power facilities construction, maintenance and development industries in such regions; and (b) any actual or threatened termination, cancellation, material reduction in revenue or material adverse modification or amendment to, or material violation, default or breach of any provisions of, any Specified Company Contract.

“Company Non-U.S. Benefit Plan” has the meaning set forth in Section 6.1(i)(i).

“Company Owned Real Property” means the real property owned by any Acquired Company, together with all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the applicable Acquired Company.

“Company Performance Awards” has the meaning set forth in Section 5.4(b).

“Company Reports” has the meaning set forth in Section 6.1(e)(i).

“Company Requisite Vote” has the meaning set forth in Section 6.1(c)(i).

“Company Stock Plans” means, collectively, the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan, as subsequently amended, the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan, as subsequently amended and the Willbros Group, Inc. 2017 Stock and Incentive Compensation Plan.

“Company Time-Based Awards” has the meaning set forth in Section 5.4(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated December 4, 2017, between Parent and Willbros United States Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, as amended by Amendment No. 1 to Confidentiality Agreement dated February 28, 2018.

“Contemplated Transactions” means (a) all actions and transactions contemplated by this Agreement, including the Merger, and (b) all actions and transactions contemplated by the Support Agreements.

“Contract” means any written, oral or other agreement, lease, license, contract, subcontract, note, mortgage, indenture, understanding, arrangement, settlement, instrument, option, warranty, purchase order, insurance policy, benefit plan or other legally binding commitment, undertaking or obligation of any nature, whether express or implied.

“Consent” has the meaning set forth in Section 6.1(d)(i).

“Current Premium” has the meaning set forth in Section 7.10(c).

“D&O Insurance” has the meaning set forth in Section 7.10(c).

“Delaware Certificate of Merger” has the meaning set forth in Section 2.3.

“Dissenting Shares” has the meaning set forth in Section 5.3(f)(i).

“DGCL” has the meaning set forth in the Recitals.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval online database created and maintained by the SEC.

“Effective Time” has the meaning set forth in Section 2.3.

“Enterprise Agreement” means, collectively, (a) that certain Facilities Construction Contact No. 9261, dated August 28, 2017, by and between Enterprise Crude Pipeline LLC and Willbros Construction (U.S.), LLC regarding the ECHO M2S Tank Expansion Project, (b) that certain Facilities Construction Contact No. 9262, dated August 28, 2017, by and between Enterprise Houston Ship Channel, L.P. and Willbros Construction (U.S.), LLC regarding the ECHO C130 Pump Station Project and (c) that certain Facilities Construction Contact No. 9263, dated August 28, 2017, by and between Enterprise Houston Ship Channel, L.P. and Willbros Construction (U.S.), LLC regarding the Houston Ship Channel West Project.

“Environmental Costs” means any actual or potential cleanup, remediation, removal, restoration or other response costs (which shall include costs to cause the representing party or its Subsidiaries to come into compliance with Environmental Laws or Environmental Permits, either voluntarily or by order or requirement of a Governmental Entity), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, capital expenditures, liabilities or obligations (including liabilities or obligations under any Environmental Permit, lease or other contract), payments, damages (including any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including damages (a) to third parties for personal injury or property damage, or (b) to natural resources), administrative, civil or criminal fines or penalties, judgments and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

“Environmental Laws” means any foreign, national, constitutional, federal, state, regional, district or local Law governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment and natural resources, human health or safety, health and sanitation, including any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into any environmental medium or real property improvement, such as the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, management, release or threatened release of Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 6.1(l)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business treated as a single employer, or under common control with, any Acquired Company in accordance with Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” has the meaning set forth in Section 5.1(a).

“file” has the meaning set forth in Section 6.1(e)(i).

“GAAP” has the meaning set forth in Section 6.1(e)(ii).

“Governmental Authorization” means, with respect to any Person, any permit, license, certificate, franchise (including similar authorizations or permits), permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law or Order or right under any Contract with any Governmental Entity, and shall also include the expiration of any waiting periods or other authorizations and approvals issues to such Person or obtained by such Person from any Governmental Entity, or of which such Person has the benefit under any applicable Law.

“Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, or (c) governmental, quasi-governmental or regulatory authority, agency, commission, body or other entity (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Person and any court or other tribunal).

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or dangerous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials), products, building construction materials and debris, the group of organic compounds known as polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables and corrosives that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

“Hedges” has the meaning set forth in Section 6.1(s).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Indemnified Parties” has the meaning set forth in Section 7.10(a).

“Insurance Policies” has the meaning set forth in Section 6.1(p).

“Intellectual Property” means all intellectual property rights of every kind and description, throughout the world, including such rights in trademarks, service marks, trade names, slogans, logos, trade dress, Internet domain names, source or business identifiers, patents, copyrights, works of authorship, trade secrets, know-how, proprietary information, all such rights in technology and software, and in the case of each of the foregoing, along with all goodwill associated with any of the foregoing and any registrations, applications, renewals, extensions, reversions, continuations, continuations-in-part, divisionals, reissues, and reexaminations for any of the foregoing.

“Intervening Event” means a material event, fact or state of facts, development or occurrence (other than any event, fact or state of facts, development or occurrence resulting from a breach of this Agreement by the Company) that does not relate to an Acquisition Proposal (including the receipt, existence or terms thereof or any matter relating thereto or consequence thereof) that was not known or reasonably foreseeable to the Company Board at or prior to the date of this Agreement, or the material consequences of which (based on the facts known to the Company Board as of the date of this Agreement) were not reasonably foreseeable, and becomes known to the Company Board after the date of this Agreement and prior to the adoption of this Agreement by the Company Requisite Vote.

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 6.1(q)(iv).

“KKR” means KKR Credit Advisors (US) LLC, a Delaware limited liability company.

“KKR Agreement” means the Put/Call Agreement, dated as of the date hereof, by and between Parent and KKR.

“KKR Facility” means the Credit Agreement, dated as of December 15, 2014, among Willbros Group, Inc., as borrower, certain subsidiaries thereof, as guarantors, the lenders from time to time party thereto, KKR Credit Advisors (US) LLC, as arranger, and Cortland Capital Market Services LLC, as administrative agent, as amended by First Amendment to Credit Agreement dated as of March 31, 2015, Second Amendment to Credit Agreement dated as of September 28, 2015, Third Amendment to Credit Agreement dated as of March 1, 2016, Fourth Amendment to Credit Agreement dated as of July 26, 2017, Fifth Amendment to Credit Agreement dated as of March 3, 2017, Sixth Amendment to Credit Agreement dated as of November 6, 2017 and the Seventh Amendment to Credit Agreement, dated as of the date hereof.

“KKR Forbearance” means that certain forbearance agreement, dated as of the date hereof, among Willbros Group, Inc., the other Loan Parties (solely for this purpose, as defined therein) signatory thereto and the lenders party thereto.

“Knowledge” means the actual knowledge, after reasonable inquiry, of the following officers and employees of the Company: Michael J. Fournier, Jeff B. Kappel, Linnie A. Freeman, Jeremy Kinch, Johnny M. Priest, Steve Breitigam, Brett Luz and Brandon Webster.

“Law” means any law, statute, constitution, principle of common law, code, edict, ordinance, rule, regulation, determination. judgment, order, injunction, decree, award, rulings or requirement, agency requirement, license or permit issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Letter of Transmittal” has the meaning set forth in Section 5.3(c)(i).

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any lien (statutory or other), pledge or other deposit arrangement, assessment, levy, assignment, deed of trust, security interest, charge, mortgage, option, right of first refusal, preemptive right, community property interest or other encumbrance, easement or restriction of any kind (including any restriction on the voting of any security, the transfer of any security or other asset, the receipt of any income derived from any asset, the use of any asset and the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Contracts” has the meaning set forth in Section 6.1(u)(ii)(S).

“Measurement Date” has the meaning set forth in Section 6.1(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 5.1(a).

“Merger Sub” has the meaning set forth in the preamble.

“Multiemployer Plan” has the meaning set forth in Section 6.1(i)(iii).

“NYSE” has the meaning set forth in Section 6.1(d)(i).

“Oncor Alliance Agreement” means the Master Services Agreement, dated June 12, 2008, by and between Oncor Electric Delivery Company LLC, a Delaware limited liability company, and Willbros Utility T&D Holdings, LLC, d/b/a Willbros Utility T&D, LLC, as successor to InfrastruX Group, Inc, as amended.

“Order” has the meaning set forth in Section 8.1(c).

“Parent” has the meaning set forth in the preamble.

“Parent Time-based Awards” has the meaning set forth in Section 5.4(a).

“Parent Disclosure Schedule” has the meaning set forth in Section 6.2.

“Paying Agent” has the meaning set forth in Section 5.3(a).

“Payment Fund” has the meaning set forth in Section 5.3(d).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Preferred Shares” has the meaning set forth in Section 6.1(b)(i).

“Proxy Statement” has the meaning set forth in Section 7.3.

“Proxy Statement Clearance Date” means the first date on which the SEC (or staff of the SEC) has, orally or in writing, confirmed that (a) it has no further comments to the Proxy Statement, or (b) it does not intend to review the Proxy Statement.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, advisors (including financial advisors), financing sources and representatives.

“Sarbanes-Oxley Act” has the meaning set forth in Section 6.1(e)(iii).

“SEC” has the meaning set forth in Section 6.1(e)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Share(s)” has the meaning set forth in Section 5.1(a).

“Share Certificate” has the meaning set forth in Section 5.2.

“Specified Company Contracts” means (a) the Oncor Alliance Agreement and (b) Enterprise Agreement.

“Specified Default Event” means (a) any Event of Default (under and as defined in the Bank of America Facility, referred to hereinafter as a “Bank of America Facility Event of Default”) occurs (other than any Specified Default (solely for this purpose, as defined in the Bank of America Forbearance)) pursuant to Section 11.1.5 of the Bank of America Facility, (b) any other Bank of America Facility Event of Default occurs (other than any Specified Default (solely for this purpose, as defined in the Bank of America Forbearance)), and continues unremedied and unwaived (it being understood that any waiver that is conditioned on or that requires the payment of additional consideration to any financing source shall be deemed not to be a waiver for purposes of this clause) for a period in excess of five business days, (c) any Event of Default (under and as defined in the KKR Facility, referred to hereinafter as a “KKR Facility Event of Default”) occurs (other than any Specified Default (solely for this purpose, as defined in the KKR Forbearance)) pursuant to Section 7.01(e) of the KKR Facility, (d) any other KKR Facility Event of Default occurs (other than any Specified Default (solely for this purpose, as defined in the KKR Forbearance)), and continues unremedied and unwaived (it being understood that any waiver that is conditioned on or that requires the payment of additional consideration to any financing source shall be deemed not to be a waiver for purposes of this clause) for a period in excess of five business days, (e) any forbearance set forth in the Bank of America Forbearance ceases to be effective, the Bank of America

Forbearance is terminated or the relevant forbearance period set forth therein ends or (f) any forbearance set forth in the KKR Forbearance ceases to be effective, the KKR Forbearance is terminated or the relevant forbearance period set forth therein ends.

“Stockholders” has the meaning set forth in the Recitals.

“Stockholders Meeting” has the meaning set forth in Section 7.4(a).

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which (a) at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or (b) such Person or any Subsidiary of such Person is a general partner or managing member.

“Superior Proposal” means an unsolicited, bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, all of the outstanding Shares, that: (a) was not obtained or made as a direct or indirect result of a breach of or any action inconsistent with (i) this Agreement or any “standstill” or similar agreement or provisions under which any Acquired Company has or had any rights or obligations or (ii) any Support Agreement; (b) is not subject to a financing contingency; and (c) is on terms and conditions that the Company Board reasonably determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and after having taken into account the likelihood and timing of consummation of the purchase transaction contemplated by such offer, to be more favorable from a financial point of view to the stockholders of the Company than the Merger and the other Contemplated Transactions.

“Support Agreements” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statute” has the meaning set forth in Section 6.1(k).

“Tax(es)” means (i) all federal, state, local and foreign taxes, including income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, escheat or unclaimed property, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, (ii) together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (iii) any liability in respect of any items described in clause “(i)” or “(ii)” payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) or any analogous or similar provision of law (or any predecessor or successor thereof) or otherwise.

“Tax Return” means all returns, reports, filings or other information (including elections, declarations, disclosures, schedules, estimates and information returns, as well as any amendments to the foregoing) required to be supplied to a Tax authority relating to Taxes, including returns and reports that are required to be supplied to a foreign Tax authority.

“Termination Date” has the meaning set forth in Section 9.2(a).

“Termination Fee” has the meaning set forth in Section 9.6(a).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Triggering Event” means (a) the Company Board or any committee thereof shall have: (i) withdrawn or modified the Company Board Recommendation or otherwise made a Company Adverse Recommendation Change; or (ii) taken, authorized or publicly proposed any of the actions referred to in Section 7.4(c); (b) the Company, the Company Board (or any committee thereof) or any director of the Company takes any action that becomes publicly known to any Person other than the executive officers and directors of the Company and the Company’s professional advisers from which a reasonable person could reasonably be expected to conclude that one or more directors of the Company do not support the Merger or do not believe that the Merger is fair to and in the best interests of the stockholders of the Company; (c) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (d) the Company Board shall have failed to reaffirm, unanimously and publicly, the Company Board Recommendation within two business days after Parent requests that the Company Board Recommendation be reaffirmed publicly; (e) a tender or exchange offer relating to the Shares shall have been commenced and the Company shall not have sent to its securityholders, within five business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; (f) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms unanimously the Company Board Recommendation within two business days after such Acquisition Proposal is publicly announced; (g) any of the Acquired Companies or any Representative of any of the Acquired Companies shall have breached or taken any action inconsistent with any of the provisions set forth in Section 7.2 or Section 7.4; or (h) any stockholder of the Company who has executed and delivered a Support Agreement shall have breached or threatened to breach such Support Agreement.

“United States Subsidiary” means each Subsidiary that is an employer whose headquarters are in the United States of America.

“Voting Debt” has the meaning set forth in Section 6.1(b)(iv).

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulation promulgated thereunder, and any comparable foreign, state or local Law.

1.2 Interpretation.

(a) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(d) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(e) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article III. The Merger shall have the effects specified in this Agreement and the DGCL.

2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201, at 10:00 a.m. on the fifth business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, unless Parent designates an earlier date for the Closing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

2.3 Effective Time. Subject to the provisions of this Agreement, concurrently with or as soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with and satisfying the relevant provisions of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger (the time as of when the Merger becomes effective, the “Effective Time”).

ARTICLE III

CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

3.1 Certificate of Incorporation of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law.

3.2 Bylaws of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the bylaws of the Surviving Corporation shall be amended to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (the “Bylaws”) until thereafter amended as provided therein or as provided by applicable Law.

ARTICLE IV

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

4.1 Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

4.2 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

ARTICLE V

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF SHARE CERTIFICATES

5.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any capital stock of the Company:

(a) subject to Section 5.3, each share of the Common Stock, par value $0.05 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding (including any vested time-based restricted stock award of the Company) as of immediately prior to the Effective Time (other than (i) Shares held by the Company as treasury stock or any direct or indirect wholly-owned Subsidiary of the Company (the “Excluded Shares”), and (ii) Dissenting Shares) shall be automatically converted into the right to receive $0.60 per Share in cash, without interest (the “Merger Consideration”);

(b) each Excluded Share shall automatically be cancelled and retired and shall cease to exist and no consideration shall be paid or payable in respect thereof; and

(c) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

5.2 Closing of Company’s Transfer Books. At the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to Section 5.1(a) shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Share Certificate”) or otherwise if the Company then has Shares which are not certificated, the applicable number of uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. At the Effective Time, the share transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any Shares shall be made on such share transfer books after the Effective Time.

5.3 Exchange of Share Certificates.

(a) Appointment of Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement reasonably acceptable to Parent and the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b) Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of Excluded Shares and Dissenting Shares) under Section 5.1(a) (such cash being hereinafter referred to as the “Payment Fund”).

(c) Procedures for Surrender.

(i) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) (A) a notice advising such holders of the effectiveness of the Merger, (B) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 5.3(e)) or transfer of the Book-Entry Shares to the Paying Agent, such materials to be in such form and have such other provisions as Parent desires with approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”), and (C) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 5.3(e)) or Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the terms of this Agreement.

(ii) Upon surrender to the Paying Agent of Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 5.3(e)) or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required, the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall be required to deliver to each such holder, cash consideration in the amount (after giving effect to any required Tax withholdings as provided in Section 5.3(g)) that such holder has the right to receive pursuant to Section 5.1(a) in full satisfaction of all rights pertaining to the Shares formerly represented by such Share Certificates or Book-Entry Shares and such Share Certificates or Book-Entry Shares so surrendered shall be cancelled. The Paying Agent shall accept such Share Certificates upon compliance with such reasonable terms and conditions as the Parent and Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange procedures.

(iii) No interest will be paid or accrued on any amount payable upon surrender of any Shares.

(iv) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, any Merger Consideration to be paid upon due surrender of the Share Certificates may be issued to such transferee if the Share Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to the Paying Agent.

(v) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Share Certificate to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article V. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration in respect of each such Share and the Book-Entry Shares of such holder shall forthwith be cancelled.

(d) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the stockholders of the Company as of the date that is one year after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this

Article V shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 5.3(g)) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 5.3(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate cash consideration in the amount (after giving effect to any required Tax withholdings as provided in Section 5.3(g)) that such holder has the right to receive pursuant to Section 5.1(a).

(f) Dissenting Shares.

(i) Notwithstanding anything to the contrary contained in this Agreement, Shares with respect to which appraisal rights are available under Section 262 of the DGCL, if any, and which are held by a stockholder who, as of the Closing: (A) has made a proper demand for appraisal of such Shares in accordance with Section 262 of the DGCL; and (B) has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such Shares being referred to as “Dissenting Shares” until such time as such stockholder withdraws, fails to perfect or otherwise loses such stockholder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 5.1(a), but shall be entitled only to such rights (if any) as are granted DGCL to a holder of Dissenting Shares.

(ii) Notwithstanding the provisions of this Section 5.3(f), if any Dissenting Shares shall lose their status as such (through failure to perfect, waiver, withdrawal or otherwise), then such Shares shall be deemed automatically, as of the Effective Time, to have been converted into, and to represent only, the right to receive the Merger Consideration in accordance with Section 5.1(a), without interest thereof, upon proper delivery of the Share Certificate or (in the case of Book-Entry Shares) evidence of book-entry positions representing such Shares.

(iii) The Company shall give Parent prompt notice of: (A) any demand for appraisal received from its stockholders prior to the Effective Time pursuant to Section 262 of the DGCL; (B) any withdrawal of such demand pursuant to Section 262 of the DGCL; and (C) the opportunity to direct and participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment or settlement offer with respect to any such demand unless, prior thereto, Parent shall have consented in writing to such payment or settlement offer.

(g) Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable federal, state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

5.4 Treatment of Company Awards.

(a) Company Time-based Awards. As of the Effective Time, each then outstanding unvested time-based restricted stock award and each then outstanding unvested time-based restricted stock unit award (collectively, the “Company Time-based Awards”) shall, at the option of Parent: (i) be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after surrender thereof, an amount in cash equal to the product of (A) the number of Shares subject to such unvested Company Time-based Award and (B) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment; or (ii) be converted into the right to receive restricted stock awards issued on Parent common stock in an amount equal to the product of (A) the number of Shares subject to such unvested Company Time-based Award and (B) the Merger Consideration, with any fractional shares being rounded down to the nearest whole share of Parent common stock (the “Parent Time-based Awards”), in which case the Parent Time-based Awards shall provide for the same vesting terms and conditions as applicable to each Company Time-based Award (including accelerated vesting upon a termination without cause) and, in addition, shall provide for termination for Good Reason (as that term is defined in the Willbros 2010 Management Severance Plan for Executives).

(b) Company Performance Awards. Immediately prior to the Effective Time, each then outstanding performance-based restricted stock unit award (collectively, the “Company Performance Awards”) shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after surrender thereof, an amount in cash equal to the product of (i) the number of Shares equal to the “Target Award” as set forth in the respective award agreement for such Company Performance Award and (ii) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions, including adoption of any appropriate amendments to the Company Stock Plans and other Company Benefit Plans which are necessary to effectuate the provisions of Section 5.4(a) and (b).

5.5 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article IX, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, then the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Awards the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 5.5 shall be construed to permit the Constituent Entities or their respective Subsidiaries to take any action otherwise prohibited by the terms of this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company on or prior to entering into this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Acquired Companies is a corporation or other legal business entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to: (i) own, use and operate its properties and assets, (ii) carry on its business as presently conducted or as currently planned to be conducted, and (iii) perform its obligations under all Contracts by which it is bound. Each of the Acquired

Companies is qualified to do business and is in good standing as a foreign corporation or other foreign business entity in each jurisdiction where the ownership, use or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a complete and correct copy of each Acquired Company’s certificates of incorporation and bylaws or other organizational documents, each as amended to the date hereof. The Acquired Companies’ certificates of incorporation and bylaws or other organizational documents so delivered are in full force and effect. None of the Acquired Companies is in violation of any of the provisions of its organizational documents. Section 6.1(a) of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where each Acquired Company is organized and qualified to do business. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Capital Structure.

(i) As of March 22, 2018 (the “Measurement Date”), the authorized capital stock of the Company consisted of 105,000,000 Shares, of which 63,221,610 Shares (including 663,156 shares of restricted stock), and 1,000,000 shares of Preferred Stock, having a par value of $0.01 per share (the “Preferred Shares”), of which no shares were outstanding as of the Measurement Date. From the Measurement Date through the date of this Agreement, no additional Shares or Preferred Shares have been authorized or issued. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the Measurement Date, the Company held 2,443,666 Shares in its treasury, and none of the Subsidiaries of the Company hold or have held any Shares. From the Measurement Date through the date of this Agreement, no additional Shares have been acquired in the Company’s treasury. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of the Measurement Date, there were 5,096,956 Shares reserved for issuance pursuant to the Company Stock Plans. From the Measurement Date until the date of this Agreement, no additional Shares have been reserved for issuance pursuant to the Company Stock Plans.

(ii) Section 6.1(b)(ii) of the Company Disclosure Schedule sets forth a correct and complete list of Company Awards in effect as of the date hereof, including the (A) total number of Company Awards, with subtotals for each type of award, (B) name of each Company Award recipient, (C) name of the Company Stock Plan pursuant to which such Company Award was issued and award type, (D) date of grant, (E) exercise price (as applicable) and (F) number of Shares subject thereto.

(iii) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien.

(iv) Except as set forth on Section 6.1(b)(iv) of the Company Disclosure Schedule, there are no preemptive rights, participation rights, maintenance rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any of the Acquired Companies to issue, transfer or sell any outstanding shares of capital stock (including Shares) or other securities of any Acquired Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Acquired Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. No outstanding shares of capital stock (including Shares) or other securities of any Acquired Company is subject to any right of first refusal or offer in favor of the Company. Other than the Support Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock (including Shares) or other securities of any Acquired Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”).

(v) Except as set forth on Section 6.1(b)(v) of the Company Disclosure Schedule, there is no: (A) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock (including Shares) or other securities of any of the Acquired Companies; (B) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock (including Shares) or any other securities; or (C) condition or circumstance that has given or may give rise to, or has provided or may provide a basis for, the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock (including Shares) or other securities of any of the Acquired Companies.

(vi) All outstanding Shares, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Companies have been issued and granted in compliance with: (A) all applicable securities Laws, the Code and all other applicable Laws; and (B) all requirements set forth in applicable Contracts and any applicable Company Stock Plan.

(c) Corporate Authority; Approval and Opinions of Financial Advisors.

(i) The Company has all requisite corporate power and authority, and has taken all corporate action necessary, in order to execute, deliver and perform its obligations under this Agreement, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the “Company Requisite Vote”), and to consummate the Merger and the other Contemplated Transactions. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other similar applicable Laws affecting creditors’ rights generally and to general equity principles (the “Bankruptcy and Equity Exception”). Except as set forth on Section 6.1(c)(i) of the Company Disclosure Schedule and the Company Requisite Vote, there are no Company Approvals that are required to be obtained prior to consummation of the Contemplated Transactions.

(ii) The Company Board has received the written opinion of Greenhill & Co., LLC, financial advisor to the Company, dated March 26, 2018, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of Shares. A copy of such written opinion has been delivered to Parent.

(iii) The Company Board at a meeting duly called and held at which all of the directors of the Company were present, has (A) unanimously determined that this Agreement, the Support Agreements, the Merger and the other Contemplated Transactions are fair to, advisable and in the best interests of the Company’s stockholders, (B) unanimously authorized and approved the execution, delivery and performance of this Agreement, the Support Agreements, the Merger and the other Contemplated Transactions, (C) unanimously recommended the adoption of this Agreement by the Company’s stockholders and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Stockholders Meeting, and (D) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Law that might otherwise apply to the Merger or any of the other Contemplated Transactions.

(d) Governmental Filings; No Violations; Certain Contracts, Etc.

(i) No consent, filing or notice (each a “Consent”) is required in connection with the execution and delivery of this Agreement, each Support Agreement and each Ancillary Agreement by the Company, or the performance by the Company of its obligations hereunder or thereunder (including the consummation of the Merger and the other Contemplated Transactions), except for: (A) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware; (B) any such Consent required under applicable requirements of the Exchange Act and as may be required under applicable state securities or “blue sky” Laws of the United States; (C) the filing with the SEC of the Proxy Statement relating to the Stockholders Meeting to he held to consider and vote upon the adoption of this Agreement; (D) the filings or notices required by, and any approvals required under the rules and regulations of the New York Stock Exchange (the “NYSE”); and (E) such Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Company do not, and the consummation by the Company of the Merger and the other Contemplated Transactions will not, directly or indirectly, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the loss of any benefit under, the acceleration of any obligations or the creation of a Lien on the assets or properties of any Acquired Company (with or without notice, lapse of time or both), pursuant to, any Company Contract or any Laws, (C) a breach or violation of, a termination (or right of termination) or a default under, the loss of any benefit under, the acceleration of any obligations under, the creation of any right of modification, amendment, vesting or cancellation of or under (with or without notice, lapse of time or both) any Material Contract, or (D) any other change in the rights or obligations of any party under any of the Company Contracts, except, as in the case of each of clauses “(B)” through “(D)” above, as would not, individually or in aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 6.1(d)(ii) of the Company Disclosure Schedule sets forth a correct and complete list of Material Contracts of the Acquired Companies pursuant to which Consents or waivers are or may be required prior to consummation of the Contemplated Transactions (whether or not subject to the exception set forth with respect to clauses “(B)” through “(D)” in the preceding sentence).

(iii) Section 6.1(d)(iii) of the Company Disclosure Schedule sets forth a correct and complete list of all material claims held by any Acquired Company, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code, together with a correct and complete list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding. None of such orders, individually or in the aggregate, is reasonably likely to be material to the Company and the Acquired Companies, taken as a whole.

(e) Company Reports; Financial Statements.

(i) The Company has timely filed with, or furnished to, as applicable, the Securities and Exchange Commission (the “SEC”) all registration statements, prospectuses, proxy statements, reports, schedules, forms, statements, certifications (including any such statement or certification required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act (and Section 302 of the Sarbanes-Oxley Act); and (B) Section 906 of the Sarbanes-Oxley Act and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by the Company with the SEC since December 31, 2014 (collectively, including any such documents filed subsequent to the date hereof and as amended, the “Company Reports”). The Company has made available to Parent (to the extent not available on EDGAR) true, correct, and complete copies of all Company Reports, as well as all comment letters received by the Company from the SEC and all responses to such comment letters provided to the SEC by or on behalf of the Company since December 31, 2014. Each of the Company Reports is accurate and complete, and complies as to form and content with all applicable Laws. None of the Acquired Companies, other than the Company, is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (A) each Company Report complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (B) no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(ii) Each of the financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules), including the Company Financial Statements: (A) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (B) were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (C) fairly present in all material respects the consolidated financial position of the Acquired Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Acquired Companies for the periods covered thereby. The Company has made available to Parent (to the extent not available on EDGAR) accurate and complete copies of the Company Reports, including the Company Financial Statements.

(iii) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(iv) The Company 2017 10-K is accurate and complete, and complies as to form and content with all applicable Laws. The Company 2017 10-K (A) complies in all material respects with the applicable requirements of the Exchange Act and (B) does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the financial statements included in or incorporated by reference into the Company 2017 10-K (including the related notes and schedules): (A) complies as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (B) was prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements); and (C) fairly presents in all material respects the consolidated financial position of the Acquired Companies as of the date thereof and the consolidated results of operations and cash flows of the Acquired Companies for the periods covered thereby.

(v) The Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances: (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (B) that transactions are executed only in accordance with the authorization of management; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Acquired Companies’ properties or assets. The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and otherwise to ensure that information required to be disclosed by the Company in the reports that it files, furnishes or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, to allow timely decisions regarding required disclosure and to make the Company Reports. The Company has made available to Parent copies of all written descriptions of and all policies, manuals and other documents promulgating, such disclosure controls and procedures. Except as set forth in Company Reports filed prior to the date of this Agreement, since December 31, 2014, to the Company’s Knowledge, each director and officer of the Company has filed with or furnished to the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(vi) Except as set forth in Company Reports filed prior to the date of this Agreement, since December 31, 2014, none of the Acquired Companies, the Company’s independent accountants, the board of directors or audit committee of the board of directors of any Acquired Company, or any officer of any Acquired Company, has received: (A) any oral or written notification of any: (1) “significant deficiency” in the internal controls over financial reporting of any of the Acquired Companies; (2) “material weakness” in the internal controls over financial reporting of any of the Acquired Companies; or (3) fraud, whether or not material, that involves management or other employees of any of the Acquired Companies who have a significant role in the internal controls over financial reporting of the applicable Acquired Company; or (B) any material complaint, allegation, assertion or claim alleging, asserting or claiming that the accounting or auditing practices, procedures, methodologies or methods of any of the Acquired Companies or their respective internal accounting controls fail to comply with GAAP, generally accepted auditing standards or applicable Laws. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2. No attorney representing any Acquired Company, whether or not employed by any Acquired Company, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company, including the General Counsel of the Company.

(vii) The Company has not granted any waivers with respect to its policies regarding ethical conduct.

(viii) PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the financial statements (including any related notes) contained in the Company Reports and the Company 2017 10-K, is and has been throughout the periods covered by the applicable financial statements: (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (B) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (C) in compliance with subsections “(g)” through “(l)” of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and the Public Company Accounting Oversight Board.

(ix) None of the Acquired Companies is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among any Acquired Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Acquired Companies in the Acquired Companies’ published financial statements, any of the Company Reports or the Company 2017 10-K. The Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined above) effected by any of the Acquired Companies that are in effect at the date of this Agreement.

(f) Absence of Undisclosed Liabilities. None of the Acquired Companies has, and none of the Acquired Companies is or may become responsible for performing or discharging, any Liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) Liabilities identified as such in the “liabilities” column of the unaudited consolidated balance sheet of the Acquired Companies as of September 30, 2017; (ii) normal and recurring current Liabilities that have been incurred by the Acquired Companies since the unaudited consolidated balance sheet of the Acquired Companies as of September 30, 2017 in the ordinary course of business consistent with past practice; (iii) Liabilities for performance of obligations of the Acquired Companies under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts provided to Parent prior to the date of this Agreement; and (iv) liabilities described in Section 6.1(f) of the Company Disclosure Schedule.

(g) Absence of Certain Changes. Since December 31, 2017 (the “Audit Date”) through the date of this Agreement (except in connection with the negotiation, execution and delivery of this Agreement and the consummation of the Contemplated Transactions) the Acquired Companies have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with past practices, and:

(i) except as set forth in Company Reports filed prior to the date of this Agreement, there has not been a Company Material Adverse Effect, and no change, circumstance, effect, development, or state of facts that has occurred that, in combination with any other change, circumstance, effect, development, or state of facts, could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(ii) there has not been a material loss, damage or destruction to, or any material interruption in the use of, any of the assets or properties of any of the Acquired Companies (whether or not covered by insurance);

(iii) none of the Acquired Companies has: (A) written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other indebtedness, or (B) taken any action that, if taken after the date hereof, would constitute a violation of Section 7.1;

(iv) there has not been any material acquisition or disposition of assets by any Acquired Company, including the sale, lease, license or other disposition of any material properties or assets, except for sales of equipment and/or replacements thereof in the ordinary course of business consistent with past practices;

(v) there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company;

(vi) there has not been any change by the Company in accounting principles, practices or methods;

(vii) there has not been any action taken by the Company that, if taken after the date of this Agreement without the consent of the Parent, would constitute a violation of this Agreement;

(viii) no Acquired Company has made any material Tax election, settled or compromised any material Tax claim or Liability, changed (or made a request to any Governmental Entity to change) any material aspect of its method of accounting for Tax purposes, filed any amended material Tax Return, prepared any Tax Return in a manner inconsistent with the past practice of the Acquired Companies, surrendered any claim for a refund of a material amount of Taxes, or consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(ix) since the Audit Date, except as set forth on Section 6.1(g) of the Company Disclosure Schedule or as previously disclosed in the Company Reports filed prior to the date hereof, there has not been any (A) increase in the compensation payable, or that could become payable, by any Acquired Company to any officers or key employees or (B) amendment or modification of any Company Benefit Plan; and

(x) no Acquired Company has entered into any agreement or made any commitment to do any of the foregoing.

(h) Litigation and Liabilities. Except as disclosed on Section 6.1(h) of the Company Disclosure Schedule, there are no (i) Legal Proceedings pending or, to the Knowledge of the Company, threatened against any Acquired Company or (ii) obligations or Liabilities, including those relating to matters or Legal Proceedings involving any Environmental Law, or any other facts or circumstances of which the Company has Knowledge that could result in any claims against, or obligations or Liabilities of, the Company or any of its Affiliates, except for those that are not, individually or in the aggregate, material to any Acquired Company.

(i) Employee Benefits and Employment Matters.

(i) Section 6.1(i) of the Company Disclosure Schedule lists all Benefit Plans which are (A) sponsored, contributed to, or maintained by any Acquired Company and which are provided to or for the benefit of any Persons that are employed by or provide services to any Acquired Company or (B) for which any Acquired Company has any Liability (actual or contingent) (each such Benefit Plan, a “Company Benefit Plan”). Section 6.1(i) of the Company Disclosure Schedule separately identifies each Company Benefit Plan which is maintained outside of the United States primarily for the benefit of employees situated outside of the United States (each such Company Benefit Plan, a “Company Non-U.S. Benefit Plan”). The Company has made available to Parent, with respect to each Company Benefit Plan and to each material Company Non-U.S. Benefit Plan (to the extent applicable thereto), true, correct and complete copies of (i) such plan and all amendments thereto; (ii) the most recently filed Forms 5500 and all schedules and attachments thereto; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Company Benefit Plan; (iv) the most recent determination, opinion or advisory letter issued by the IRS with respect to such Company Benefit Plan; (v) all related trust agreements, insurance contracts, and other funding arrangements; (vi) all written summaries of all non-written Company Benefit Plans; (vii) copies of applicable discrimination and compliance testing for the last two years; and (viii) any material, non-routine communications from a Governmental Entity within the last two years.

(ii) All contributions (including employee contributions to any qualified plan), insurance premiums, or other payments with respect to the Company Benefit Plans for all periods ending prior to the date hereof have been timely made by the Acquired Companies, and for periods ending prior to Closing will be timely made prior to Closing by the Acquired Companies or properly accrued, as applicable, in accordance with past practice.

(iii) Except with respect to any Company Benefit Plan which is a “multiemployer plan” within the meaning of Section (3)(37) of ERISA and which is set forth in Section 6.1(i) of the Company Disclosure Schedule (each, a “Multiemployer Plan”), none of the Acquired Companies in the past six years has sponsored, maintained, contributed to, or been obligated to contribute to any “employee benefit plan” which is subject to the provisions of Title IV of ERISA. Neither any Acquired Company nor any of their ERISA Affiliates have engaged in any transaction described in Section 4069 or Section 4212(c) of ERISA.

(iv) With respect to each Multiemployer Plan: (A) all contributions required to be made by any Acquired Company or any of their respective ERISA Affiliates to any such plan have been timely made, (B) none of the Acquired Companies or any of their respective ERISA Affiliates has incurred any withdrawal Liability under Title IV of ERISA which remains unsatisfied or would be subject to withdrawal Liability if, as of the Closing Date, the Acquired Companies, any of its subsidiaries or any of their respective ERISA Affiliates were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any Multiemployer Plan, (C) no Multiemployer Plan is in “reorganization” or “insolvent” (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively) or has been determined to be in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA, and (D) the Company has provided a copy of the notice under Section 101(l) of ERISA pertaining to its estimated withdrawal Liability under Title IV of ERISA for the most recently completed plan year.

(v) Except as set forth in Section 6.1(i) of the Company Disclosure Schedule, no Acquired Company has any obligation to provide life, medical or other welfare benefits to former or retired employees of such Acquired Company, and no Acquired Company has represented, promised or contracted to any employee or former employee of any Acquired Company that such benefits would be provided, other than under COBRA at the sole cost of such employee.

(vi) Each Company Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and nothing has occurred that could reasonably be expected to result in the loss of such qualification of exempt status. Except as set forth in Section 6.1(i) of the Company Disclosure Schedule, each Company Benefit Plan has been maintained, funded, operated, and administered in compliance with its terms and with the requirements prescribed by applicable Law (including the applicable requirements of ERISA, COBRA, HIPAA, and the Code), except where such noncompliance would not reasonably be expected to result in a material Liability. No action, suit, investigation, audit, proceeding, or claim (other than claims for routine benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or threatened to involve, any Company Benefit Plan before any Governmental Entity, including the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation, except as would not reasonably be expected to result in a material Liability.

(vii) Except as set forth in Section 6.1(i) of the Company Disclosure Schedule, following the Closing, the consummation of the Merger will not (i) entitle any current or former employee of any Acquired Company to a bonus, severance pay, unemployment compensation or any other payment pursuant to any Company Benefit Plan, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee of any Acquired Company, from any Acquired Company or pursuant to any Company Benefit Plan, (iii) result in any limitation on the right of any Acquired Company to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan; or (iv) give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. No Acquired Company maintains any obligations to gross-up or reimburse any individual for any Tax under Section 409A or 4999 of the Code.

(viii) Each Company Non-U.S. Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and applicable Laws, and, if intended to qualify for special tax treatment, meets all the requirements for such treatment. All employer and employee contributions required by the terms of each Company Non-US Benefit Plan or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction, and any other payments (including insurance premiums) otherwise due in respect of each such plan have been paid in full. The fair market value of the assets of each funded Company Non–U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Non-U.S. Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Each Company Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(j) Compliance with Laws; Permits.

(i) Each of the Acquired Companies is, and has at all times since January 1, 2011 been, in compliance in all material respects with all applicable federal, state, local or foreign Laws. None of the Acquired Companies has received any notice from any Governmental Entity or other Person or has Knowledge of any circumstances regarding any actual or possible material violation of, or material failure to comply with, any Law or Order. Except with respect to regulatory matters covered by Section 7.5, no investigation or review by any Governmental Entity with respect to the any Acquired Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated to any Acquired Company an intention to conduct the same.

(ii) Each Acquired Company has all material Governmental Authorizations necessary to conduct its business as presently conducted, in material compliance with all applicable Laws and Orders. Section 6.1(j) of the Company Disclosure Schedule lists all material Governmental Authorizations held by the Acquired Companies.

(k) Takeover Statutes. There are no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (including Section 203 of the DGCL) (each a “Takeover Statute”) applicable to any Acquired Company, the Shares, the Merger, the Support Agreements or the other Contemplated Transactions, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of any Shares acquired in the Merger. No anti-takeover provision in the certificate of incorporation, bylaws or other organizational documents of any Acquired Company is applicable to the Shares, Merger or the other Contemplated Transactions. The Company Board has taken all action so that Parent will not be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the Contemplated Transactions.

(l) Environmental Matters. Except as set forth in the Company Reports filed since December 31, 2016 and prior to the date of this Agreement or otherwise disclosed on Section 6.1(l) of the Company Disclosure Schedule:

(i) Each Acquired Company, and, to the Knowledge of the Company, their respective predecessors are, and have been at all times operated, in compliance with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws, except for such matters as are not reasonably likely to be material to the Company or any Acquired Company.

(ii) Each Acquired Company, and, to the Knowledge of the Company, their respective predecessors, have obtained and have been at all times operated, and are in compliance with, and have made all appropriate filings for issuance or renewal of, all material permits, licenses, authorizations, registrations, orders, variances and other governmental consents required by, applicable Environmental Laws (“Environmental Permits”), including those regulating emissions, discharges, releases or the remediation of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of any Acquired Company.

(iii) None of the Acquired Companies currently or formerly owned, leased or operated real property has had any release, discharge or emission of Hazardous Substances that could reasonably be expected to require remediation pursuant to any applicable Environmental Law.

(iv) There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened against the any Acquired Company or, to the Knowledge of the Company, their respective predecessors as to which any Acquired Company has any obligations by contract or otherwise to defend or indemnify such predecessor, that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

(v) There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans (including anticipated regulatory or legislative requirements): (A) that are reasonably likely to give rise to any Liability under any Environmental Laws or require any Acquired Company to incur any Environmental Costs, or (B) that are reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving any Acquired Company based on or related to any Environmental Matter or that could require any Acquired Company to incur any Environmental Costs.

(vi) None of the Acquired Companies has received any notice (written or oral) or other communication that any of them is or may be a potentially responsible person or otherwise liable in connection with any site allegedly containing any Hazardous Substances, other location where there has been a release of any Hazardous Substances, or claim relating to or arising from exposure to or any injury, personal or property, from any Hazardous Substance, or notice of any failure of any Acquired Company to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.

(vii) None of the Acquired Companies has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location in violation of, or as could be expected to result in any Liability to any Acquired Company under, any Environmental Laws.

(viii) None of the Acquired Companies has been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matter.

(ix) The transactions contemplated by this Agreement do not require the consent or approval of any Governmental Entity under or pursuant to any Environmental Laws.

(m) Real Property.

(i) Section 6.1(m)(i) of the Company Disclosure Schedule contains a complete and correct list of all material Company Owned Real Property (including the street address of each parcel of such Company Owned Real Property). The Company or one or more of its Subsidiaries has good and marketable fee simple title to all such material Company Owned Real Property free and clear of any and all Liens. The Company is not obligated under, or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any such material Company Owned Real Property or any portion thereof or interest therein.

(ii) Section 6.1(m)(ii) of the Company Disclosure Schedule contains a complete and correct list of all material Company Leased Real Property, including with respect to all such Company Leased Real Property the date of such lease or sublease and any material amendments thereto and the street address of such Company Leased Real Property. Except as would not reasonably be expected to be material to the Company or the Acquired Companies, taken as a whole, each of the Acquired Companies, as applicable, has good leasehold title to the Company Leased Real Property, free and clear of any Liens. All leases and subleases for the Company Leased Real Property are valid and in full force and effect in all material respects except to the extent they have previously expired or terminated in accordance with their terms and neither an Acquired Company nor, to the Knowledge of the Company, any other Person, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default that would be materially adverse, either individually or in the aggregate, to the Acquired Companies, taken as a whole, under the provisions of, any lease or sublease for the Company Leased Real Property. Other than as set forth on Section 6.1(m)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into with any other Person any sublease, license or other Contract that is material, either individually or in the aggregate, to the Acquired Companies, taken as a whole, and that relates to the use or occupancy of all or any portion of the Company Leased Real Property.

(iii) The Company Owned Real Property and Company Leased Real Property constitute all real property currently used in connection with the business of the Acquired Companies and which are necessary for the continued operation of the business as the business is currently conducted. Except as set forth on Section 6.1(m)(iii) of the Company Disclosure Schedule or as would not materially affect, either individually or in the aggregate, the ability of the Acquired Companies, taken as a whole, to operate their business as currently conducted, there are no structural, electrical, mechanical or other defects in any improvements located on any of the Company Owned Real Property or Company Leased Real Property. Except as would not materially affect, either individually or in the aggregate, the ability of the Acquired Companies, taken as a whole, to operate their business as currently conducted, none of the Acquired Companies has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Company Owned Real Property or the Company Leased Real Property.

(iv) Except as would not materially affect, either individually or in the aggregate, the ability of the Acquired Companies, taken as a whole, to operate their business as currently conducted, each of the structures, equipment and other tangible assets of the Acquired Companies utilized in their operations is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and is adequate and suitable for the purposes for which it is presently being used.

(n) Taxes. Except as set forth on Section 6.1(n) of the Company Disclosure Schedule, each Acquired Company (A) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) has paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party; and (C) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, except as set forth on Section 6.1(n) of the Company Disclosure Schedule, there are not pending or, to the Knowledge of the Company, or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. No Acquired Company has been subject to a written claim by a taxing authority in a jurisdiction where such Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no material unresolved questions or claims concerning any Acquired Company’s Tax Liability that are not disclosed or provided for in the Company Reports filed prior to the date of this Agreement. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Acquired Companies for each of the fiscal years ended December 31, 2014 through 2016, and true and correct summaries of certain information relating to foreign operations derived from United States federal income Tax returns for each of the fiscal years ended December 31, 2014 through 2016. The Acquired Companies have made provision for all Taxes payable by the Acquired Companies for which no Company Tax Return has yet been filed. The charges, accruals and reserves for Taxes with respect to the Acquired Companies reflected on the Company Reports are adequate under GAAP to cover the Tax liabilities accruing through the date thereof. None of the Acquired Companies are responsible for Taxes of any Person (i) as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group (including as a result of the application of Treasury Regulation 1.1502-6) for any period, through operation of Law or otherwise, or (ii) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any other express or implied agreement to indemnify any other Person. No Acquired Company has ever participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b. No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received or deferred revenue recognized on or prior to the applicable Closing Date, (iii) any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law), (iv) intercompany transactions occurring on or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (vi) election under Section 108(i) of the Code, or (vii) Section 965 of the Code (including an election under Section 965(h) of the Code). No Acquired Company (w) has agreed to and is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law, (x) is aware that any Governmental Entity has proposed any such adjustment, (y) has any application pending with any Governmental Entity requesting permission for any changes in accounting method, or (z) will be required to include any material item of income in, or exclude any material deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date. None of the Acquired Companies is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority, in each case, that would have binding effect on Parent or the Acquired Companies after the Closing. There are no Liens for Taxes on the assets of any Acquired Company (other than Liens for Taxes not yet due and payable as of the Closing Date or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been recorded in accordance with GAAP). All transactions between the Acquired Companies are on arm’s length terms for purposes of the relevant transfer pricing laws and all related documentation required by such laws has been prepared or obtained and, if necessary, retained. No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement. The Company is not, and has not been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. Schedule 6.1(n) sets forth the U.S. federal income tax classification of each Acquired Company and indicates whether each such entity is a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code. No Acquired Company has any material Liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2017, in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof. For purposes of this Section 6.1(n), any reference to an Acquired Company shall be deemed to include any Person that merged with or was liquidated or converted into an Acquired Company.

(o) Labor Matters.

(i) Except as set forth in Section 6.1(o) of the Company Disclosure Schedule, no Acquired Company is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any Acquired Company the subject of any material proceeding asserting that any Acquired Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving any Acquired Company.

(ii) No (A) Acquired Company or (B) any entity with which any Acquired Company could be considered a single employer under 29 U.S.C. section 2101(a)(1) or under any relevant case-law, in either case, has incurred any Liability under WARN.

(iii) There are no (i) charges of discrimination before the Equal Employment Opportunity Commission or any other Governmental Entity, (ii) claims for unpaid wages or benefits, including overtime compensation, before the United States Department of Labor or any other Governmental Entity, (iii) claims for workers’ compensation or occupational disease benefits, (iv) claims for damages, wages, or other relief to or arising from employment, termination from employment or refusal to hire, (v) claims relating to an alleged failure to provide any leave or notice required by the Family and Medical Leave Act, (vi) investigations, citations or complaints by the Occupational Safety and Health Administration, or (vii) claims or conciliation agreements relating to any alleged failure to comply with Executive Order 11246 or Federal Contract Compliance with respect to employees, which, in the case of any of the above clauses, individually or in the aggregate, is reasonably likely to result in a Company Material Adverse Effect. To its Knowledge, the Company and each of the Acquired Companies (A) is in compliance with all federal and state laws respecting employment or labor and employment practices, terms and conditions of employment, wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance; (B) has not engaged in any unfair labor or unlawful employment practice; and (C) has not engaged in any “mass layoff” or “plant closing” (as defined by WARN) with respect to any Acquired Company.

(p) Insurance. Section 6.1(p) of the Company Disclosure Schedule sets forth a complete and accurate list of all material insurance policies, fidelity bonds and self-insurance arrangements covering the assets, businesses, equipment, properties, operations, employees, officers or directors of the Acquired Companies (collectively, the “Insurance Policies”). All of the Insurance Policies or renewals thereof are in full force and effect and not voidable. There is no material claim by any Acquired Company pending under any such Insurance Policy as to which any Acquired Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy. All premiums due and payable under all Insurance Policies have been paid when due, and the Company and each of its Subsidiaries are otherwise in material compliance with the terms of such Insurance Policies. No Acquired Company has received notice of cancellation of, or cancelled, any Insurance Policy. To the Knowledge of the Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, any Insurance Policy. The Company has made available to Parent copies of all Insurance Policies.

(q) Intellectual Property.

(i) The Acquired Companies exclusively own or possess adequate licenses or other valid rights to use all Intellectual Property used or held for use in connection with and material to their respective businesses as currently being conducted (“Company Intellectual Property”).

(ii) There are no assertions, claims or Legal Proceedings challenging the validity or enforceability of any Company Intellectual Property. To the Knowledge of the Company, the conduct of the Acquired Companies’ respective businesses as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person. No Acquired Company is the subject of any pending or threatened Legal Proceedings involving a claim of infringement, misappropriation or other violation of the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated or is infringing, misappropriating or otherwise violating any Company Intellectual Property, and no such claims have been made against any Person by an Acquired Company.

(iii) The Acquired Companies have taken adequate security measures to protect the secrecy, confidentiality and value of all trade secrets included in the Company Intellectual Property. No such trade secret has been authorized to be disclosed or has been disclosed by an Acquired Company to any former or current employee or any other Person other than pursuant to a written non-disclosure agreement restricting the disclosure and use of such trade secret and other Intellectual Property. The Acquired Companies have executed written agreements with all of their past and present employees, contractors and consultants that created or developed Company Intellectual Property in the course of such Person’s employment or retention pursuant to which such Persons have presently assigned to an Acquired Company all of such Person’s rights, title and interest in and to all such Company Intellectual Property. To the Knowledge of the Company, no party thereto is in default or breach of any such agreements.

(iv) The Acquired Companies own or have a valid right to use all computer systems, networks, hardware, software, databases, websites and equipment used to process, store, maintain and operate data, information and functions used in connection with their respective businesses (“IT Systems”). The IT Systems (A) are adequate for and operate and perform in all material respects as required in connection with the operation of the Acquired Companies’ respective businesses as currently being conducted, and (B) have not suffered any material breach or failure in the past two years. No open source software or freeware has been incorporated into any product of the Acquired Companies that would in any way limit the ability to make, use or sell such product or that would diminish or transfer the rights of ownership in any Intellectual Property of an Acquired Company to a third party.

(v) Section 6.1(q) of the Company Disclosure Schedule sets forth an complete and accurate list of all registered Intellectual Property and pending applications for registration of Intellectual Property owned or purported to be owned by any Acquired Company. Section 6.1(q) of the Company Disclosure Schedule provides for each such item listed, the owner of such item of Intellectual Property, the registration or application date and number (as and if applicable) of such item of Intellectual Property and the jurisdiction in which such item of Intellectual Property has been issued or registered or in which any application for issuance and registration has been filed (if applicable). All material Intellectual Property set forth on Section 6.1(q) of the Company Disclosure Schedule is subsisting, enforceable, and valid.

(r) Brokers and Finders.

(i) Except for the Advisors set forth on Section 6.1(r)(i) of the Company Disclosure Schedule, there is no Advisor of or to the Acquired Companies engaged in connection with the Contemplated Transactions (each such Advisor, a “Company Advisor”). Other than Greenhill & Co., LLC, there is no Company Advisor or officer or director of the Acquired Companies who might be entitled to any banking, broker’s, finder’s, success, completion or similar fee or commission in connection with: (A) this Agreement or the Contemplated Transactions; or (B) any other change in control of the Acquired Companies, or the sale, transfer or disposition of any assets of the Acquired Companies.

(ii) The aggregate fees and expenses of the Company Advisors (A) paid on the date hereof or within the previous seven days, (B) incurred but not yet paid or (C) to be incurred in connection with this Agreement or the Contemplated Transactions will not exceed the aggregate fees and expenses set forth on Section 6.1(r)(ii) of the Company Disclosure Schedule. Except as expressly provided by the terms of a written agreement between the Acquired Companies and a Company Advisor that is listed in Section 6.1(r)(ii) of the Company Disclosure Schedule and has been made available to Parent, no Company Advisor will be entitled to any fee, expense or other amount from any Acquired Company in connection with this Agreement or any Contemplated Transaction that includes any premium or is based in whole or in part on any fee, expense or other amount for any prior services performed by a Company Advisor that are unrelated to this Agreement or any Contemplated Transaction or that was previously discounted or waived by such Company Advisor. Except for Greenhill & Co., LLC, there is no fee, expense or other amount payable to a Company Advisor contractually due upon completion of any of the Contemplated Transactions or any other change in control of the Acquired Companies or the sale, transfer or disposition of any of the assets of the Acquired Companies.

(s) Hedging. The Company has set forth in Section 6.1(s) of the Company Disclosure Schedule a summary of the Company’s position with respect to its futures, forwards, swap, collar, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities or securities (collectively, “Hedges”). Other than as set forth in Section 6.1(s) of the Company Disclosure Schedule, the Company does not have any Hedges outstanding.

(t) Relations with Governments. Except as set forth in the Company Reports filed prior to the date of this Agreement: (i) each Acquired Company has complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other applicable anti-corruption Laws; (ii) no Acquired Company, nor any director, officer, agent or employee of any Acquired Company, has (A) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (C) made any other unlawful payment, or (D) violated any applicable export control, money laundering or anti-terrorism Law or regulation, nor have any of them otherwise taken any action which would cause any Acquired Company to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect; and (iii) there have been no false or fictitious entries made in the books or records of any Acquired Company relating to any illegal payment or secret unrecorded fund, and no Acquired Company has established or maintained a secret or unrecorded fund.

(u) Contracts.

(i) Except for this Agreement, the material contracts attached to the Company Reports filed prior to the date of this Agreement, the Company Benefit Plans and as set forth on Section 6.1(u)(i) of the Company

Disclosure Schedule, as of the date hereof, no Acquired Company is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC).

(ii) Except as set forth on Section 6.1(u)(ii) of the Company Disclosure Schedule, no Acquired Company is a party to or bound by:

(A) any Contract: (1) relating to the employment of, or the performance of services by, any employee or consultant (other than offer letters with employees providing for “at will” employment terminable on 10 days’ notice or less in the form used by an Acquired Company in the ordinary course of business consistent with past practices); (2) pursuant to which any of the Acquired Companies is or may become obligated to make or provide any severance, termination, change in control or similar payment or benefit to any current or former employee, independent contractor, consultant or director of or to any of the Acquired Companies (each, a “Company Associate”); or (3) pursuant to which any of the Acquired Companies is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $100,000 to any Company Associate;

(B) any collective bargaining, union or works council agreements;

(C) any Contract containing any covenant (1) limiting in any respect the right of any Acquired Company (or, after the Effective Time, Parent or its Subsidiaries) to engage in any type or line of business or compete with any Person in any type or line of business or to compete with any Person or the manner or locations in which any of them engage, (2) granting any exclusivity rights or “most favored nations” status that, following the Merger, would in any way apply to Parent or any of its Subsidiaries, including the Acquired Companies, or (3) otherwise prohibiting or limiting the right of any Acquired Company to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any material Intellectual Property owned by any Acquired Company;

(D) any defined benefit pension plan under which an Acquired Company has or may have any obligations or liability;

(E) any Contract relating to the acquisition, development, sale or disposition of any business unit or Intellectual Property of any Acquired Company;

(F) any Contract which contains a “clawback” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to the Acquired Companies;

(G) any Contract which is a mortgage, security agreement, capital lease or similar agreement, in each case, that creates or grants a Lien on any property or assets that are material to the Acquired Companies, taken as a whole;

(H) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(I) any Contract that contains a put, call or other right of acquisition or disposition pursuant to which any Acquired Company could be required to purchase or sell, as applicable, (1) any equity interests (including licensing or leasehold interests) of any Person or (2) assets, in the case of this clause “(2)” involving revenues or expenses of the Acquired Companies of more than $500,000;

(J) any Contract for borrowed money (whether current, short-term or long-term and whether secured or unsecured, or any financial guarantee) incurred by the Acquired Companies or pursuant to which the Acquired Companies has any obligations as guarantor, surety, co-signer, endorser or co-maker in respect of any obligation of any Person, or any capital maintenance, keep well or similar agreements or arrangements, other than (1) Contracts solely among the Company or any of its wholly owned Subsidiaries and/or (2) Contracts not involving amounts in excess of $250,000;

(K) any Contract that restricts payment of dividends or any distributions in respect of the equity interests of the Acquired Companies;

(L) any Contract pursuant to which the Acquired Companies have continuing material indemnification obligations or other contingent payments to any Person that would reasonably be expected to result in payments in excess of $500,000, except for (1) any vendor or content licensing Contract entered into in the ordinary course of business or (2) non-disclosure agreements;

(M) any Contract, except for this Agreement, relating to the acquisition or disposition of any business or securities by Acquired Companies (whether by merger, sale of shares, sale of assets or otherwise) or pursuant to which any material earn-out, deferred or contingent payment obligations remain outstanding (excluding any such Contract for which all such rights and obligations have been satisfied);

(N) any Contract entered into since January 1, 2015 involving any resolution or settlement of any actual or threatened Legal Proceedings (1) with a value of greater than $500,000 or (2) which imposes material continuing obligations on the Acquired Companies or that provides for any continuing injunctive or other non-monetary relief, in each case, other than confidentiality obligations;

(O) (1) any Contract pursuant to which any Acquired Company has been granted any option, license or similar right relating to the Intellectual Property of a third party, in each case that is material to the business or assets of the Acquired Companies, taken as a whole (but excluding any non-exclusive “click-through” or similar end-user license for commercially available software), and (2) any Contract pursuant to which any option, license or similar right relating to any Intellectual Property owned by any Acquired Company has been granted to a third party, in each case that is material to the business or assets of the Acquired Companies, taken as a whole (but excluding any non-exclusive licenses granted to customers in the ordinary course of business);

(P) any confidentiality agreements or standstill agreements with any third party (or any agent thereof) that contains any exclusivity or standstill provisions that are or will be binding on any Acquired Company or, after the Effective Time, Parent or any of its Subsidiaries (including the Acquired Companies);

(Q) any other Contract (or group of related Contracts), the performance of which requires aggregate payments to or from the Acquired Companies during fiscal year ended December 31, 2017 in excess of $500,000;

(R) any other Contract, if a breach of such Contract could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(S) any Contract (1) with any Affiliate of the Company (other than its Subsidiaries and other than any Contract related to a Company Performance Award), (2) with a Governmental Entity (other than ordinary course Contracts with (x) U.S. Governmental Entities and (y) non-U.S. Governmental Entities as a customer), or (3) containing a standstill or similar agreement pursuant to which any Acquired Company has agreed not to acquire assets or securities of another Person (the Contracts described in Section 6.1(u)(i) and clauses (A) – (S) of this Section 6.1(u)(ii), together with all exhibits and schedules to such Contracts and the Specified Company Contracts, collectively the “Material Contracts”).

(iii) The Company has made available to Parent an accurate and complete copy of each Material Contract.

(iv) No Acquired Company is in material breach of, or default under, the terms of any Company Contract. To the Knowledge of the Company, no other party to any Company Contract is in material breach of or default under the terms of such Company Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a material default or exercise any remedy under any Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Material Contract; or (E) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Material Contract. Since January 1, 2017, none of the Acquired Companies has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract.

(v) Each of the Company Contracts is a valid and binding obligation of the Acquired Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception.

(vi) Each of the Specified Company Contracts is a valid and binding obligation of the Acquired Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception. No Acquired Company is in material breach of, or default under, the terms of any Specified Company Contract. To the Knowledge of the Company, no other party to any Specified Company Contract is in material breach of or default under the terms of such Specified Company Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Specified Company Contract; (B) give any Person the right to declare a material default or exercise any remedy under any Specified Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Specified Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Specified Company Contract; or (E) give any Person the right to cancel, terminate or modify any Specified Company Contract. Since January 1, 2017, none of the Acquired Companies has received any notice or other communication regarding any actual or possible violation, termination, cancellation, nonrenewal, nonextension or breach of, or default under, any Specified Company Contract.

(v) Interested Party Transactions. Except as set forth in the Company Reports filed prior to the date of this Agreement or as set forth on Section 6.1(v) of the Company Disclosure Schedule, there are no Contracts (other than those entered into in the ordinary course of business related to employment or compensation arrangements), transactions, indebtedness (except for advances for travel and other reasonable business expenses incurred in the ordinary course of business consistent with past practices), ownership of properties or assets or other arrangement, or any related series thereof, between any Acquired Company, on the one hand, and (A) any officer or director of the Company or any Acquired Company, (B) any record holder or beneficial owner of five percent or more of the Shares or (C) any Affiliate or family member of any such officer, director or record holder or beneficial owner, on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(w) Dividends, Transfer of Funds and Investments. Except as set forth on Section 6.1(w) of the Company Disclosure Schedule, there are no Laws that materially limit the ability of Subsidiaries of the Company to pay dividends or otherwise transfer funds to the Company or any of its other Subsidiaries or the ability of the Company or any of its Subsidiaries to invest in or otherwise transfer funds to any other Subsidiaries of the Company. Except as set forth on Section 6.1(w) of the Company Disclosure Schedule, since the Audit Date, no Subsidiaries of the Company have paid dividends or otherwise transferred funds to the Company or any of its other Subsidiaries, and the Company has not paid dividends or otherwise transferred funds to any Subsidiary of the Company.

(x) No Discussions. Except as set forth on Section 6.1(x) of the Company Disclosure Schedule, none of the Acquired Companies, and no Representative or Company Advisor of any of the Acquired Companies, is

engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Inquiry or Acquisition Proposal. None of the Acquired Companies has terminated or waived any rights under any confidentiality, “standstill,” non-solicitation, exclusivity or similar agreement with any third party to which any of the Acquired Companies is or was a party or under which any of the Acquired Companies has or had any rights.

6.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered to the Company by Parent on or prior to entering into this Agreement (the “Parent Disclosure Schedule”), each of Parent and Merger Sub hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Parent has furnished to the Company complete and correct copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws of Merger Sub in effect as of the date hereof, which are in full force and effect. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as now conducted.

(b) Capitalization of Merger Sub. The authorized capital of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which, as of the date hereof, are issued and outstanding and held of record by Parent. All outstanding shares of common stock of Merger Sub have been duly authorized and validly issued. All outstanding shares of common stock of Merger Sub have been issued and granted in all material respects in compliance with applicable securities laws and other requirements of Law.

(c) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other Contemplated Transactions. Each of Parent and Merger Sub has all requisite corporate or company power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger other than adoption of this Agreement by Parent as sole stockholder of Merger Sub. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) Governmental Filings; No Violations.

(i) Other than the filings and/or notices (A) pursuant to Section 2.3, (B) under the Securities Act and the Exchange Act, (C) required to be made with the NYSE, and (D) other foreign approvals (if any), state securities, takeover and “blue sky” Laws, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Contemplated Transactions, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a material adverse effect on the ability of Parent to consummate the Merger.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other Contemplated Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent and certificate of incorporation or bylaws of Merger Sub or the comparable organizational documents of any of Parent’s Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the loss of any benefit under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause “(B)” or “(C)” above, for breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the ability of Parent to consummate the Merger.

(i) Ownership of Shares; Interested Stockholders. None of Parent, Merger Sub or any of their respective Subsidiaries is, or has been at any time during the period commencing three years prior to the date of this Agreement an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

(k) Sufficiency of Funds. Parent and Merger Sub will have as of the Effective Time available to them cash and other sources of immediately available funds sufficient to pay the aggregate Merger Consideration and all other cash amounts payable in connection with the Closing pursuant to this Agreement. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger or any of the other Contemplated Transactions are not subject to, or conditioned on, the receipt or availability of any funds or financing.

(l) Brokers and Finders. Other than Houlihan Lokey, neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other Contemplated Transactions.

ARTICLE VII

COVENANTS

7.1 Interim Operations.

(a) From the date of this Agreement until the Effective Time (unless Parent shall otherwise approve in writing in its sole discretion, and except as otherwise expressly contemplated by this Agreement), the Company shall ensure that (i) the business and operations of the Acquired Companies shall be conducted (A) in the ordinary and usual course and (B) in compliance with all applicable Laws and the requirements of all Material Contracts, and (ii) to the extent consistent therewith, each Acquired Company shall use its respective reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, strategic partners, suppliers, distributors, creditors, lessors, employees and business associates.

(b) From the date of this Agreement until the Effective Time (unless Parent shall otherwise approve in writing in its sole discretion, and except as otherwise expressly contemplated by this Agreement), the Company shall not, and shall cause each of the other Acquired Companies not to:

(i) (A) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (B) amend or waive or propose to amend or waive any provision of its certificate of incorporation or bylaws; (C) split, combine or reclassify its outstanding shares of capital stock; (D) declare, accrue, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries; or (E) repurchase, redeem or otherwise acquire, except as may be required by the Company Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(ii) (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets (other than Shares issuable pursuant to options and other stock-based awards outstanding on the date hereof under the Company Stock Plans and other than the sale by a Subsidiary of the Company of assets pursuant to a Contract executed prior to the date of this Agreement); (B) transfer, lease (other than leases for equipment entered into in the ordinary course for construction, maintenance and facilities development projects), license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any indebtedness or other Liability in amounts greater than $75,000 individually and $500,000 in the aggregate; (C) make or authorize or commit for any capital expenditures other than pursuant to the capital appropriations/spending budgets set forth in the Company Disclosure Schedule after deducting amounts previously authorized or committed by the Company with respect to calendar year 2018 or, by any means, make any acquisition of, or investment in, assets or stock of or other interest in, any other Person or entity; or (D) enter into any joint venture agreement, partnership agreement or similar agreement with any Person;

(iii) (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of any Acquired Company except, in the case of employees who are not officers, in the ordinary course of business consistent with past practice, (B) increase the compensation, bonus or pension, welfare, profit-sharing, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of any Acquired Company, (C) enter into, adopt, extend, amend or renew any employment, severance, change in control, termination, deferred compensation or other similar agreement with any director, officer or employee of any Acquired Company, (D) establish, adopt, amend, suspend, terminate or exercise any discretion under any Company Benefit Plan or amend the terms of or exercise any discretion under any Company Awards, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (F) take any action to accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan, to the extent not already required by any such Company Benefit Plan, (G) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (H) forgive any loans to directors, officers or employees of any Acquired Company;

(iv) commence or settle or compromise any claims or litigation to which an Acquired Company is a party or is threatened to be made a party (except with respect to non-material disputes as may arise from time to time in the ordinary course of business of such Acquired Company that involve only the payment of monetary damages not in excess (A) of $100,000 individually or $250,000 in the aggregate and (B) in the case of such disputes disclosed on Section 6.1(h), in amounts not exceeding 25% of the amount accrued or reserved against in the unaudited consolidated balance sheet of the Acquired Companies as of September 30, 2017);

(v) (A) modify, amend, enter into or terminate any material Company Contract other than in the ordinary course of business or waive, release or assign any material rights or claims with respect thereto; or (B) (1) modify or amend the KKR Facility in a manner materially adverse to the Acquired Companies or Parent or (2) modify or amend the KKR Forbearance;

(vi) make any Tax election, settle or compromise any Tax claim or Liability, change (or make a request to any Governmental Entity to change) any material aspect of its method of accounting for Tax purposes, file any amended Tax Return, prepare any Tax Return in a manner inconsistent with the past practice of the Acquired Companies, surrender any claim for a refund of a material amount of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(vii) permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

(viii) take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect;

(ix) authorize or enter into any Hedges;

(x) enter into any agreement that limits the ability of any Acquired Company, or would limit the ability of Parent or any Subsidiary of Parent (including any Acquired Company) after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period;

(xi) enter into any new business line;

(xii) (A) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of such Acquired Company; (B) consent to or support the commencement of an involuntary case against such Acquired Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of such Acquired Company or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect; or (C) fail to contest or controvert any involuntary proceeding or petition described in this Section 7.1(b)(xii) within ten days following the commencement of such involuntary proceeding against such Acquired Company; and

(xiii) authorize, commit or enter into an agreement to do any of the foregoing.

(c) Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Closing Date. Prior to the Closing Date, the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their operations.

(d) Prior to the Effective Time, the Company shall promptly notify Parent in writing of: (i) the occurrence or non-occurrence of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VIII impossible or unlikely or that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any (i) Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Companies, (ii) commencement of an involuntary case against any Acquired Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of such Acquired Company or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect or (iii) occurrence of any default under, and as defined in, the Bank of America Facility or the KKR Facility or the occurrence of any Specified Default Event. No notification given to Parent pursuant to this Section 7.1(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or any of the remedies available to Parent hereunder.

7.2 Acquisition Proposals.

(a) The Company shall not (and shall not resolve or propose to) and shall ensure that the other Acquired Companies and all Representatives (including any investment banker, attorney or accountant retained by any Acquired Company) of the Acquired Companies do not (and do not resolve or propose to), directly or indirectly, (i) initiate, encourage, solicit, assist, induce or facilitate the making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal; (ii) furnish or otherwise provide access to any information regarding any Acquired Company to any Person in connection with or in response to any Acquisition Inquiry or Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Inquiry or Acquisition Proposal; or (iv) otherwise facilitate any effort or attempt to make or implement an Acquisition Inquiry or Acquisition Proposal or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, option agreement, joint venture agreement, partnership agreement, merger agreement or other similar document or Contract relating to any Acquisition Inquiry or Acquisition Proposal (each, a “Company Acquisition Agreement”).

(b) Notwithstanding anything to the contrary contained in Section 7.2(a), prior to the adoption of this Agreement by the Company Requisite Vote, the Company may furnish non-public information regarding the Acquired Companies to, and may enter into discussions or negotiations with, a Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) neither any Acquired Company nor any Representative of any Acquired Company shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 7.2 or Section 7.4 or failed to enforce any “standstill” or similar agreement or provision under which any Acquired Company has any rights or any Support Agreement; (ii) the Company Board reasonably determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and consulting with the Company’s outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; (iii) the Company Board reasonably determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that such action is required for the Company Board to comply with its fiduciary duties under applicable Delaware Law; and (iv) at least two business days prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company: (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person; and (B) receives from the Person so requesting such information, and delivers to Parent a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Companies and customary “standstill” provisions and other terms no less favorable to the Company than the provisions contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, and at least 24 hours prior to furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).

(c) If the Company, any other Acquired Company or any Representative of any Acquired Company receives an Acquisition Inquiry or Acquisition Proposal or any non-public information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of the Acquired Companies’ Representatives, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Inquiry, Acquisition Proposal or request): (i) advise Parent orally and in writing of such Acquisition Inquiry, Acquisition Proposal or request (including the identity of the Person making or submitting such Acquisition Inquiry, Acquisition Proposal or request and the material terms and conditions thereof); and (ii) provide to Parent a copy of any written inquiries, documents or correspondence received by any Acquired Company or any Representative of any Acquired Company. The Company shall keep Parent fully informed on the status of any such Acquisition Inquiry, Acquisition Proposal or request and any modification or proposed modification thereto, and shall promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any correspondence or communication between or otherwise involving any Acquired Company or any Representative of any Acquired Company and the Person that made or submitted such Acquisition Inquiry, Acquisition Proposal or request.

(d) The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Inquiry or Acquisition Proposal. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of the other Acquired Companies to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of the other Acquired Companies, and terminate all physical and electronic data room access previously granted to any Person (other than Parent and its Representatives).

(e) Any action inconsistent with any provision in this Section 7.2 or Section 7.4 that is taken by any Representative of the Acquired Company, whether or not such Representative is purporting to act on behalf of the Acquired Companies, shall constitute a material breach of this Agreement by the Company.

7.3 Proxy Statement. The Company shall promptly after the date of this Agreement (but in any event no later than 10 business days following the date of this Agreement) prepare and file with the SEC a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. The Company shall cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, and shall ensure that the Proxy Statement includes: (i) the opinion of the financial advisor referred to in Section 6.1(c)(ii); (ii) a fair summary of the financial analysis conducted by such financial advisor in accordance with applicable Law; and (iii) disclosure of the compensation, if any, paid to such financial advisor by Parent, the Company and any of their respective Affiliates, during the three year period prior to the date of this Agreement. Parent and the Company each agree that none of the information supplied by it for inclusion in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall consult with Parent and provide Parent and its counsel with a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto) and any other documents related to the Stockholders Meeting prior to filing such documents with the SEC or other applicable Governmental Authority and mailing such documents to the Company’s stockholders. The Company shall consider in good faith all comments reasonably proposed by Parent or its legal counsel on the Proxy Statement (or any amendments or supplements thereto) and such other documents related to the Stockholders Meeting. If any event relating to any of the Acquired Companies occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company. The Company, commencing upon the submission to the SEC of the Proxy Statement in accordance with the first sentence of this Section 7.3, shall on a weekly basis run a broker search for a deemed record date of 20 business days after the date of such search.

7.4 Stockholders Meeting.

(a) The Company shall, as promptly as reasonably practicable (and in any event within five business days following the Proxy Statement Clearance Date), (i) in compliance with applicable Law and its certificate and bylaws, and by resolutions of the Company Board, establish the earliest reasonably practicable record date (the “Record Date”) for a meeting of holders of Shares (including any adjournment or postponement thereof, the “Stockholders Meeting”), (ii) by resolutions of the Company Board, establish the earliest reasonably practicable date for the Stockholders Meeting to consider and vote upon the adoption of this Agreement; provided, however, that the Stockholders Meeting shall be no later than 45 days following the Proxy Statement Clearance Date without the prior written consent of Parent, and (iii) mail to the stockholders of the Company as of the Record

Date the Proxy Statement. The Company shall duly call, convene and hold the Stockholders Meeting as promptly as reasonably practicable after the Proxy Statement Clearance Date. The Company shall ensure that all proxies solicited in connection with the Stockholders Meeting are solicited in compliance with all applicable Law.

(b) Subject to Section 7.4(d): (i) the Proxy Statement shall include a statement to the effect that the Company Board has unanimously determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (ii) has unanimously approved this Agreement and unanimously approved the Contemplated Transactions, including the Merger, in accordance with the requirements of the DGCL; and (iii) unanimously recommends that the stockholders of the Company vote to adopt this Agreement at the Stockholders Meeting (the unanimous determination by the Company Board referred in the foregoing is collectively referred to as the “Company Board Recommendation”).

(c) Neither the Company Board nor any committee thereof shall: (i) except as provided in Section 7.4(d), withdraw or modify in a manner adverse to Parent or Merger Sub, or permit the withdrawal or modification in a manner adverse to Parent or Merger Sub of, the Company Board Recommendation (it being understood and agreed that the Company Board Recommendation shall be deemed to have been modified by the Company Board in a manner adverse to Parent and Merger Sub if the Company Board Recommendation shall no longer be unanimous) (a “Company Adverse Recommendation Change”); (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit any Acquired Company to execute or enter into, any Company Acquisition Agreement constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause “(iv)” of Section 7.2(b); or (iv) resolve, agree or publicly propose to, or permit any Acquired Company or any Representative of any Acquired Company to agree or publicly propose to, take any of the actions referred to in this Section 7.4(c).

(d) Notwithstanding anything to the contrary contained in clause “(i)” of Section 7.4(c), at any time prior to, but not after, the adoption of this Agreement by the Company Requisite Vote, the Company Board may make a Company Adverse Recommendation Change if:

(i) (A) an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions of Section 7.2, Section 7.4 or any “standstill” or similar agreement or provision under which any Acquired Company has any rights; (C) the Company provides Parent, at least 72 hours prior to any meeting of the Company Board at which the Company Board will consider and determine whether such Acquisition Proposal is a Superior Proposal, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the Acquisition Proposal that is the basis of the potential action by the Company Board (including a copy of any draft Contract relating to such Acquisition Proposal) and the identity of the Person making such Acquisition Proposal; (D) the Company Board reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; (E) the Company Board reasonably determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Superior Proposal, the Company Board is required to make a Company Adverse Recommendation Change in order for the Company Board to comply with its fiduciary obligations under applicable Delaware Law; (F) no less than four business days prior to making a Company Adverse Recommendation Change, the Company Board delivers to Parent a written notice (a “Recommendation Change Notice”): (1) stating that the Company has received a Superior Proposal that did not result directly or indirectly from a breach of or any action inconsistent with any of the provisions of Section 7.2, Section 7.4 or any “standstill” or similar agreement or provision under which any Acquired Company has any rights or any Support Agreement; (2) stating that the Company Board intends to make a Company Adverse Recommendation Change as a result of such Superior Proposal and describing any intended modification of the Company Board Recommendation; (3) specifying the material terms and conditions of such Superior Proposal, including the identity of the Person making such Superior Proposal; and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Proposal and all other documents and communications relating to such Superior Proposal; (G) throughout the period between the delivery of such Recommendation Change Notice and any Company Adverse Recommendation Change, the Company (through the Company Board) engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that no Company Adverse Recommendation Change would be legally required as a result of such Superior Proposal; and (H) at the time of making such Company Adverse Recommendation Change, the failure to withdraw or modify the Company Board Recommendation would constitute a breach of the fiduciary obligations of the Company Board under applicable Delaware Law in light of such Superior Proposal (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(G)” above or otherwise); or

(ii) (A) there shall arise, after the date of this Agreement, an Intervening Event that leads the Company Board to consider making a Company Adverse Recommendation Change; (B) the Company provides Parent, at least 72 hours prior to any meeting of the Company Board that the Company Board will consider and determine whether such Intervening Event requires the Company Board to make a Company Adverse Recommendation Change, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Intervening Event; (C) the Company Board reasonably determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the advice of the Company’s outside legal counsel, that, in light of such Intervening Event, a Company Adverse Recommendation Change is required in order for the Company Board to comply with its fiduciary obligations under applicable Delaware Law; (D) no less than four business days prior to making such Company Adverse Recommendation Change, the Company Board delivers to Parent a written notice: (1) stating that an Intervening Event has arisen; (2) stating that it intends to make a Company Adverse Recommendation Change in light of such Intervening Event and describing any intended modification of the Company Board Recommendation; and (3) containing a reasonably detailed description of such Intervening Event; (E) throughout the period between the delivery of such notice and any withdrawal or modification of the Company Board Recommendation, the Company (through the Company Board) engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that no Company Adverse Recommendation Change would be legally required as a result of such Intervening Event; and (F) at the time of making such Company Adverse Recommendation Change, the failure to do so would constitute a breach of the fiduciary obligations of the Company Board under applicable Delaware Law in light of such Intervening Event (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(E)” above or otherwise).

For purposes of clause “(i)” of the first sentence of this Section 7.4(d), any change in the form or amount of the consideration payable in connection with a Superior Proposal, and any other material change to any of the terms of a Superior Proposal, will be deemed to be a new Superior Proposal, requiring a new Recommendation Change Notice and a new advance notice period. The Company agrees to keep confidential, and not to disclose to the public or to any Person, any and all information regarding any negotiations that take place pursuant to clause “(i)(G)” or clause “(ii)(E)” of the first sentence of this Section 7.4(d) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations). The Company shall ensure that any Company Adverse Recommendation Change: (x) does not change or otherwise affect the approval of this Agreement or the Support Agreements by the Company Board or any other approval of the Company Board; and (y) does not have the effect of causing any corporate takeover statute or other similar statute (including any “moratorium”, “control share acquisition”, “business combination” or “fair price” statute) of the State of Delaware or any other state to be applicable to this Agreement, any of the Support Agreements, the Merger or any of the other Contemplated Transactions.

(e) The Company’s obligation to call, give notice of and hold the Stockholders Meeting in accordance with Section 7.4(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Inquiry or Acquisition Proposal, by any Intervening Event or by any Company Adverse Recommendation Change. Without limiting the generality of the foregoing, the Company agrees that: (i) the Company shall not submit any Acquisition Proposal to a vote of the stockholders of the Company; and (ii) the Company shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Stockholders Meeting, but shall adjourn, postpone or cancel the Stockholders Meeting at the prior written direction of Parent.

7.5 Filings; Other Actions.

(a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other Contemplated Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other Contemplated Transactions; provided, however, that nothing in this Agreement shall require, or be construed to require, Parent or Merger Sub (i) to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by any Acquired Company of any of its assets or businesses), (ii) to agree to any material changes or restriction in the operations of any such assets or businesses, or (iii) to contest any Legal Proceeding relating to the Merger or any of the other Contemplated Transactions. Subject to applicable Laws relating to the sharing of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other Contemplated Transactions (including the Proxy Statement). In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) The Company and Parent each shall, upon request by the other, furnish the other with all information reasonably requested concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Subject to applicable Law, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Contemplated Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to such transactions.

7.6 Access. Subject to applicable Law, the Company shall, and shall cause the other Acquired Companies and their respective Representatives to afford Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts and records and, during such period, the Company shall (and shall cause the other Acquired Companies and their respective Representatives to) furnish promptly to Parent and its Representatives all information concerning the Acquired Companies’ business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require such party (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of Company, would result in the disclosure of any trade secrets of third parties or violate any of the Acquired Companies’ obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure or to seek reasonable alternative means for the sharing of such information or (b) to disclose any privileged information of such party or any of its Subsidiaries. All requests for information made pursuant to this Section 7.6 shall be directed to an executive officer of the Company or such Person as may be designated by such executive officer, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement. Prior to the Effective Time, the Company shall, and shall cause the Representatives of each of the Acquired Companies to, permit Parent’s officers and other Representatives to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company to discuss such matters as Parent may deem necessary or appropriate. Without limiting the generality of any of the foregoing, but subject to applicable United States and foreign antitrust and competition Laws, prior to the Effective Time, the Company shall promptly provide Parent with copies of:

(a) all material operating and financial reports prepared by the Acquired Companies for the Company’s senior management, including: (i) copies of the unaudited monthly consolidated balance sheets of the Acquired Companies and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; and (ii) copies of any marketing plans, development plans, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;

(b) any written materials or communications sent by or on behalf of the Company to its stockholders;

(c) any material notice, document or other communication (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business) sent by or on behalf of any of the Acquired Companies to any party to any Company Contract that constitutes a Material Contract or sent to any of the Acquired Companies by any party to any Company Contract that constitutes a Material Contract;

(d) any notice, report or other document filed with or sent to any Governmental Entity on behalf of any of the Acquired Companies in connection with the Merger or any of the other Contemplated Transactions; and

(e) any material notice, report or other document received by any of the Acquired Companies from any Governmental Entity.

7.7 Stock Exchange Delisting. The Surviving Corporation shall use its reasonable efforts to cause the Shares to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

7.8 Publicity. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Companies to, make any disclosure to any Company Associates (including with respect to compensation and benefit matters), to the public or otherwise regarding the Merger or any of the other Contemplated Transactions unless: (a) Parent shall have approved such disclosure; or (b) the Company shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable Law and shall have provided Parent with reasonable advance notice of the Company’s intention to make such disclosure and the content of such disclosure.

7.9 Employee Benefits - General.

(a) During the period commencing at the Effective Time and ending on the date which is 12 months from the Effective Time (or if earlier, the date of the employee’s termination of employment with any Acquired Company), Parent shall provide (or shall cause the Company or its Affiliates to provide, as applicable), each employee who is employed by an Acquired Company immediately prior to the Effective Time who remains employed immediately after the Effective Time (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the applicable Acquired Company immediately prior to the Effective Time; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the applicable Acquired Company immediately prior to the Effective Time; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the applicable Acquired Company immediately prior to the Effective Time; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Effective Time.

(b) With respect to any employee benefit plan maintained by Parent or its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of or after the Effective Time, Parent shall, or shall cause the Company or the applicable Subsidiary to, recognize all service of the Company Continuing Employees with the Company or the applicable Subsidiary as if such service were with Parent, for vesting and eligibility purposes in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Company Benefit Plan.

(c) Nothing contained in this Agreement or in the Parent Disclosure Schedule, express or implied, shall (i) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular compensation or benefit plan, (B) employ or retain the employment of any particular employee, (ii) be construed to create any third party rights, benefits or remedies of any nature whatsoever in any employee (or any beneficiary or dependent thereof) of the Company or any other Person that is not a party to this Agreement or (iii) constitute an amendment of any Parent Benefit Plan or Company Benefit Plan.

(d) Access to Employees. From the date following the date hereof that is mutually agreed upon between the parties (which shall not be later than 30 days following the date hereof), the Company shall cooperate with Parent in permitting Parent reasonable access to employees (i) to interview during normal business hours, (ii) to seek consent from any employees to perform background checks and drug testing, consistent with Parent’s policies, and (iii) to communicate to employees any information concerning employment with Parent or its Subsidiaries in accordance with this Agreement. Not later than five business days after the date hereof, the Company shall make available to Parent a list of all employees, including, for each employee, the employee’s name, title, salary, work location, status (active, on leave, etc.), date of birth, “exempt” or “non-exempt” status, and full or part time status.

7.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Parent agrees that, from and after the Effective Time, it will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted to do so under Delaware Law and its certificate of incorporation or bylaws or pursuant to other agreements in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b) Any Indemnified Party wishing to claim indemnification under paragraph “(a)” of this Section 7.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time): (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; provided, however, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) The Surviving Corporation shall maintain the Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of six years after the Effective Time so long as the annual premium therefor (on an annualized basis) is not in excess of 3.0 times the last annual premium paid prior to the date hereof and set forth on Section 7.10(c) of the Company Disclosure Schedule (the “Current Premium”); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation will use reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 2.0 times the Current Premium. In lieu of maintaining such D&O Insurance, prior to the Effective Time, the Acquired Companies may, at their option and expenses (following reasonable consultation with Parent), purchase prepaid “tail” insurance for the Acquired Companies and their current and former officers, directors and employees who are covered by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by or for the benefit of the Acquired Companies as of the date of this Agreement for a period of six years from the Effective Time, such tail insurance to provide coverage in an amount substantially equivalent to the existing coverage.

(d) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

7.11 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other Contemplated Transactions, each of Parent and the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

7.12 Resignation of Directors. The Company shall obtain and deliver to Parent at or prior to the Effective Time (or, at the option of Parent, at a later date) the resignation of each director of each of the Acquired Companies.

7.13 Litigation. The Company shall promptly (and in any event within 24 hours) notify Parent in writing of, and shall give Parent the opportunity to participate fully and actively in the defense and settlement, of any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent

7.14 Section 16 Matters. Prior to the Effective Time, the Company and the Company Board shall take all such actions as may be necessary or appropriate pursuant to Rule 16b-3 promulgated under the Exchange Act to exempt any disposition of Shares of Company Common Stock and the cancellation of Company Awards for cash pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, the Company Board shall adopt resolutions that specify (A) the name of each individual whose disposition of Shares (including Company Awards) is to be exempted, (B) the number of Shares (including Company Awards)

to be disposed of by each such individual, and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act.

ARTICLE VIII

CONDITIONS

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by the Company Requisite Vote in accordance with applicable Law.

(b) Regulatory Consents. There shall not be in effect (i) any pending or threatened judicial or administrative proceeding by the Federal Trade Commission or the Department of Justice related to the Merger or (ii) any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

(c) No Restraints. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or other order (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other Contemplated Transactions or otherwise makes the consummation of the Merger illegal.

8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are also subject to the satisfaction or waiver by Parent at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties contained in Section 6.1(b), Section 6.1(c), Section 6.1(e)(iv), Section 6.1(g)(i), Section 6.1(k), Section 6.1(r) and Section 6.1(u)(vi) and Section 6.1(v)) shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except that any inaccuracies in such representations and warranties shall be disregarded if the circumstance giving rise to all inaccuracies (considered collectively) do not constitute, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(ii) Each of the representations and warranties contained in Section 6.1(c), Section 6.1(k), Section 6.1(r) and Section 6.1(v) shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(iii) The representations and warranties contained in Section 6.1(b) shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) any inaccuracies in such representations and warranties that are de minimis in nature shall be disregarded; and (ii) any update or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(iv) The representations and warranties contained in Section 6.1(e)(iv), Section 6.1(g)(i) and Section 6.1(u)(vi) shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates any update or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(v) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such executive officer has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Consents Under Agreements. The Company shall have obtained the consents and approvals identified in Section 8.2(c) of the Company Disclosure Schedule.

(d) Regulatory Consents. Other than the Delaware Certificate of Merger, all domestic and foreign notices, reports, applications and other filings required to be made prior to the Effective Time by the Company or any of its Subsidiaries with, and all domestic and foreign consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be).

(e) Legal Proceedings. No Governmental Entity or any other Person shall have instituted any Legal Proceeding or threatened to institute any Legal Proceeding seeking any Order that (i) challenges or seeks to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (ii) seeks to obtain from Parent or any of the Acquired Companies any damages or other relief that may be material to Parent or the Acquired Companies; (iii) seeks to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Surviving Company; (iv) that could materially and adversely affect the right or ability of Parent or any of the Acquired Companies to own the assets or operate the business of any of the Acquired Companies; or (v) seeks to compel any of the Acquired Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material asset as a result of the Merger or any of the other Contemplated Transactions.

(f) Dissenters’ Rights. No more than 7% of the outstanding Shares shall be Dissenting Shares.

(g) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.

(h) KKR Agreement. The KKR Agreement shall have been executed and delivered by all parties thereto and shall be in full force and effect.

8.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except that any inaccuracies in such representations and warranties shall be disregarded if the circumstance giving rise to all inaccuracies (considered collectively) do not constitute, and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(ii) The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE IX

TERMINATION

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Company Requisite Vote, by mutual written consent of the Parent and the Company by action of the board of directors of the Parent and the Company Board.

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Company Requisite Vote, by action of either the board of directors of the Parent or the Company Board, if:

(a) the Merger shall not have been consummated by August 15, 2018 (the “Termination Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.2(a) if the failure to consummate the Merger by the Termination Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(b) (i) the Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and completed, and the stockholders of the Company shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Stockholders Meeting by the Company Requisite Vote; provided, however, that the right to terminate this Agreement under this Section 9.2(b) shall not be available to the Company where the failure to obtain the Company Requisite Vote adopting this Agreement shall have been attributable to (A) a failure on the part of the Company to perform any covenant or obligation of this Agreement required to be performed by the Company at or prior to the Effective Time or (B) a breach of any of the Support Agreements; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the Company Requisite Vote).

9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Company Requisite Vote, by action of the Company Board, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date: (a) all materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded; and (b) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded) and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section  9.3 if the Company is then in breach in any material respect of this Agreement.

9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Company Requisite Vote, by action of the board of directors of Parent, if:

(a) a Triggering Event shall have occurred;

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date: (i) all materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded) and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.4(b) if Parent is then in breach in any material respect of this Agreement;

(c) a Company Material Adverse Effect shall have occurred on or after the date of this Agreement; or

(d) if a Specified Default Event shall have occurred on or after the date of this Agreement.

9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in this Section 9.5, Section 9.6 and Section 10.1) shall become void and of no effect with no Liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives);

provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any Liability resulting from any inaccuracy in or breach of any representation or warranty or any willful or intentional breach of this Agreement.

9.6 Termination Fees; Expense Reimbursement.

(a) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.2(a) or Section 9.2(b) and (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; and (iii) within 18 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement contemplating an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent a non-refundable fee in the amount of $4,300,000 in cash (the “Termination Fee”).

(b) If this Agreement is terminated by: (i) Parent pursuant to Section 9.4(a) or (ii) Parent or Company pursuant to any other provision of Section 9.1, Section 9.2, Section 9.3 or Section 9.4, as applicable, at any time after the occurrence of a Triggering Event, then (unless the Company is required to pay to Parent the fee referred to in Section 9.6(c)) the Company shall pay to Parent the Termination Fee.

(c) If this Agreement is terminated by Parent or the Company at any time after a Company Adverse Recommendation Change in accordance with Section 7.4(d)(ii), then the Company shall pay to Parent a non-refundable fee in the amount of $8,000,000 in cash.

(d) Any fee required to be paid to Parent pursuant to Section 9.6(a) shall be paid and made by the Company contemporaneously with the consummation of, or entry into of a definitive agreement relating to, the Acquisition Transaction contemplated by Section 9.6(a). Any fee required to be paid to Parent pursuant to Section 9.6(b) or Section 9.6(c) shall be paid and made by the Company: (i) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination; or (ii) in the case of a termination of this Agreement by Parent, within two business days after such termination. The parties acknowledge and agree that in no event shall the Company be required to pay the Termination Fee or the fee payable pursuant to Section 9.6(c) on more than one occasion, whether or not such fees may be payable under more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events.

(e) The Company acknowledges that the agreements contained in this Section 9.6 are an integral part of the Contemplated Transactions, and that, without these covenants, obligations and agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.6, and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 9.6 or any portion of such fee, the Company shall pay to Parent or Merger Sub its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by Parent) in effect on the date such Termination Fee was required to be paid from such date until (but excluding) the date of full payment thereof.

(f) Any fee or other amount payable pursuant to this Section 9.6 shall be paid by the Company free and clear of all deductions and withholdings. In the event that any deduction or withholding is required by applicable Law, the Company shall pay to Parent such additional amount as shall be required to ensure that the net amount received by Parent shall be equal to the full amount that would have been received by Parent had no such deduction or withholding been required to be made, and the Company shall indemnify Parent against, and reimburse Parent for the full amount of, any such withholding or deduction, and any interest, additions to tax and penalties thereon.

(g) In the event that this Agreement is terminated pursuant to Section 9.2(b) or Section 9.4(d), the Company shall as promptly as practicable (but in any event within three business days) following receipt of an invoice therefor pay all of the documented reasonable reasonable out-of-pocket fees and expenses (including legal and other third party advisors fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, but in no event more than $1,750,000 (the “Expense Payment”) as directed by Parent in writing; provided, however, that the amount of any Expense Payment pursuant to this Section 9.6(g) shall be credited against any obligation of the Company to pay the Termination Fee pursuant to this Section 9.6.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1 Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Section 7.10 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 9.5 (Effect of Termination and Abandonment), Section 9.6 (Termination Fees; Expense Reimbursement), Section 10.13 (Expenses) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or, except as provided in Section 9.5, the termination of this Agreement.

10.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the Boards of Directors of the respective parties; provided, however, that after any such adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.3 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy. No single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

10.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 10.6 shall be effective service of process for any such action. Notwithstanding the foregoing in this Section 10.5, a party may commence any legal action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6 Notices. All notices, requests, consents, claims, demands, waivers, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.6):

If to Parent or Merger Sub, to:	Primoris Services Corporation 2100 McKinney Avenue, Suite 1500 Dallas, TX 75201 Attention: John Perisich, Esq. Email: jperisich@prim.com Facsimile: (949) 595-5532

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, TX 75201 Attention: James R. Griffin Email: james.griffin@weil.com

If to the Company, to:	Willbros Group, Inc. 4400 Post Oak Parkway Suite 1000 Houston, TX 77027 Attention: Linnie Freeman, Esq. Email: linnie.freeman@willbros.com Facsimile: (712) 403-8136

with a copy (which will not constitute notice to the Company) to:	Conner & Winters, LLP 4000 One Williams Center Tulsa, OK 74172-0148 Attention: Kathryn J. Kindell, Esq. E-mail: kkindell@cwlaw.com Facsimile: (918) 586-8636 or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

10.7 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

10.8 No Third Party Beneficiaries. Except as provided in Section 7.10 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. The parties hereto further agree that the rights of third party beneficiaries under Section 7.10 shall not arise unless and until the Effective Time occurs.

10.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.11 Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a party to this Agreement in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

10.13 Expenses. Except as otherwise provided in Section 9.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other Contemplated Transactions shall be paid by the party incurring such expense.

10.14 Remedies. The Company acknowledges and agrees that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by the Company were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by the Company of any covenant or obligation contained in this Agreement, Parent shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which Parent may be entitled at 1Law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. The Company hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. Without limiting the generality of the foregoing: (i) Parent shall be entitled to specific performance of each covenant and obligation of the Company contained in this Agreement, including the Company’s obligation to consummate the Merger and the Company’s covenants in Section 7.2 and Section 7.4; and (ii) if the Company Requisite Vote is not obtained as a result of a breach of any covenant or obligation of the Company contained in this Agreement or as a result of a breach of any Support Agreement, then Parent may, at its election, require that the Company resubmit this Agreement and the Merger to its stockholders for a further vote.

10.15 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.16 Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article VI (or other applicable provision of this Agreement), and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Article VI (or other applicable provision of this Agreement), and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty.

10.17 Attorneys’ Fees. In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

[Signatures on following page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

WILLBROS GROUP, INC.

By	/s/ Michael Fournier
Name:	Michael Fournier
Title:	President & CEO

PRIMORIS SERVICES CORPORATION

By	/s/ David King
Name:	David King
Title:	President

WACO ACQUISITION VEHICLE, INC.

By	/s/ David King
Name:	David King
Title:	President

Annex B

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (“Agreement”) is entered into as of March 27, 2018, by and between PRIMORIS SERVICES CORPORATION, a Delaware corporation (“Parent”), and [•] (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of issued and outstanding shares of common stock, par value $0.05 per share (“Shares”), of Willbros Group, Inc., a Delaware corporation (the “Company”) as set forth on the signature page hereto.

B. Parent, Waco Acquisition Vehicle, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as may be amended, the “Merger Agreement”), which provides (subject to the conditions set forth therein) for, among other things, the merger of Merger Sub into the Company (the “Merger”).

C. In the Merger, each outstanding Share is to be converted into the right to receive the cash consideration provided in the Merger Agreement.

D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) The terms “Acquired Companies,” “Acquisition Inquiry,” “Acquisition Proposal,”, “Company Time-based Awards,” “Company Performance Awards” “Contemplated Transaction,” and “Person,” and other capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

(b) “Expiration Date” shall mean the earliest of: (i) the date on which the Company Requisite Vote is obtained, (ii) the time and date in which the Merger Agreement is validly terminated in accordance with its terms, (iii) the date of an Adverse Amendment, (iv) termination of this Agreement by mutual written consent of the Stockholder and Parent, (v) the date of filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or on behalf of the Acquired Companies, (vi) August 15, 2018 and (vii) the date upon which the Merger becomes effective pursuant to the Merger Agreement.

(c) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(d) “Subject Securities” shall mean: (i) all securities of the Company (including all Shares and all options, Company Time-based Awards, Company Performance Awards, warrants and other rights to acquire Shares) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Shares and all additional options, Company Time-based Awards, Company Performance Awards,, warrants and other rights to acquire Shares) of which Stockholder acquires Ownership during the Voting Period.

(e) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent or Merger Sub; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent or Merger Sub; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(f) “Voting Period” shall mean the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected. Without limiting the generality of the foregoing, during the Voting Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer.

2.2 Restriction on Transfer of Voting Rights. During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) other than the Proxy contemplated by this Agreement, no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities (other than in connection with a Transfer to a Permitted Transferee (as hereinafter defined)).

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder; or (b) if Stockholder is an entity, to one or more partners, shareholders or members of Stockholder or to an affiliated entity under common control with Stockholder (each of the Persons described in clauses (i) and (ii), a “Permitted Transferee”); provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

SECTION 3. VOTING OF SHARES

3.1 Voting Covenant. Subject to Section 3.4, Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Securities to be voted:

(a) in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a material breach of any material representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) any merger, consolidation or other business combination involving any Acquired Company; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the properties or other assets of any Acquired Company; (iii) any change in a majority of the board of directors of the Company; (iv) any action or proposal to amend, or waive any provision of the certificate of incorporation or bylaws of the Company and (v) any other action which is intended, or would reasonably be expected, to materially (1) impede, (2) interfere with, (3) delay, (4) postpone, (5) discourage or (6) adversely affect the Merger or any of the other Contemplated Transactions, and, in the case of clauses (iii) and (iv), only to the extent such action is intended, or would reasonably be expected, to materially (1) impede, (2) interfere with, (3) delay, (4) postpone, (5) discourage or (6) adversely affect the Merger or any of the other Contemplated Transactions.

Notwithstanding anything in this Section 3.1 to the contrary, (1) Stockholder shall not be required to vote or consent (or cause to be voted or consented) any of its Subject Securities to amend the Merger Agreement (including any Schedule or Exhibit thereto) or take any action that would reasonably be expected to result in the amendment or modification, or a waiver of a provision therein (an “Adverse Amendment”), in any such case, in a manner that reduces the amount or alters or changes the kind of the consideration to be paid to the Company’s stockholders in connection with the Merger and (2) nothing herein shall prevent or diminish Stockholder’s ability to vote in favor of or consent to the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or on behalf of the Acquired Companies.

3.2 Other Voting Agreements. During the Voting Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a),” clause “(b)” or clause “(c)” of Section 3.1.

3.3 Proxy.

(a) Contemporaneously with the execution of this Agreement Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by Law (at all times during the Voting Period) with respect to the Shares in accordance with its terms (the “Proxy”).

(b) Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder or any of the actions contemplated hereby.

3.4 Voting on Other Matters. Stockholder may vote the Subject Securities on all other matters not referred to in this Agreement, and the proxy named above may not exercise the Proxy with respect to such other matters.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

4.1 Authorization, etc. Stockholder has the full or corporate power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was organized. Stockholder has reviewed and understands the terms of this Agreement, and Stockholder has consulted and relied upon Stockholder’s counsel in connection with this Agreement.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Law or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien (other than Liens created by this Agreement) on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected, except in each case of the foregoing clauses (i) and (ii), as would not reasonably be expected to impair, adversely affect or delay the ability of such Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any Consent of any Person, except as would not reasonably be expected to impair, adversely affect or delay the ability of such Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.3 Title to Securities. As of the date of this Agreement, except as set forth in the Schedule 13D filed by or on behalf of Stockholder (as amended through the date hereof): (a) Stockholder holds of record (free and clear of any Liens, other than Liens created by this Agreement) the number of outstanding Shares set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Liens, other than Liens created by this Agreement) the Company Time-based Awards, Company Performance Awards, warrants and other rights to acquire Shares set forth under the heading “Company Awards” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, Company Award, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the Shares, Company Awards, options, warrants and other rights set forth on the signature page hereof.

4.4 Accuracy of Representations. The representations and warranties contained in this Agreement are, and will be, accurate in all material respects, at all times, as of the date of this Agreement and through and including the Expiration Date as if made as of any such time or date.

SECTION 5. MISCELLANEOUS

5.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement and any other filing or disclosure required under the Exchange Act Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement; provided, that in advance of any such filing or disclosure, Stockholder shall be afforded a reasonable opportunity to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) filing or disclosure. Parent shall not make any other disclosures regarding Stockholder in any press release or otherwise without the prior written consent of Stockholder.

5.2 Acquisition Proposals. (a) Stockholder agrees that neither it nor any of its controlled Affiliates (other than the Company or its Subsidiaries) shall, and shall not authorize or permit its Representatives (it being understood that, for purposes hereof, a Representative of the Company shall not constitute a Representative of a Stockholder unless such Stockholder shall have separately engaged or directed such Person in his, her or its capacity as a stockholder of the Company and not as an officer, director or employee of the Company) to, directly or indirectly, (i) initiate, encourage, solicit, assist, induce or facilitate the making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal; (ii) furnish or otherwise provide access to any information regarding any Acquired Company to any Person in connection with or in response to any Acquisition Inquiry or Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Inquiry or Acquisition Proposal; or (iv) otherwise facilitate any effort or attempt to make or implement an Acquisition Inquiry or Acquisition Proposal or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, option agreement, joint venture agreement, partnership agreement, merger agreement or other similar document or Contract relating to any Acquisition Inquiry or Acquisition Proposal.

(b) Upon the execution hereof, Stockholder shall immediately cease and cause to be terminated all existing activities, discussions or negotiations with any parties (other than Parent and its Affiliates) conducted heretofore with respect to any Acquisition Inquiry or Acquisition Proposal or sale of Shares held by Stockholder, and shall refrain from engaging in any future discussions or negotiations between Stockholder and any Person (other than Parent and its Affiliates) with respect to any sale of any Shares held by Stockholder (other than to state that Stockholder is currently not permitted to engage in such discussions or negotiations).

(c) Notwithstanding the foregoing, the restrictions in this Section 5.2 shall not apply (i) with respect to any discussions or negotiations with respect to the transfer of Shares permitted by Section 2.3, or (ii) with respect to any discussions between the Stockholder, on the one hand, and any Affiliate or Representative of Stockholder on the other hand.

5.3 Fiduciary Duties. Stockholder is entering into this Agreement solely in Stockholder’s capacity as an Owner of Subject Securities, and Stockholder shall not be deemed to be making any agreement or representation in this Agreement in Stockholder’s capacity as, or that would limit Stockholder’s ability to take, or refrain from taking, actions as a director or officer of the Company, in each case, in compliance with the terms of the Merger Agreement.

5.4 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Agreement, and Parent’s rights and remedies with respect thereto, shall survive the Expiration Date for a period of six (6) months.

5.5 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

5.6 Notices. (a) All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service or delivery if served personally on the party to whom notice is to be given or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the day after delivery to Federal Express or similar overnight courier to the party as follows or (iii) on the date sent by e-mail of a “portable document format” (.pdf) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient:

if to Stockholder:

at the address set forth on the signature page hereof

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Alice B Eaton; Kenneth M. Schneider

Facsimile: (212) 757-3990;

Email: aeaton@paulweiss.com; kschneider@paulweiss.com

and

if to Parent:

Primoris Services Corporation

2100 McKinney Avenue, Suite 1500

Dallas, TX 75201

Attn: John Perisich, Esq.

Facsimile: (949) 595-5532

Email: jperisich@prim.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court

Suite 300

Dallas, Texas 75201

Attention: James R. Griffin

Facsimile: (214) 746-7777

Email: james.griffin@weil.com

5.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

5.8 Entire Agreement. This Agreement and the Proxy constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect thereto.

5.9 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by Parent and Stockholder.

5.10 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any party (other than, in the case of Stockholder, to a Permitted Transferee), and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon the parties and such parties’ heirs, estate, executors and personal representatives and such parties’ successors and permitted assigns, and shall inure to the benefit of the parties and such parties’ successors and permitted assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent, Merger Sub and their successors and permitted assigns, on the one hand, and Stockholder and its successor and permitted assigns) any rights or remedies of any nature.

5.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by such party of any covenant or obligation contained in this Agreement or in the Proxy, the other party shall be entitled, without any proof of actual damage (and in addition to any other remedy that may be available to it, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each party further agrees that such other party shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.12, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.12 Non-Exclusivity. The rights and remedies of a party under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at Law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.13 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(b) In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 5.7 shall be effective service of process for any such action. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND

THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.14.

5.14 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

5.15 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.16 Waiver. No failure on the part of a party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of a party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party shall not be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.17 Independence of Obligations. The covenants and obligations of the parties set forth in this Agreement shall be construed as independent of that certain Credit Agreement, dated as of December 15, 2014 (as amended), by and between the Company, as borrower, and certain affiliates of Stockholder as lenders thereunder, and any other Contract between Stockholder or its Affiliates, on the one hand, and the Company, on the other hand. Nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company or Parent, or the right to pursue any such rights or remedies, under the Merger Agreement, or any of the rights, remedies or obligations of the Company or Stockholder (or any of their respective Affiliates), or the right to pursue any such rights or remedies, under that certain Credit Agreement, dated as of December 15, 2014 (as amended) or any other agreement between Stockholder or its Affiliates, on the one hand and the Company or any certificate or instrument executed by a party in favor of the other party on the other hand; and nothing in the Merger Agreement, this Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies or obligations of a party under this Agreement.

5.18 No Ownership Interests. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the applicable Stockholder (other than as set forth in this Agreement.) Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

5.19 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this

Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

5.20 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties and each such party’s respective heirs, successors and permitted assigns.

5.21 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PRIMORIS SERVICES CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Company Awards	Additional Securities Beneficially Owned

EXHIBIT A

FORM OF IRREVOCABLE PROXY

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Willbros Group, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Primoris Services Corporation, a Delaware corporation (“Parent”), the attorney and proxy of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the issued and outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” or “(ii),” as applicable of the immediately preceding sentence are referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting and Support Agreement, dated as of the date hereof, between Parent, Waco Acquisition Vehicle, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Stockholder (the “Support Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Merger Sub and the Company (the “Merger Agreement”). This proxy will terminate on the Expiration Date (as defined in the Support Agreement).

The attorney and proxy named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Date at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(a) in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any Acquired Company (as defined in the Merger Agreement); (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of any Acquired Company; (iii) any reorganization, recapitalization, dissolution or liquidation of any Acquired Company; (iv) any change in a majority of the board of directors of the Company; (v) any action or proposal to amend, or waive any provision of the certificate of incorporation or bylaws of the Company; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Contemplated Transactions

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Dated: March     , 2018

STOCKHOLDER

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Annex C

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (“Agreement”) is entered into as of March 27, 2018, by and between Primoris Services Corporation, a Delaware corporation (“Parent”), and [•] (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of certain issued and outstanding shares of common stock, par value $0.05 per share (“Shares”), of Willbros Group, Inc., a Delaware corporation (the “Company”).

B. Parent, Waco Acquisition Vehicle, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as may be amended, the “Merger Agreement”), which provides (subject to the conditions set forth therein) for, among other things, the merger of Merger Sub into the Company (the “Merger”).

C. In the Merger, each outstanding Share is to be converted into the right to receive the cash consideration provided in the Merger Agreement.

D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) The terms “Acquired Companies,” “Acquisition Inquiry,” “Acquisition Proposal,” “Acquisition Transaction,” “Company Time-based Awards,” “Company Performance Awards” and “Person,” and other capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

(b) “Expiration Date” shall mean the earlier of: (i) the date on which the Merger Agreement is validly terminated; or (ii) the date upon which the Merger becomes effective.

(c) “Stockholder Subject Securities” shall mean: (i) all securities of the Company (including all Shares and all options, Company Time-based Awards, Company Performance Awards, warrants and other rights to acquire Shares) Owned by Subject Stockholders as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Shares and all additional options, Company Time-based Awards, Company Performance Awards, warrants and other rights to acquire Shares) of which Subject Stockholders acquire Ownership during the Voting Period.

(d) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(e) “Subject Stockholders” shall mean each stockholder of the Company (including Stockholder) who has executed a Support Agreement.

(f) “Subject Securities” shall mean: (i) all securities of the Company (including all Shares and all options, Company Time-based Awards, Company Performance Awards, warrants and other rights to acquire Shares) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional Shares and all additional options, Company Time-based Awards, Company Performance Awards,, warrants and other rights to acquire Shares) of which Stockholder acquires Ownership during the Voting Period.

(g) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent or Merger Sub; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent or Merger Sub; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(h) “Voting Period” shall mean the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected. Without limiting the generality of the foregoing, during the Voting Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer.

2.2 Restriction on Transfer of Voting Rights. During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) other than the Proxy contemplated by this Agreement, no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder; or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated entity under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

SECTION 3. VOTING OF SHARES

3.1 Voting Covenant. Subject to Section 3.4, Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Securities to be voted:

(a) in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any Acquired Company; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of any Acquired Company; (iii) any reorganization, recapitalization, dissolution or liquidation of any Acquired Company; (iv) any change in a majority of the board of directors of the Company; (v) any action or proposal to amend, or waive any provision of the certificate of incorporation or bylaws of the Company; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Contemplated Transactions.

3.2 Other Voting Agreements. During the Voting Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a),” clause “(b)” or clause “(c)” of Section 3.1.

3.3 Proxy.

(a) Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by Law (at all times during the Voting Period) with respect to the Shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding Shares that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by Stockholder.

(b) Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder or any of the actions contemplated hereby.

3.4 Voting on Other Matters. Stockholder may vote the Subject Securities on all other matters not referred to in this Agreement, and the proxy named above may not exercise the Proxy with respect to such other matters.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

4.1 Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was organized. Stockholder has reviewed and understands the terms of this Agreement, and Stockholder has consulted and relied upon Stockholder’s counsel in connection with this Agreement.

4.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Law or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any Consent of any Person. The execution and delivery of any additional proxy pursuant to Section 3.3(a)(ii) with respect to any Shares that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any Consent of any Person.

4.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any Liens) the number of outstanding Shares set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Liens) the Company Time-based Awards, Company Performance Awards, warrants and other rights to acquire Shares set forth under the heading “Company Awards” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, Company Award, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the Shares, Company Awards, options, warrants and other rights set forth on the signature page hereof.

4.4 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate and complete in all respects as of the date of this Agreement, and will be accurate in all respects at all times through and including the Expiration Date as if made as of any such time or date.

SECTION 5. MISCELLANEOUS

5.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement and any other filing or disclosure required under the Exchange Act Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

5.2 Acquisition Proposals.

(a) Subject to Section 7.2 of the Merger Agreement and Section 5.3, during the Voting Period, Stockholder shall not, directly or indirectly, and shall ensure that each of Stockholder’s Representatives does not, directly or indirectly: (i) initiate, encourage, solicit, assist, induce or facilitate the making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal; (ii) furnish or otherwise provide access to any information regarding any Acquired Company to any Person in connection with or in response to any Acquisition Inquiry or Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Inquiry or Acquisition Proposal or publicly support or endorse any Acquisition Proposal; (iv) take any action that could result in the revocation or invalidation of the Proxy; (v) take any public action that is reasonably determined by Parent to suggest that Stockholder no longer supports the Merger; (vi) agree or publicly propose to take any of the actions referred to in this Section 5.2 or otherwise prohibited by this Agreement; or (vii) otherwise facilitate any effort or attempt to make or implement an Acquisition Inquiry or

Acquisition Proposal or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, option agreement, joint venture agreement, partnership agreement, merger agreement or other similar document or Contract relating to any Acquisition Inquiry or Acquisition Proposal.

(b) Upon the execution hereof, Stockholder shall immediately cease and cause to be terminated all existing activities, discussions or negotiations with any parties (other than Parent and its Affiliates) conducted heretofore with respect to any Acquisition Inquiry or Acquisition Proposal or sale of Shares held by Stockholder, and shall refrain from engaging in any future discussions or negotiations between Stockholder and any Person (other than Parent and its Affiliates) with respect to any sale of any Shares held by Stockholder (other than to state that Stockholder is currently not permitted to engage in such discussions or negotiations). Notwithstanding the foregoing, the restrictions in this Section 5.2 shall not apply with respect to any discussions or negotiations with respect to the transfer of Shares permitted by Section 2.3.

5.3 Fiduciary Duties. Stockholder is entering into this Agreement solely in Stockholder’s capacity as an Owner of Subject Securities, and Stockholder shall not be deemed to be making any agreement in this Agreement in Stockholder’s capacity as, or that would limit Stockholder’s ability to take, or refrain from taking, actions as a director or officer of the Company, in each case, in compliance with the terms of the Merger Agreement.

5.4 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Stockholder in this Agreement, and Parent’s rights and remedies with respect thereto, shall survive the Expiration Date.

5.5 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

5.6 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

5.7 Notices. (a) All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service or delivery if served personally on the party to whom notice is to be given or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the day after delivery to Federal Express or similar overnight courier to the party as follows or (iii) on the date sent by e-mail of a “portable document format” (.pdf) document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient:

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent:

Primoris Services Corporation

2100 McKinney Avenue, Suite 1500

Dallas, TX 75201

Attention: John Perisich, Esq.

Email: jperisich@prim.com

Facsimile: (949) 595-5532

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court

Suite 300

Dallas, Texas 75201

Attention: James R. Griffin

Facsimile: (214) 746-7777

Email: james.griffin@weil.com

5.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

5.9 Entire Agreement. This Agreement, the Proxy, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

5.10 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

5.11 Assignment; Binding Effect; No Third Party Rights. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent, Merger Sub and their successors and assigns) any rights or remedies of any nature.

5.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled, without any proof of actual damage (and in addition to any other remedy that may be available to it, including monetary damages) to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.12, and Stockholder irrevocably waives any right Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.13 Non-Exclusivity. The rights and remedies of Parent under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at Law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common Law requirements and under all applicable Law.

5.14 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(b) In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 5.7 shall be effective service of process for any such action. Notwithstanding the foregoing in this Section 5.14(b), a party may commence any legal action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.14.

5.15 Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

5.16 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.17 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.18 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.19 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Agreement.

5.20 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PRIMORIS SERVICES CORPORATION

By:

Name

Title

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Company Awards	Additional Securities Beneficially Owned

EXHIBIT A

FORM OF IRREVOCABLE PROXY

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Willbros Group, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Primoris Services Corporation, a Delaware corporation (“Parent”), the attorney and proxy of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the issued and outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” or “(ii),” as applicable of the immediately preceding sentence are referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting and Support Agreement, dated as of the date hereof, between Parent, Waco Acquisition Vehicle, Inc., Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Stockholder (the “Support Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Merger Sub and the Company (the “Merger Agreement”). This proxy will terminate on the Expiration Date (as defined in the Support Agreement).

The attorney and proxy named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Date at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(a) in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption of the Merger Agreement and the terms thereof, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a material breach of any material representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Merger and the Contemplated Transactions): (i) any merger, consolidation or other business combination involving any Acquired Company; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the properties or other assets of any Acquired Company; (iii) any change in a majority of the board of directors of the Company; (iv) any action or proposal to amend, or waive any provision of the certificate of incorporation or bylaws of the Company and (v) any other action which is intended, or would reasonably be expected, to materially (1) impede, (2) interfere with, (3) delay, (4) postpone, (5) discourage or (6) adversely affect the Merger or any of the other Contemplated Transactions, and, in the case of clauses (iii) and (iv), only to the extent such action is intended, or would reasonably be expected, to materially (1) impede, (2) interfere with, (3) delay, (4) postpone, (5) discourage or (6) adversely affect the Merger or any of the other Contemplated Transactions.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and permitted assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Dated: March            , 2018

STOCKHOLDER

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Annex D

Greenhill & Co., LLC

155 North Wacker Drive, Suite 4550

Chicago, IL 60606

(312) 846-5000

(312) 846-5001 Fax

Greenhill

CONFIDENTIAL

March 26, 2018

Board of Directors

Willbros Group, Inc.

4400 Post Oak Parkway

Suite 1000

Houston, TX 77027

Members of the Board of Directors:

We understand that WILLBROS GROUP, INC., a Delaware corporation (the “Company”), PRIMORIS SERVICES CORPORATION, a Delaware corporation (“Parent”), and WACO ACQUISITION VEHICLE, INC., a Delaware corporation (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub, a wholly owned subsidiary of Parent, with and into the Company, as a result of which the Company will continue as the surviving entity in the Merger (the “Surviving Corporation”) as a wholly owned subsidiary of Parent. At the Effective Time of the Merger: (i) subject to certain terms of the Merger Agreement, each share of common stock, par value $.05 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding (including any vested time-based restricted stock award of the Company) as of immediately prior to the Effective Time (other than (A) Shares held by the Company as treasury stock or any direct or indirect wholly owned subsidiary of the Company (the “Excluded Shares”) and (B) Dissenting Shares) shall be automatically converted into the right to receive $0.60 per Share in cash, without interest (the “Merger Consideration”); (ii) each Excluded Share shall automatically be cancelled and retired and shall cease to exist and no consideration shall be paid or payable in respect thereof; and (iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders of Shares. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Merger or any related transactions, or the relative merits of the Merger as compared to other potential strategies or transactions that may be available to the Company.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft of the Merger Agreement, dated as of March 26, 2018, and certain related documents;

2.	reviewed certain publicly available financial statements of the Company;

3.	reviewed certain other publicly available business, operating and financial information relating to the Company, and drafts of certain of the Company’s filings which are not yet publicly available;

4.	reviewed certain information, including financial forecasts for the year ended December 31, 2018 (we understand from management of the Company that projections for any period beyond 2018 are not available or meaningful under the circumstances), and other financial and operating data concerning the Company, prepared by the management of the Company (such forecasts and other data, the “Company Forecasts”), in each case that you have directed us to utilize for purposes of our analysis;

5.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company and with other advisors of the Company, including Alvarez & Marsal, LLC (“A&M”), Conner & Winters, LLP and Streusand, Landon & Ozburn, LLP;

6.	analyzed various market multiples of select publicly traded companies we determined to be comparable to the Company;

7.	reviewed a range of precedent transactions to derive a range of relevant multiples;

8.	reviewed the liquidity projections prepared by A&M and provided to us by the management of the Company that you have directed us to use for purposes of our analysis (the “A&M Projections” and together with the Company Forecasts, the “Forecasts”);

9.	reviewed the Company’s 12b-25, filed on March 19, 2018, disclosing, among other things, higher than expected operating losses, an inability to address near term liquidity needs and substantial doubt about the Company’s ability to continue as a going concern;

10.	participated in discussions and negotiations among representatives of the Company and its principal lender, creditors, legal and financial advisors and representatives of Parent and its legal and financial advisors; and

11.	performed such other analyses and considered such other factors as we deemed appropriate.

For purposes of our opinion, we have also assumed and relied upon, without independent verification or expressing any views with respect to, the following facts relating to the Company’s liquidity and strategic options as of the close of business on March 26, 2018, based on our discussions with the Company’s management and other advisors, including A&M, Conner & Winters, LLP and Streusand, Landon & Ozburn, LLP:

1.	the Company’s consolidated financial statements and the Company Forecasts were prepared assuming that it would continue as a going concern;

2.	the Company was experiencing recurring losses from operations and there were no assurances that the Company would be able to raise its revenues or reduce its operating expenses to a level which would support profitable operations and provide sufficient funds to pay its obligations;

3.	absent a capital infusion, and in light of the Company’s asset based loan becoming due on August 7, 2018, there was a substantial doubt about the Company’s ability to continue as a going concern;

4.	the Company was not able to, and did not expect to be able to, access any sources of equity or debt financing on terms acceptable to the Company to fund its liquidity requirements;

5.	in light of the foregoing, there is substantial doubt the Company would be able to achieve the Company Forecasts; and

6.	the liquidity position of the Company, its continuing losses and business prospects, would likely result in a voluntary or involuntary bankruptcy, restructuring or liquidation of the Company in which stockholders of the Company could receive little or no value for their investment in the Company.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information and data publicly available, supplied or otherwise made available to, or reviewed by or discussed with us. We have further relied upon the assurances of the representatives and management of the Company that they are not aware of any facts or circumstances that would make any such information inaccurate, incomplete or misleading. With respect to the Forecasts, we have assumed that such Forecasts, including the underlying assumptions, were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company or A&M, as applicable, and we have relied upon the Forecasts in arriving at our opinion. We express no opinion with respect to the Forecasts or the assumptions upon which they are based. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any other entity, nor have we been furnished with any such evaluation or appraisal. In addition, we have not evaluated the solvency of any party to the Merger Agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. With your consent, we did not perform certain analyses that we would customarily prepare for the Company in connection with a fairness opinion because such analyses are not meaningful as a result of the extraordinary circumstances of the Company described herein. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver or amendment of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company, the Merger or the contemplated benefits of the Merger in any way meaningful to our analysis. We are not legal, regulatory, accounting or tax experts and have relied on the assessments made by the Company and its advisors with respect to such issues. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for rendering this opinion to the Board of Directors of the Company (the “Board”) and for other services rendered in connection with the Merger, the principal portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the three years preceding the date of this opinion, we have not been engaged by, performed any services for or received any compensation from the Company or any other parties to the Merger or their respective affiliates (other than any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Company in connection with the Merger and $2,500,000 that were paid to us in the aggregate under other letter agreements pursuant to which we were retained as a financial advisor to the Company in connection with certain other matters).

It is understood that this letter is solely for the information of the Board and is rendered to the Board in connection with its consideration of the Merger and may not be used for any other purpose or relied upon by any other person without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement to be mailed to the stockholders of the Company in connection with the Merger. This opinion addresses only the fairness, from a financial point of view, to the holders of Shares, as of the date hereof, of the Merger Consideration to be received by such holders pursuant to the Merger Agreement. We are not expressing any view or opinion as to any other terms or aspects of the Merger Agreement or the Merger or any agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including as to the fairness of the Merger to, or any consideration to be received in connection with the Merger, by any creditors or any other constituencies of the Company. We are also not expressing any view or opinion as to the impact of the Merger on the solvency or the viability of the Company or any subsidiary or affiliate thereof. We express no view or opinion with respect to the amount or nature of any compensation or other consideration to any officers, directors or employees of any party to the Merger or related transactions, or any class of such persons, relative to the Merger Consideration or otherwise or with respect to the fairness of any such compensation or consideration. We also express no view or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and we assume that opinions, counsel and interpretations regarding such matters have been or will be obtained from appropriate professional sources. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Merger or the Merger Agreement or take any other action in connection therewith, nor does it constitute a recommendation as to how any stockholder should vote on any matter or otherwise act with respect to the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Stephen A. Cruise
Name:	Stephen A. Cruise
Title:	Managing Director

Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

WILLBROS GROUP, INC.

This Proxy is Solicited on Behalf of the Board of Directors for

the Special Meeting of Stockholders to be held May 31, 2018

The undersigned hereby appoints Michael J. Fournier, Jeffrey B. Kappel and Linnie A. Freeman, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Special Meeting of Stockholders of Willbros Group, Inc. to be held on May 31, 2018, at 9:00 a.m., local time, at the Conference Center at Post Oak, 4400 Post Oak Parkway, Suite 240, Houston, Texas 77027, and at any and all adjournments or postponements thereof, on all matters coming before said meeting.

PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be marked, dated and signed, on the other side

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials

for the Special Meeting of Stockholders are available at:

http://www.viewproxy.com/willbros/2018

Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.
		FOR	AGAINST	ABSTAIN
1.	Proposal to adopt the Agreement and Plan of Merger, dated as of March 27, 2018 (as it may be amended from time to time, the “Merger Agreement”), among Willbros Group, Inc. (“Willbros”), Primoris Services Corporation (“Primoris”) and Waco Acquisition Vehicle, Inc., a wholly-owned subsidiary of Primoris, and the transactions contemplated thereby, pursuant to which Willbros would become a wholly-owned subsidiary of Primoris.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	Proposal to adjourn or postpone (subject to the terms of the Merger Agreement) the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement.	☐	☐	☐

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS ☒

		FOR	AGAINST	ABSTAIN
3.	Proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Willbros’ named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE FOR PROPOSALS 1, 2 AND 3.

I plan on attending the meeting  ☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date:

Signature
Signature (if held jointly)

CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

PROXY SUBMISSION INSTRUCTIONS

Please have your 11 digit control number ready when submitting your proxy by Internet or Telephone

INTERNET Submit Your Proxy on the Internet: Go to www.AALVote.com/WG Have your proxy card available when you access the above website. Follow the prompts to submit your proxy.

TELEPHONE

Submit Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to submit your proxy. Have your proxy card available when you call. Follow the instructions to submit your proxy.

MAIL Submit Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.